                                                      REGISTRATION NO. 333-22765

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3

                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 OMNICARE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                 (PRIMARY STANDARD               31-1001351
     (STATE OF INCORPORATION)            INDUSTRIAL         (I.R.S. EMPLOYER IDENTIFICATION
                                     CLASSIFICATION CODE                 NO.)
                                           NUMBER)

                    50 East RiverCenter Blvd. -- Suite 1530
                           Covington, Kentucky 41011
                                 (606) 655-1180
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                Cheryl D. Hodges
                        c/o Omnicare Management Company
                               2800 Chemed Center
                             255 East Fifth Street
                          Cincinnati, Ohio 45202-4728
                                 (513) 762-6666
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   Copies to:

               Morton A. Pierce                             John F. Bales, III
               Dewey Ballantine                        Morgan, Lewis & Bockius LLP
         1301 Avenue of the Americas                      2000 One Logan Square
           New York, New York 10019                  Philadelphia, Pennsylvania 19103
                (212) 259-8000                                (215) 963-5000

                            ------------------------

     Approximate date of commencement of proposed sale of the securities to the public: Upon consummation of the Merger described herein.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Restriction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

==================================================================================================
     TITLE OF EACH                           PROPOSED MAXIMUM   PROPOSED MAXIMUM     AMOUNT OF
  CLASS OF SECURITIES       AMOUNT TO BE      OFFERING PRICE  AGGREGATE OFFERING    REGISTRATION
    TO BE REGISTERED        REGISTERED(1)      PER SHARE(2)        PRICE(2)            FEE(2)
--------------------------------------------------------------------------------------------------
Common Stock
  $1.00 par value.......    710,060 shares         N/A             $710,060          $215.17(3)
==================================================================================================

(1) Represents the maximum number of shares of common stock of Omnicare, Inc., par value $1.00 per share, that the Registrant would issue in exchange for the common stock of Coromed, Inc., par value $.01 per share, and in exchange for options to acquire the common stock of Coromed, Inc.

(2) Calculated pursuant to Rule 457(f) under the Securities Act of 1933 based on the par value of the maximum number of Omnicare shares to be issued.

(3) $557.83 was previously paid with the filing of the Form S-4 Registration Statement on March 4, 1997.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                               PROXY STATEMENT OF
                                 COROMED, INC.
                      FOR SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD             , 1997

                                   PROSPECTUS

                                 OMNICARE, INC.

           RELATING TO THE OFFERING OF UP TO 710,060 SHARES OF COMMON
                 STOCK, PAR VALUE $1.00 PER SHARE OF OMNICARE.

     This Proxy Statement of Coromed, Inc., a Delaware corporation ("Coromed"), and Prospectus of Omnicare, Inc., a Delaware corporation ("Omnicare") (the "Proxy Statement/ Prospectus") is being furnished to the holders of common stock of Coromed, par value $.01 per share ("Coromed Common Stock"), in connection with the solicitation of proxies by the Board of Directors of Coromed (the "Coromed Board") for use at the special meeting of stockholders of Coromed to be
held at           on             , 1997, and any adjournments or postponements
thereof (the "Special Meeting").


     At the Special Meeting, stockholders of Coromed will consider and vote on the proposed merger described herein, by which Coromed Acquisition Corporation ("Merger Sub"), a Delaware corporation and wholly-owned subsidiary of Omnicare, will merge (the "Merger") with and into Coromed and Coromed will become a wholly-owned subsidiary of Omnicare, pursuant to the terms of an Amended and Restated Agreement and Plan of Merger, dated as of August 19, 1997, as amended as of November 4, 1997, by and among Omnicare, Merger Sub, Coromed and certain stockholders of Coromed (the "Merger Agreement"). The Merger Agreement amends and restates in its entirety an Agreement and Plan of Merger dated as of January 27, 1997, by and among Omnicare, Merger Sub, Coromed and certain stockholders of Coromed (the "Initial Merger Agreement"). If the Merger is consummated, all holders of Coromed Common Stock and of options to acquire Coromed Common Stock ("Coromed Options") will receive shares of the common stock, par value $1.00 per share, of Omnicare ("Omnicare Common Stock"), in an amount determined pursuant to a formula based upon the average of the closing price per share of Omnicare Common Stock on the New York Stock Exchange Composite Tape for the five consecutive trading days immediately preceding the second trading day prior to the closing of the Merger. If such average closing price of Omnicare Common Stock is $21 1/8 or lower or $37 1/8 or higher, then for purposes of calculating the number of shares to be received by the holders of Coromed Common Stock, the average closing price will be deemed to be $21 1/8 or $37 1/8, respectively.
Assuming that the Merger had been consummated on November   , 1997, and that
each holder of a Coromed Option exercises such option, each Coromed stockholder
would have received      shares of Omnicare Common Stock in exchange for each
share of Coromed Common Stock surrendered in the Merger (the "Assumed Exchange Ratio"). See "THE MERGER." The actual exchange ratio will be determined immediately prior to the Closing Date (as defined herein) and, therefore, may not be known at the time of the Special Meeting. See "Summary -- The
Merger -- Terms of the Merger" for a toll free number to call for current estimates of the Exchange Ratio.


     FOR A MORE COMPLETE DESCRIPTION OF THE TERMS OF THE MERGER, INCLUDING A DESCRIPTION OF THE CONSIDERATION TO BE RECEIVED BY COROMED STOCKHOLDERS, SEE "THE MERGER."

     Shares of Omnicare Common Stock are quoted on the New York Stock Exchange (the "NYSE") under the symbol "OCR." There is no public trading market for Coromed Common Stock.

     This Proxy Statement also constitutes a Prospectus relating to the shares of Omnicare Common Stock to be issued in connection with the proposed Merger.

     The information contained in this Proxy Statement/Prospectus relating to Omnicare has been furnished by Omnicare for inclusion herein. Omnicare is engaged directly and through subsidiaries, in providing professional pharmacy and related consulting services for long-term care institutions such as nursing homes, retirement centers and other institutional health care facilities. The principal executive offices of Omnicare are located at 50 East RiverCenter
Blvd. -- Suite 1530, Covington, Kentucky 41011, telephone number (606) 655-1180.

     The information contained in this Proxy Statement/ Prospectus relating to Coromed has been furnished by Coromed for inclusion herein. Coromed's operations consist principally of providing contract research services to pharmaceutical, biotechnology and medical product companies. The principal executive offices of Coromed are located at Rensselaer Technology Park, 185 Jordan Road, Troy, New York 12180-7615, telephone number (518) 283-4000.


     This Proxy Statement/Prospectus and the accompanying proxy cards are first
being mailed to Coromed stockholders on or about November   , 1997.


     FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT STOCKHOLDERS SHOULD CONSIDER BEFORE VOTING FOR OR AGAINST THE MERGER, SEE "RISK FACTORS" BEGINNING ON PAGE 7.
                            ------------------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
         STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

       THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS NOVEMBER   , 1997.

                             AVAILABLE INFORMATION

     Omnicare is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Omnicare with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a site on the World Wide Web at http://www.sec.gov. that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

     Omnicare has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Omnicare Common Stock to be issued pursuant to the proposed Merger. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus (or in any document incorporated in this Proxy Statement/ Prospectus by reference) as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

     Omnicare Common Stock is listed and traded on the NYSE. Reports, proxy statements and other information concerning Omnicare can be inspected at the NYSE, 20 Broad Street, New York, New York 10005.

     No person is authorized to give any information or to make any representation other than those contained in this Proxy Statement/Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Omnicare or Coromed. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities registered hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Omnicare or Coromed since the date hereof.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents previously filed by Omnicare with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Proxy Statement/Prospectus:

     1. Omnicare's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended on Form 10-K/A filed August 6, 1997 (which incorporates by reference certain information from Omnicare's Proxy Statement relating to its 1997 Annual Meeting of Stockholders).

     2. Omnicare's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997, as amended on Form 10-Q/A filed August 6, 1997 and Omnicare's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997.

     3. Omnicare's Current Report on Form 8-K dated January 31, 1997 and filed February 21, 1997, Omnicare's Current Report on Form 8-K dated and filed February 6, 1997, Omnicare's Current Report on Form 8-K dated May 31, 1997 and filed June 19, 1997, Omnicare's Current Report on Form 8-K dated and filed August 6, 1997, Omnicare's Current Report on Form 8-K dated and filed August 8, 1997 and Omnicare's Current Report on Form 8-K dated September 12, 1997, filed September 19, 1997 and amended September 29, 1997.

     4. The description of Omnicare Common Stock in Omnicare's Registration Statement on Form 8-A under the Exchange Act (File No. 1-08269) filed September 14, 1993, including all amendments and reports filed for the purpose of updating such description.

     All documents subsequently filed by Omnicare pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM OMNICARE, INC., ATTENTION, CHERYL D. HODGES, C/O OMNICARE MANAGEMENT COMPANY, 2800 CHEMED CENTER, 255 EAST FIFTH STREET, CINCINNATI, OHIO 45202-4728, TELEPHONE NUMBER (513) 762-6666. IN ORDER TO ENSURE TIMELY DELIVERY
OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY             , 1997.

                               TABLE OF CONTENTS


                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................   iii
INCORPORATION OF DOCUMENTS BY REFERENCE...............................................   iii
SUMMARY...............................................................................     1
  The Companies.......................................................................     1
  The Special Meeting.................................................................     1
  The Merger..........................................................................     2
RISK FACTORS..........................................................................     7
COMPARATIVE PER SHARE DATA............................................................    10
OMNICARE AND SUBSIDIARIES.............................................................    12
COROMED, INC. AND SUBSIDIARIES........................................................    13
MARKET PRICES.........................................................................    14
DIVIDEND POLICY.......................................................................    14
COROMED SPECIAL MEETING...............................................................    15
  The Special Meeting.................................................................    15
  Record Date; Securities Entitled to Vote............................................    15
  Quorum..............................................................................    15
  Required Vote.......................................................................    15
  Proxies and Revocation..............................................................    15
THE MERGER............................................................................    17
  Background of the Merger............................................................    17
  Reasons for the Merger..............................................................    18
  Fairness Opinion....................................................................    20
  Terms of the Merger.................................................................    23
  Exchange............................................................................    25
  Dividends...........................................................................    25
  Interests of Certain Persons in the Merger; Possible Conflicts of Interest..........    25
  Support Agreement...................................................................    26
  Exclusivity.........................................................................    28
  Resales of Omnicare Common Stock....................................................    28
  Conditions to the Merger............................................................    28
  Termination of the Merger Agreement.................................................    29
  Termination Fees; Expenses of the Merger............................................    30
  Representations and Warranties......................................................    30
  Survival of Representations and Warranties; Indemnification.........................    30
  Governmental and Regulatory Approvals...............................................    31
  Appraisal Rights....................................................................    31
  Accounting Treatment of the Merger..................................................    33
  Comparison of Stockholder Rights....................................................    33
CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.................................    37
BUSINESS OF COROMED...................................................................    39
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  OF COROMED..........................................................................    44
BENEFICIAL OWNERSHIP OF COROMED COMMON STOCK..........................................    48
EXPERTS...............................................................................    49
LEGAL OPINIONS........................................................................    49
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS............................................   F-1

                                   APPENDICES

Appendix A    --    Amended and Restated Agreement and Plan of Merger, dated as of August  A-1
                    19, 1997, by and among Omnicare, Inc., Coromed Acquisition
                    Corporation, Coromed, Inc. and Certain Stockholders of Coromed, Inc.
Appendix B    --    Support Agreement, dated as of January 27, 1997, by and among          B-1
                    Omnicare, Inc., Coromed, Inc. and Certain Stockholders of Coromed,
                    Inc.
Appendix C    --    Section 262 of the Delaware General Corporation Law -- Appraisal       C-1
                    Rights
Appendix D    --    Fairness Opinion of Wessels, Arnold & Henderson, L.L.C.                D-1

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Proxy Statement/Prospectus. This summary is qualified in its entirety by the more detailed information contained in this Proxy Statement/Prospectus, in its Appendices and in the documents referred to herein, to which reference is made for a more complete statement of the matters discussed below. The information contained in this Proxy Statement/Prospectus relating to Omnicare has been furnished by Omnicare for inclusion herein. The information contained in this Proxy Statement/Prospectus relating to Coromed has been furnished by Coromed for inclusion herein.

THE COMPANIES

  Omnicare

     Omnicare is a leading independent provider of pharmacy and related services to long-term care institutions such as nursing homes, retirement centers and other institutional health care facilities. Omnicare purchases, repackages and dispenses pharmaceuticals, both prescription and non-prescription, and provides computerized medical recordkeeping and third-party billing for patients in such facilities. Omnicare also provides consultant pharmacist services, including evaluating monthly patient drug therapy, monitoring the control, distribution and administration of drugs within the nursing facility and assisting in compliance with state and federal regulations. In addition, Omnicare provides ancillary services, such as infusion therapy, distributes medical supplies and offers clinical care plan and financial software information systems to its client nursing facilities. Omnicare currently provides these services to approximately 427,400 residents in approximately 5,300 nursing homes and other long-term care facilities in 36 states.

     Omnicare's executive offices are located at 50 East RiverCenter
Blvd. -- Suite 1530, Covington, Kentucky 41011, and its telephone number is
(606) 655-1180.

  Coromed

     Coromed is an international full-service contract research organization ("CRO") serving multinational pharmaceutical firms and biotechnology and medical device companies. Coromed provides support for the preclinical and clinical development of therapeutics by offering comprehensive and fully integrated biological, pharmacological, and chemical research services, as well as clinical, quality assurance, data management, medical writing, and regulatory support for its clients' clinical development programs. In addition to North America, Coromed conducts business in South America and Europe.

     Coromed's principal executive offices are located at Rensselaer Technology Park, 185 Jordan Road, Troy, New York 12180-7615 and its telephone number is
(518) 283-4000.

THE SPECIAL MEETING

  Time, Date and Place

     The Special Meeting of the Coromed stockholders will be held on
  , 1997, at           local time, at the                     located at
                    .

  Purpose of the Meeting

     At the Special Meeting, the Coromed stockholders will be asked to consider and vote upon the proposed Merger of Merger Sub, a wholly-owned subsidiary of Omnicare, with and into Coromed. The Merger will result in Coromed becoming a wholly-owned subsidiary of Omnicare.

  Record Date; Securities Entitled to Vote

     Holders of record (the "Record Holders") of Coromed Common Stock at the
close of business on           , 1997 (the "Record Date"), will be entitled to
vote at the Special Meeting. On the Record Date,
there were           shares of Coromed Common Stock issued and outstanding. Each issued and outstanding share of Coromed Common Stock is entitled to one vote per share with respect to the Merger.

  Quorum

     The presence, in person or by proxy, of the holders of a majority of the outstanding Coromed Common Stock entitled to vote shall constitute a quorum. If a meeting cannot be organized because of the absence of a quorum, those present may, except as otherwise provided by law, adjourn the meeting to such time and place as they may determine.

  Required Vote

     The approval of a majority of the outstanding shares of Coromed Common Stock is required to approve the Merger.

     As of the Record Date, the following officers of Coromed: Dr. Dale B. Evans, Chairman, President and Chief Executive Officer; Alice G. Fedory, Executive Vice President, Chief Operations Officer and Secretary; Thomas J. Massey, Senior Vice President, Drug Development, and Dr. Ronald E. Weishaar, Senior Vice President, Drug Research (each, a "Principal Stockholder") owned an aggregate of 406,111 shares of Coromed Common Stock, representing approximately 62% of Coromed Common Stock entitled to vote on the Merger. The Principal Stockholders and Coromed have entered into an agreement with Omnicare (the "Support Agreement") pursuant to which the Principal Stockholders have agreed, among other things, to vote the shares of Coromed Common Stock owned by them in favor of the Merger. Thus, in the absence of breach of the Support Agreement, approval of the Merger is assured. Attached as Appendix B is the full text of the Support Agreement.

THE MERGER

     Pursuant to the Merger Agreement, Merger Sub will be merged with and into Coromed and Coromed will become a wholly owned subsidiary of Omnicare. See "THE MERGER --Terms of the Merger." Coromed determined to engage in the Merger following its strategic decision to seek an alliance with another company that would offer additional resources and growth opportunities to Coromed through complementary operations. Omnicare determined to engage in the Merger to advance its clinical pharmaceutical capabilities and leverage its existing assets. See "THE MERGER -- Background of the Merger."

  Closing Date; Effective Time

     The closing date shall be the first business day immediately following the day on which the last to be fulfilled or waived of the conditions (see "THE MERGER --Conditions to the Merger") to the Merger Agreement are fulfilled or waived in accordance with the Merger Agreement or such other time, date or place as Omnicare and Coromed may agree (the "Closing Date").

     Subject to the terms and conditions of the Merger Agreement, the Merger will be effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law ("DGCL") or at such later time as Omnicare and Coromed will have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time"). Omnicare and Coromed presently anticipate that the Effective Time will occur as soon as practicable after the Special Meeting.

  Terms of the Merger

     At the Effective Time, each share of Coromed Common Stock issued and outstanding immediately prior to the Effective Time (other than treasury shares and any Dissenting Shares (as defined in "THE MERGER -- Terms of the Merger")), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive such number of shares of Omnicare Common Stock that equals the result obtained by calculation pursuant to the following formula:

      15,000,000
      -----------
           Y
X =  -------------
           Z

where X is the number of shares of Omnicare Common Stock to be issued in exchange for each share of Coromed Common Stock (the "Exchange Ratio"); Y is the average of the closing price per share of Omnicare Common Stock on the NYSE Composite Tape (as reported in The Wall Street Journal) on each of the five consecutive trading days immediately preceding the second trading day prior to the Closing Date (the "Average Closing Price"); and Z is the total number of shares of Coromed Common Stock to be exchanged in the Merger for shares of Omnicare Common Stock, including the total number of shares of Coromed Common Stock deemed to be outstanding immediately prior to the Effective Time in respect of and in lieu of all Coromed Options outstanding immediately prior to the Effective Time. The number of shares deemed to be outstanding in respect of and in lieu of Coromed Options shall equal (x) the aggregate number of Coromed shares subject to Coromed Options less (y) the number of Coromed shares which could be purchased with the aggregate exercise prices of all Coromed Options (valuing the Coromed shares for this purpose at the Exchange Ratio multiplied by the Average Closing Price). The Company has been informed by the holders of substantially all outstanding Company Options that such holders intend to exercise their Company Options prior to the Effective Time, in which case the number of shares of Company Common Stock would increase by the number of shares currently subject to Company Options and there would not be any adjustments pursuant to the immediately preceding sentence. Notwithstanding the foregoing, in the event that the Average Closing Price per share of Omnicare Common Stock is $21 1/8 or lower, or $37 1/8 or higher, then for purposes of calculating the Exchange Ratio, the Average Closing Price will be deemed to be $21 1/8 or $37 1/8, respectively (the "Collar Limitations").

     The following chart sets forth calculations of the Exchange Ratio based on certain assumed Average Closing Prices of Omnicare Common Stock and assuming (i) no holder of a Company Option exercises such option prior to the Effective Time and (ii) all Company Options are exercised prior to the Effective Time.

                                                          EXCHANGE RATIO      EXCHANGE RATIO
                                                           ASSUMING NO         ASSUMING ALL
                     AVERAGE CLOSING PRICE               OPTION EXERCISES    OPTIONS EXERCISED
        -----------------------------------------------  ----------------    -----------------
        $21 1/8 or lower...............................       0.899                0.873
        $25............................................       0.760                0.738
        $30............................................       0.633                0.615
        $35............................................       0.543                0.527
        $37 1/8 or more................................       0.512                0.497


Assuming that the Merger had been consummated on November   , 1997, the Average
Closing Price would be $          and the Exchange Ratio would have been
shares of Omnicare Common Stock per share of Coromed Common Stock assuming no
Company Options are exercised and           shares of Omnicare Common Stock per
share of Coromed Common Stock assuming all Company Options are exercised. The actual Exchange Ratio will be determined immediately prior to the Closing Date and, therefore, may not be known at the time of the Special Meeting and will likely differ from the examples referred to above.



     A toll-free phone number has been established to disclose the Exchange Ratio as of the latest practicable date. Coromed stockholders may call 1-800-501-8931 at any time prior to the closing of the polls at the Special Meeting to listen to a recording disclosing the Exchange Rate, calculated as of the latest practicable date.


     At the Effective Time, each Coromed Option outstanding immediately prior to the Effective Time, by virtue of the Merger, will be converted into the right to receive a number of shares of Omnicare Common Stock equal to the Exchange Ratio multiplied by the number of shares of Coromed Common Stock deemed to be outstanding with respect to and in lieu of each such Coromed Option, based upon the applicable exercise price associated therewith (which exercise prices range from $2.00 to $15.00 with a weighted average exercise price of $3.03). As described above, the Exchange Ratio takes into account all outstanding shares of Coromed Common Stock as well as all outstanding Coromed Options. Therefore, upon consummation of the Merger, the holders of Coromed Common Stock and Coromed Options will receive, in the aggregate, shares of Omnicare Common Stock with an aggregate total value based upon the Average Closing Price, subject to the Collar Limitations.

     An aggregate of 100 shares of outstanding Coromed Common Stock, owned by one non-management employee of Coromed, are unvested shares (each such share, a "Restricted Share") which will vest on April 15, 1998. The shares of Omnicare Common Stock given in exchange for the Restricted Shares pursuant to the Merger will be subject to the same vesting periods as those periods presently imposed upon the Restricted Shares.

     No fractional shares of Omnicare Common Stock will be issued in the Merger. In lieu of any fractional shares that would otherwise be issuable, holders will be paid a cash adjustment equal to the applicable fractional proportion of the Average Closing Price, subject to the Collar Limitations, of a share of Omnicare Common Stock.

     The Merger Agreement does not provide Coromed with a right to terminate if Omnicare's stock price falls below a certain level.

  Support Agreement

     As a condition to Omnicare's willingness to enter into the Initial Merger Agreement, the Principal Stockholders executed the Support Agreement, dated as of January 27, 1997, pursuant to which the Principal Stockholders have agreed, among other things, (i) to vote the shares of Coromed Common Stock held by them (the "Principal Stockholder Shares") in favor of the Merger and against any action that would interfere with the Merger; (ii) not to sell any Principal Stockholder Shares or engage in discussions concerning any such sale; and (iii) to grant to Omnicare an option (the "Principal Stockholder Option") to purchase the Principal Stockholder Shares at a purchase price per share equal to the Exchange Ratio (calculated using the exercise date of the Principal Stockholder Option as the deemed date of the Effective Time for purposes of calculating the Average Closing Price). The Principal Stockholder Option is exercisable for a one-month period following (i) the termination of the Merger Agreement under circumstances entitling Omnicare to the termination fee described below under "THE MERGER-Termination Fees; Expenses of the Merger" or (ii) Coromed having entered into an agreement to engage in an Acquisition Transaction (as defined below). See "THE MERGER -- Support Agreement."

  Fairness Opinion

     Wessels, Arnold & Henderson, L.L.C. ("Wessels") has acted as financial advisor to Coromed in connection with the Merger and has assisted the Coromed Board in its examination of the fairness, from a financial point of view, of the Merger consideration to be received by the Coromed stockholders.

     On August 14, 1997, Wessels delivered its opinion (which was confirmed in writing) to the Coromed Board to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be received by the Coromed stockholders in the Merger is fair to such stockholders from a financial point of view. A copy of Wessels' written opinion dated August 14, 1997, which sets forth the assumptions made, procedures followed, matters considered, limitations on and scope of the review by Wessels, is attached as Appendix D to this Proxy Statement/Prospectus. Coromed stockholders are encouraged to read such opinion in its entirety. See "THE MERGER -- Fairness Opinion."

  Exclusivity

     Pursuant to the Merger Agreement, Coromed and its Subsidiaries have agreed prior to the Effective Time, not to initiate, solicit or encourage an Alternative Proposal (as defined below in "THE MERGER-Exclusivity") or, subject to the fiduciary duties of the Coromed Board to the Coromed stockholders, engage in any negotiations concerning, or provide any non-public information or data, or have any discussions with any person relating to an Alternative Proposal. See "THE MERGER -- Exclusivity."

  Conditions to the Merger

     In addition to the required approval of the Coromed stockholders, the Merger is subject to the satisfaction or waiver of certain other conditions, including, without limitation: the absence of an order or injunction of a court of competent jurisdiction which prohibits the consummation of the Merger; the receipt of requisite governmental consents and approvals to consummate the Merger; the accuracy of the representations and warranties of each of the parties to the Merger Agreement; the performance of specified obligations of each party to the Merger Agreement; the receipt of letters from the independent public accountants of each of Coromed and Omnicare regarding the treatment of the Merger as a "pooling of interests"; the receipt by Coromed of opinions of counsel with respect to the treatment of the Merger as a reorganization for federal income tax purposes; holders of no more than 5% of the outstanding shares of Coromed Common Stock having exercised appraisal rights; and certain other conditions. If the conditions relating to the receipt of assurances regarding the accounting or tax treatment of the Merger are waived, this Proxy Statement/Prospectus will be amended and Coromed will resolicit stockholder votes to the extent required by law. See "THE MERGER -- Conditions to the Merger."

  Termination

     The Merger Agreement is subject to termination: (a) by mutual consent of Omnicare and Coromed; (b) by either Omnicare or Coromed if (i) the Merger is not consummated by November 30, 1997, (ii) the approval of Coromed stockholders is not obtained, or (iii) upon the existence of an order, decree or ruling by a court or governmental agency prohibiting the Merger; (c) by the Coromed Board
(i) upon exercise of its good faith judgment as to its fiduciary duties to its stockholders if required by reason of an Alternative Proposal or (ii) upon breach by Omnicare or Merger Sub of their representations and warranties or agreements in the Merger Agreement; (d) by the board of directors of Omnicare ("Omnicare Board") if (i) Coromed modifies or withdraws its approval or recommendation of the Merger in a manner materially adverse to Omnicare or (ii) upon breach by Coromed or the Principal Stockholders of their representations and warranties or agreements contained in the Merger Agreement. See "THE MERGER -- Termination of the Merger Agreement."

  Termination Fees; Expenses of the Merger

     Under certain circumstances upon termination of the Merger Agreement following the existence of an Alternative Proposal, Coromed would be required to pay Omnicare a fee of $2,000,000.

     All expenses incurred in connection with the Merger Agreement will be paid by the party incurring such expenses; provided, that if the Merger is consummated, the surviving corporation in the Merger will pay the reasonable fees and expenses incurred by Coromed and the Principal Stockholders in an amount up to $750,000 in the aggregate. See "THE MERGER -- Termination Fees; Expenses of the Merger."

  Interests of Certain Persons in the Merger; Possible Conflicts of Interest

     In considering the approval by the Coromed Board of the Merger, Coromed stockholders should be aware that the four Principal Stockholders comprise both the Coromed Board and the senior management of Coromed and that the Principal Stockholders have certain interests in, and will receive benefits from, the Merger that are in addition to, and differ from, the interests of, and benefits to, the stockholders of Coromed generally. These interests and benefits, described below and elsewhere in this Proxy Statement/Prospectus, may constitute potential conflicts of interest with the stockholders of Coromed in the negotiation, approval and consummation of the Merger.

     The Principal Stockholders (i) have entered into the Support Agreement with Omnicare pursuant to which they have agreed, among other things, to vote their shares of Coromed Common Stock in favor of the Merger and have granted to Omnicare the Principal Stockholder Option; (ii) will enter into employment agreements with Omnicare providing that the Principal Stockholders will maintain their current positions with Coromed, and, in the case of Dr. Evans, providing that Omnicare will use reasonable best efforts to nominate and elect Dr. Evans to the Coromed Board for one term following the Merger, and providing that, as a portion of their employment compensation, the Principal Stockholders will receive warrants to purchase an aggregate of 280,000 shares of Omnicare Common Stock; and (iii) will enter into non-competition agreements with Omnicare. See "THE MERGER -- Interests of Certain Persons in the Merger."

  Governmental and Regulatory Approvals

     Omnicare and Coromed do not believe that any governmental filings in the United States are required with respect to the Merger, other than the filing of the Certificate of Merger required to be filed with the Secretary of State of the State of Delaware in accordance with the DGCL and the filing of the Registration Statement of which this Proxy Statement/Prospectus is a part with the Commission.

  Appraisal Rights

     If the Merger is approved by the required vote of the Coromed stockholders and is not abandoned or otherwise terminated, holders of Coromed Common Stock on the Record Date who did not vote for the Merger may, by complying with the procedures prescribed in the DGCL, be entitled to appraisal rights as described therein. Failure to comply precisely with the requirements of the applicable provision will result in the loss of appraisal rights. See "THE MERGER -- Appraisal Rights." The obligations of Omnicare and Merger Sub to effect the Merger are conditioned upon, among other things, holders of no more than 5% of the outstanding shares of Coromed Common Stock having taken the actions required to exercise appraisal rights.

  Accounting Treatment of the Merger

     Omnicare and Coromed believe that the Merger will qualify as a "pooling of interests" for accounting and financial reporting purposes, and have been so advised by their respective independent public accountants. The consummation of the Merger is subject to receipt of (i) an opinion from Price Waterhouse LLP, independent public accountants for Omnicare, to the effect that the Merger will be accounted for as a "pooling of interests" for purposes of generally accepted accounting principles and the applicable accounting rules of the Commission and
(ii) a letter from Coopers & Lybrand, L.L.P., independent public accountants for Coromed, stating their concurrence with the conclusion of Coromed's management that no conditions exist with respect to Coromed that would preclude the Merger from being treated as a "pooling of interests" under applicable United States accounting standards. Coromed's historical financial condition and results of operations are not material to Omnicare's historical consolidated financial statements. Accordingly, (i) Coromed's results of operations will be included in the consolidated financial statements of Omnicare from the date of consummation of the Merger and (ii) pro forma financial statements are not included herein.

  Certain Federal Income Tax Consequences of the Merger

     Coromed has received an opinion from Morgan, Lewis & Bockius LLP, dated as of the date of this Proxy Statement/Prospectus and based upon, among other things, representation letters provided by Coromed and Omnicare, that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and Coromed, Omnicare, and Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code. In addition, such opinion states that (i) a Coromed stockholder will not recognize gain or loss upon the exchange of Coromed Common Stock solely for Omnicare Common Stock;
(ii) the payment of cash to a Coromed stockholder in lieu of a fractional share interest in Omnicare Common Stock will be treated as if the fractional share had been distributed as part of the exchange and then redeemed by Omnicare; and
(iii) any such cash payment will be treated as having been received as a distribution in payment for the Omnicare Common Stock hypothetically redeemed as provided in Section 302 of the Code, and generally should result in the recognition of capital gain or loss measured by the difference between the amount of cash received and the portion of the tax basis of the Coromed Common Stock allocable to such fractional share interest. It is a condition to the obligations of each party to consummate the Merger that the opinion of Morgan, Lewis & Bockius LLP referred to above be confirmed as of the Closing Date. Holders of Coromed Common Stock are urged to consult their own tax advisors to determine the particular consequences of the Merger to them under federal, state, local and foreign tax laws. For a further discussion of certain federal income tax consequences of the Merger, see "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

                                  RISK FACTORS

     Prospective investors should carefully consider the following matters, together with the other information contained elsewhere in this Proxy Statement/Prospectus, before making a decision with respect to the Merger.

     Risks Relating to Acquisition Program. In accordance with its strategy for growth, which is to build its institutional pharmacy business into a national organization dedicated to serving the long-term care market, Omnicare is presently engaged in a geographic expansion program which incorporates an active acquisition program in the long-term care pharmacy industry. Since December 1988, Omnicare has made over 60 acquisitions of institutional pharmacy businesses. The success of Omnicare's acquisition program and of its underlying growth strategy will depend, among other things, on the continued availability of suitable acquisition candidates. Although there presently are numerous acquisition candidates nationwide and Omnicare to date has not had difficulty in identifying suitable acquisition candidates, there can be no assurance that Omnicare will consummate any additional acquisitions due to the potential for increased competition for acquisitions from other firms seeking to enter this market or to enhance their institutional pharmacy businesses.

     Omnicare's strategy also contemplates the continued internal growth of the acquired businesses. Any business acquisition, however, involves inherent uncertainties, such as the effect on the acquired businesses of integration into a larger organization and the availability of management resources to oversee the operations of acquired businesses. Potential obstacles to the successful integration of acquired businesses include, among others, consolidation of financial and managerial functions and elimination of operational redundancies, achievement of purchasing efficiencies and the addition and integration of key personnel. Even though an acquired business may have enjoyed excellent growth as an independent company prior to an acquisition, there can be no assurance that such growth would continue after an acquisition. Over the past eight years, Omnicare has experienced no materially adverse consequences arising from its integration activities. There can be no assurance, however, that any acquisition will be integrated successfully or will not have an adverse impact on Omnicare's results of operations or financial condition.

     Risks of Government Regulation. Omnicare's pharmacy business is subject to federal, state and local regulations, and its pharmacies are required to be licensed in the states in which they are located. The failure to obtain or renew any required regulatory approvals or licenses could adversely affect the continued operation of Omnicare's business. In addition, the long-term care facilities that contract for Omnicare's services are also subject to federal, state and local regulations and are required to be licensed in the states in which they are located. The failure by these institutions to comply with such regulations or to obtain or renew any required licenses could result in the loss of Omnicare's ability to provide pharmacy services to their residents. Omnicare is also subject to federal and state laws that prohibit certain direct and indirect payments between health care providers that are intended, among other things, to induce or encourage the referral of patients to, or the recommendation of, a particular provider of items or services. Violation of these laws can result in loss of licensure, civil and criminal penalties and exclusion from the Medicare and Medicaid programs.

     Dependence Upon Government-Sponsored and Third Party Reimbursement. Approximately one-half of Omnicare's pharmacy services billings are reimbursed by government sponsored programs, largely Medicaid and to a lesser extent Medicare, and the remainder is paid or reimbursed by individual patients, long-term care facilities and other third party payors, including private insurers. Medicaid and Medicare are highly regulated. The failure, even if inadvertent, of Omnicare and/or its client institutions to comply with applicable reimbursement regulations could adversely affect Omnicare's business.

     Omnicare's sales and profitability are, and will continue to be, affected by the efforts of all payors to contain or reduce the cost of health care by lowering reimbursement rates, limiting the scope of covered services, and negotiating reduced or capitated pricing arrangements. Any changes which serve to lower reimbursement levels under Medicare, Medicaid or private pay programs, including managed care contracts, could adversely affect Omnicare. Furthermore, other changes in such reimbursement programs or in regulations related thereto, such as modifications in the timing or processing of payments and other changes intended to limit or decrease the growth of Medicaid, Medicare or third party expenditures, could adversely affect Omnicare's business.

     Uncertainties Associated with Health Care Reform and Federal Budget Legislation. In recent years, a number of legislative proposals have been introduced in Congress that would effect major changes in the health care system, either nationally or at the state level. The Balanced Budget Act of 1997 ("Balanced Budget Act") signed into law on August 5, 1997, seeks to achieve a balanced federal budget by, among other things, reducing federal spending on the Medicare and Medicaid programs. With respect to Medicare, the law mandates establishment of a prospective payment system ("PPS") for Medicare skilled nursing facilities ("SNFs") under which facilities will be paid a federal per diem rate for virtually all covered nursing facility services. It is anticipated that the PPS will be phased in over three cost reporting periods, starting with cost reporting periods beginning on or after July 1, 1998. In the accompanying Conference Report, the conferees specifically note that, to ensure that the frail elderly residing in SNFs receive needed and appropriate medication therapy, the Secretary of the Department of Health and Human Services is to consider, as part of the PPS for SNFs, the results of studies conducted by independent organizations, including those which examine appropriate payment mechanism and payment rates for medication therapy, and develop case mix adjustments that reflect the needs of such patients. The Balanced Budget Act also imposes limits on annual updates in payments to Medicare SNFs for routine services, and institutes consolidated billing for SNF services for all non-physician Part B items and services for SNF residents, effective July 1, 1998. The law also imposes numerous other cost savings measures affecting Medicare SNF services.

     The Balanced Budget Act also repeals the "Boren Amendment" federal payment standard for Medicaid payments to Medicaid nursing facilities effective October 1, 1997. There can be no assurance that budget constraints or other factors will not cause states to reduce Medicaid reimbursement to nursing facilities or that payments to nursing facilities will be made on a timely basis. The law also grants greater flexibility to states to establish Medicaid managed care projects without the need to obtain a federal waiver. Although these waiver projects generally exempt institutional care, including nursing facility and institutional pharmacy services, no assurances can be given that these projects ultimately will not change the reimbursement system for long-term care, including pharmacy services, from fee-for-service to managed care negotiated or capitated rates. The Company anticipates that federal and state governments will continue to review and assess alternative health care delivery systems and payment methodologies. It is not possible to predict the effect of the recent budget legislation or the interpretation or administration of such legislation on Omnicare's business. Accordingly, there can be no assurance that these changes or any future healthcare legislation will not adversely effect Omnicare's business.

     Competition. The long-term care pharmacy business is highly regionalized and, within a given geographic region of operations, highly competitive. In the geographic regions it serves, Omnicare competes with numerous local and regional institutional pharmacies, as well as the pharmacy operations owned by other long-term care facilities. In its program of acquiring institutional pharmacy providers, Omnicare competes with other companies with similar acquisition strategies. Certain of Omnicare's competitors have greater financial resources than Omnicare. There can be no assurance that Omnicare will not encounter increased competition which could adversely affects its business, results of operations or financial conditions.

     Interests of Certain Persons in the Merger; Possible Conflicts of Interest. In considering the approval by the Coromed Board of the Merger, Coromed stockholders should be aware that the members of the Coromed Board and senior management of Coromed have certain interests in, and will receive benefits from, the Merger that are in addition to, and differ from, the interests of, and benefits to, Coromed stockholders generally. The Principal Stockholders, among other things, (i) have entered into the Support Agreement with Omnicare pursuant to which they have agreed, among other things, to vote their shares of Coromed Common Stock in favor of the Merger and have granted to Omnicare the Principal Stockholder Option; (ii) will enter into employment agreements with Omnicare providing that the Principal Stockholders will maintain their current positions with Coromed, and, in the case of Dr. Evans, providing that Omnicare will use reasonable best efforts to nominate and elect Dr. Evans to the Coromed Board for one term following the Merger, and providing that, as a portion of their employment compensation, the Principal Stockholders will receive warrants to purchase an aggregate of 280,000 shares of Omnicare Common Stock; and (iii) will enter into non-competition agreements with Omnicare. These interests and benefits may constitute potential conflicts of interest with the stockholders of Coromed in the negotiation, approval and consummation of the Merger. See "THE
MERGER -- Interests of Certain Persons in the Merger; Possible Conflicts of Interest."

     Stock Price Fluctuations. The Average Closing Price, subject to the Collar Limitations, of Omnicare Common Stock used to calculate the Exchange Ratio at the Effective Time may vary significantly from the closing price of Omnicare Common Stock as of the date of execution of the Merger Agreement, the date hereof or the date on which Coromed stockholders vote on the Merger due to, among other factors, changes in the business, operations and prospects of Omnicare, market assessments of the likelihood that the Merger will be consummated and the timing thereof and general market and economic conditions. The Exchange Ratio is subject to adjustment based on changes in the market value of Omnicare Common Stock. However, in the event that the Average Closing Price per share of Omnicare Common Stock is $21 1/8 or lower, or $37 1/8 or higher, then for purposes of calculating the Exchange Ratio, the Average Closing Price will be deemed to be $21 1/8 or $37 1/8, respectively. Since the actual number of shares of Omnicare Common Stock issuable to Coromed stockholders in the Merger depends upon the Exchange Ratio, there is no guarantee as to the number of shares of Omnicare Common Stock that Coromed stockholders will receive. In considering whether to approve the Merger, Coromed stockholders should consider the risks associated with a potential change in the price of Omnicare Common Stock. Each Coromed stockholder is urged to obtain updated market information. See "THE MERGER -- Terms of the Merger."

     Differences Between Rights of Omnicare Stockholders and Coromed Stockholders; Potential Anti-Takeover Effect of Certain Provisions. Upon completion of the Merger, stockholders of Coromed will become stockholders of Omnicare, and their rights as stockholders of Omnicare will be governed by Delaware law, the Omnicare Restated Certificate of Incorporation ("Omnicare Certificate") and the Omnicare Bylaws. Differences between the rights of stockholders of Coromed and the rights of stockholders of Omnicare include the following: (i) the Omnicare Certificate allows the Omnicare Board to issue one or more series of Preferred Stock and to designate the number of shares to be included in such series and the rights, qualifications and other terms thereof, whereas the Coromed Certificate contains no such provision; and (ii) the Omnicare Certificate provides that directors may be removed without cause only by a vote of two-thirds of the outstanding shares then entitled to vote, whereas the Coromed Bylaws provide for directors to be removed from office without cause by a majority vote of the holders of outstanding shares entitled to vote. The provisions in the Omnicare Certificate described above could have a potential anti-takeover effect on Omnicare, by making it more difficult for a third party to acquire control of Omnicare without the consent of the Omnicare Board. See "THE MERGER -- Comparison of Stockholder Rights."

                                 OMNICARE, INC.
                                    COROMED

                           COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)


     The following table presents historical and pro forma (including American Medserve Corporation -- "AMC") per share data for Omnicare and historical and equivalent pro forma (including AMC) per share data for Coromed. The pro forma information has been prepared by Omnicare based on the consolidated financial statements of Omnicare and AMC (included in their respective 1996 Forms 10-K and June 30, 1997 Forms 10-Q) and of Coromed (included in this Form S-4). The pro forma information is presented for illustration purposes only and does not purport to be indicative of the combined financial condition or results of operations that would have occurred if the acquisition of AMC and Coromed had been effected at the dates indicated or to project future financial condition or results of operations for any future period.



                                                      SIX MONTHS       YEAR ENDED DECEMBER 31,
                                                        ENDED      --------------------------------
                                                       6/30/97      1996        1995         1994
                                                      ----------   ------       -----       -------
OMNICARE
Net Income:
  Historical -- Fully Diluted........................   $ 0.36     $ 0.61       $0.43       $  0.30
  Pro Forma -- Fully Diluted (including Coromed for
     all periods and AMC for 1996 and 1997)(1)(6)....     0.30       0.43        0.43          0.29
Dividends:
  Historical(5)......................................    0.035       0.06        0.05         0.045
Book Value:
  Historical.........................................     8.91       8.24          --            --
  Pro Forma (including Coromed and AMC)(2)(6)........     8.82       8.15          --            --



                                                                         YEAR ENDED JUNE 30,
                                                                    ------------------------------
                                                                     1997        1996        1995
                                                                    ------       -----       -----
COROMED
Net Income:
  Historical -- Fully Diluted....................                   $(2.30)      $1.49       $0.88
  Equivalent Pro Forma -- Fully Diluted(1).......                     0.19(7)     0.28        0.28
Dividends:
  Historical.....................................                       --          --          --
  Equivalent Pro Forma(1)........................                     0.02(7)     0.04        0.03
Book Value:
  Historical.....................................                    (1.19)       1.07          --
  Equivalent Pro Forma(2)........................                     5.76        5.33(3)       --


---------------

(1) Pro forma amounts for Omnicare have been multiplied by the conversion ratio of 0.654 (the assumed Exchange Ratio) to arrive at Coromed's Equivalent Pro Forma per share amounts. The assumed Exchange Ratio has been estimated based on an assumed Average Closing Price of the Omnicare Common Stock of $28.225 per share, which represents the average closing price per share of Omnicare Common Stock for the five trading days ended November 3, 1997. Assuming an Average Closing Price of $21 1/8, (i) Coromed's Equivalent Pro Forma Net Income (fully diluted and including AMC for 1996 and 1997) for the six months ended June 30, 1997 and the years ended June 30, 1996 and 1995 would have been $0.26, $0.37 and $0.38, respectively; and (ii) Coromed's Equivalent Pro Forma Dividends (including AMC for 1996 and 1997) for the six months ended June 30, 1997 and the years ended June 30, 1996 and 1995 would have been $0.03, $0.05 and $0.04, respectively. Assuming an Average Closing Price of $37 1/8, (i) Coromed's Equivalent Pro forma Net Income (fully diluted and including

    AMC for 1996 and 1997) for the six months ended June 30, 1997 and the years ended June 30, 1996 and 1995 would have been $0.15, $0.21 and $0.22, respectively; and (ii) Coromed's Equivalent Pro Forma Dividends (including AMC for 1996 and 1997) for the six months ended June 30, 1997 and the years ended June 30, 1996 and 1995 would have been $0.02, $0.03 and $0.02, respectively. Pro Forma Net Income (fully diluted) amounts for Omnicare (including Coromed for all periods presented and AMC for 1996 and 1997) have not been presented using the Collar Limitations of $21 1/8 and $37 1/8 because such amounts do not materially differ from those already presented using the Average Closing Price.(4)



(2) Pro forma amounts for Omnicare have been multiplied by the conversion ratio of 0.654 (the assumed Exchange Ratio) to arrive at Coromed's Equivalent Pro Forma per share amounts. The assumed Exchange Ratio has been estimated based on the assumed Average Closing Price of the Omnicare Common Stock of $28.225 per share described in footnote (1) above. Assuming an Average Closing Price of $21 1/8, (i) Omnicare's Pro Forma Book Value (including Coromed and AMC) as of June 30, 1997 and December 31, 1996 would have been $8.80 and $8.13, respectively; and (ii) Coromed's Equivalent Pro Forma Book Value (including
    AMC) as of June 30, 1997 and December 31, 1996 would have been $7.68 and $7.10, respectively. Assuming an Average Closing Price of $37 1/8, (i) Omnicare's Pro Forma Book Value (including Coromed and AMC) as of June 30, 1997 and December 31, 1996 would have been $8.83 and $8.16, respectively; and (ii) Coromed's Equivalent Pro Forma Book Value (including AMC) as of June 30, 1997 and December 31, 1996 would have been $4.39 and $4.06, respectively. Omnicare Pro Forma Book Value (including Coromed and AMC) and Coromed Equivalent Pro Forma Book Value (including AMC) amounts have not been presented using the Collar Limitations of $21 1/8 and $37 1/8 because such amounts do not materially differ from the Omnicare Pro Forma and Coromed Equivalent Pro Forma Book Values already presented.(4)



(3) Coromed's Equivalent Pro Forma Book Value is as of December 31, 1996.


(4) The actual Average Closing Price will likely vary from the assumptions set forth above, which would result in a different actual Exchange Ratio. All calculations assume that all Company Options are exercised prior to the Effective Time.


(5) Omnicare's Historical and Pro Forma (including AMC) Dividends per share amounts are the same.


(6) Omnicare completed the acquisition of AMC on September 12, 1997. The pro forma information includes the results of Omnicare and AMC as if the AMC acquisition had been completed as of January 1, 1996 and June 30, 1997 for the income statement and balance sheet data, respectively. The primary pro forma adjustments reflect amortization of goodwill acquired and interest costs on debt incurred in conjunction with the AMC acquisition. The pro forma information does not give effect to any synergies anticipated by the Company's management as a result of the acquisition, in particular improvements in gross margin attributable to the Company's purchasing leverage associated with purchases of pharmaceuticals and the elimination of duplicate payroll and other operating expenses.


(7) Coromed's Equivalent Pro Forma Net Income & Dividends represent the corresponding Omnicare data for the six months ended June 30, 1997 multiplied by the Assumed Exchange Ratio, as described in footnote (1) above.

                        OMNICARE, INC. AND SUBSIDIARIES

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                        FOR THE SIX MONTHS ENDED                      FOR THE YEARS ENDED AND AT DECEMBER 31,
                          AND AT JUNE 30, 1997     ------------------------------------------------------------------------------
                        -------------------------     1996         1996         1995          1994          1993          1992
                        HISTORICAL   PRO FORMA(m)  HISTORICAL  PRO FORMA(m)  HISTORICAL    HISTORICAL    HISTORICAL    HISTORICAL
                        -----------  ------------  ----------  ------------  ----------    ----------    ----------    ----------
                        (UNAUDITED)  (UNAUDITED)   (AUDITED)   (UNAUDITED)   (AUDITED)     (AUDITED)     (AUDITED)     (AUDITED)
INCOME STATEMENT DATA:
 (a)(b)
Sales..................  $ 384,668    $  460,231    $536,604     $618,631     $399,636      $307,655      $223,129      $157,406
                         ---------    ----------    --------     --------     --------      --------      --------      --------
Income from continuing
 operations............  $  28,581(c)  $   24,351   $ 43,450(d)   $ 29,267    $ 24,760(e)   $ 13,531(f)   $ 10,970(g)   $  5,873
Discontinued operations
 (a)...................         --            --          --           --           --            --            --         8,710(h)
Cumulative effect of
 accounting change.....         --            --          --           --           --            --           280(i)         --
                         ---------    ----------    --------     --------     --------      --------      --------      --------
Net income.............  $  28,581(c)  $   24,351   $ 43,450(d)   $ 29,267    $ 24,760(e)   $ 13,531(f)   $ 11,250(g)   $ 14,583
                         =========    ==========    ========     ========     ========      ========      ========      ========
Earnings per share data
Primary:
Income from continuing
 operations............  $    0.36(c)  $     0.31   $   0.64(d)   $   0.47    $   0.47(e)   $   0.30(f)   $   0.26(g)   $   0.14
Discontinued operations
 (a)...................         --            --          --           --           --            --            --          0.21(h)
Cumulative effect of
 accounting change.....         --            --          --           --           --            --            --            --
                         ---------    ----------    --------     --------     --------      --------      --------      --------
Net income.............  $    0.36(c)  $     0.31   $   0.64(d)   $   0.47    $   0.47(e)   $   0.30(f)   $   0.26(g)   $   0.35
                         =========    ==========    ========     ========     ========      ========      ========      ========
Fully diluted:
Income from continuing
 operations............  $    0.36(c)  $     0.31   $   0.61(d)   $   0.42    $   0.43(e)   $   0.30(f)   $   0.26(g)   $   0.14
Discontinued
 operations(a).........         --            --          --           --           --            --            --          0.21(h)
Cumulative effect of
 accounting change.....         --            --          --           --           --            --            --            --
                         ---------    ----------    --------     --------     --------      --------      --------      --------
Net income.............  $    0.36(c)  $     0.31   $   0.61(d)   $   0.42    $   0.43(e)   $   0.30(f)   $   0.26(g)   $   0.35
                         =========    ==========    ========     ========     ========      ========      ========      ========
Dividends per share....  $   0.035    $    0.035    $   0.06     $   0.06     $   0.05      $   0.05      $   0.04      $  0.035
                         =========    ==========    ========     ========     ========      ========      ========      ========
BALANCE SHEET DATA:
Working capital........  $ 271,191    $  299,890    $329,002          N/A     $106,384      $125,550      $ 80,570      $ 25,792
Total assets...........    817,166     1,095,051     721,697          N/A      360,836       317,205       241,318       151,403
Long-term debt(j)......      1,211       254,944       1,992          N/A       82,692        85,323        86,477         7,087
Stockholders'
 equity(k)(l)..........    715,674       735,556     634,378          N/A      214,761       180,104       102,750        94,333

---------------
(a) As a result of the December 1992 sale of the Veratex Group of businesses and the divestiture of Labtronics, Inc. which was completed in 1993, results have been restated to include these entities' results of operations as well as any gain or loss on dispositions as "discontinued operations."

(b)  Omnicare has had an active acquisition program in effect since 1989. See
     Note 2 of the Notes to Consolidated Financial Statements for information concerning these acquisitions.

(c) Includes acquisition expenses related to the 1997 "pooling of interest" transactions of $1,671,000. Such expenses, on an after tax basis, were $1,429,000, or $.02 per primary and fully diluted share. Historical net income, excluding these expenses, was $30,010,000, or $.38 per primary and fully diluted share. Pro forma income from continuing operations, excluding these expenses, was $25,780,000, or $.33 per primary and fully diluted share.

(d) Includes acquisition expenses related to the 1996 "pooling of interests" transaction of $690,000. Such expenses, on an after tax basis, were $534,000, or $.01 per primary and fully diluted share. Historical net income, excluding these expenses, was $43,984,000, or $.65 per primary share ($.61 fully diluted). Pro forma income from continuing operations, excluding these expenses, was $29,801,000, or $.48 per primary share ($.42 fully diluted).

(e) Includes acquisition expenses related to the 1995 Specialized "pooling of interests" transaction of $1,292,000. Such expenses, on an after tax basis, were $989,000, or $.02 per primary share ($.01 fully diluted). Net income, excluding these expenses, was $25,749,000, or $.49 per primary share ($.44 fully diluted).

(f) Includes acquisition expenses related to the 1994 Evergreen "pooling of interests" transaction of $2,380,000. Such expenses, on an after tax basis, were $1,860,000, or $.04 per primary share ($.03 fully diluted). Net income, excluding these expenses, was $15,391,000, or $.34 per primary share ($.33 fully diluted).

(g) Includes a one-time cumulative tax benefit of $450,000, or $.01 per share, arising from a change in tax laws enacted in August of 1993 relating to amortization of intangibles.

(h) Includes after tax gain of $5,198,000, or $.12 per share, related to the sale of the Veratex Group and the divestiture of Labtronics.

(i) After tax gain representing the cumulative effect of a change in accounting for income taxes.

(j) In 1993, Omnicare issued $80.5 million of Convertible Subordinated Notes due 2003 ("Notes"). In 1996, all of the remaining Notes were converted into common stock. (See Note 6 of the Notes to Consolidated Financial Statements).

(k) In 1994, Omnicare sold 6,494,964 shares of common stock, in a public offering, resulting in net proceeds of $59,211,000.

(l) In 1996, Omnicare sold 5,750,000 (pre-1996 stock split) shares of its common stock in a public offering, resulting in net proceeds of $279,159,000. (See Note 7 of the Notes to Consolidated Financial Statements).

(m) The pro forma information has been prepared by Omnicare based on the consolidated financial statements of Omnicare and AMC included in their respective 1996 Forms 10-K and June 30, 1997 Forms 10-Q. The pro forma information is presented for illustration purposes only and does not purport to be indicative of the combined financial condition or results of operations that actually would have occurred if the acquisition of AMC had been effected at the dates indicated or to project future financial condition or results of operations for any future period. Omnicare completed the acquisition of AMC on September 12, 1997. The pro forma information includes the results of Omnicare and AMC as if the AMC acquisition had been completed as of January 1, 1996 and June 30, 1997 for the income statement and balance sheet data, respectively. The primary pro forma adjustments reflect amortization of goodwill acquired and interest costs on debt incurred in conjunction with the AMC acquisition. The pro forma information does not give effect to any synergies anticipated by Omnicare's management as a result of the acquisition, in particular improvements in gross margin attributable to Omnicare's purchasing leverage associated with purchases of pharmaceuticals and the elimination of duplicate payroll and other operating expenses.

     On October 20, 1977, Omincare announced its results for the quarter ended September 30, 1997, including sales of $228,050,000, net income of $10,837,000 and earnings per share of $0.13 on a fully diluted basis, in each case for three months ended September 30, 1997, compared to sales of $140,733,000, net income of $11,813,000 and earnings per share of $0.16 on a fully diluted basis, in each case for three months ended September 30, 1996. Net income for the three months ended September 30, 1997 included a nonrecurring charge of $5,958,000 after taxes for the estimated costs and legal and other expenses associated with the tentative settlement of the governmental investigation of Home Pharmacy Service, Inc., a wholly owned subsidiary of Omnicare. Net income, excluding this charge, for the three months ended September 30, 1997, was $16,795,000 ($0.21 per share on a fully diluted basis).


                         COROMED, INC. AND SUBSIDIARIES

                            SELECTED FINANCIAL DATA

                                                               FOR THE YEARS ENDED JUNE 30,
                                             -----------------------------------------------------------------
                                                1997          1996         1995         1994          1993
                                             -----------   ----------   ----------   -----------   -----------
INCOME STATEMENT DATA
  Net revenue..............................  $ 7,768,416   $8,455,191   $5,471,790   $ 3,734,011   $ 3,119,141
  Costs and expenses:
     Direct costs..........................    6,141,850    4,907,541    3,199,317     2,407,862             *
     Selling, general and administrative...    2,567,803    2,240,965    1,504,810     1,397,410             *
     Acquisition and merger costs..........      303,081
     Depreciation and amortization.........      189,099      162,118      136,506       127,759             *
  Total operating expenses.................    9,201,833    7,310,624    4,840,633     3,933,031     3,556,307
  Income (loss) from operations............   (1,433,417)   1,144,567      631,157      (199,020)     (437,166)
          Net income (loss)................   (1,450,654)   1,007,332      524,598      (296,870)     (477,550)
EARNINGS (LOSS) PER SHARE DATA
  Primary..................................  $     (2.30)  $     1.49   $     0.88   $     (0.59)  $     (1.03)
  Shares used in computing.................      631,806      675,673      594,000       502,254       464,500
  Fully diluted............................        (2.30)        1.49         0.88         (0.59)        (1.03)
  Shares used in computing.................      631,806      675,673      594,000       502,254       464,500
BALANCE SHEET DATA
  Working capital (deficit)................  $(1,501,317)  $   78,245   $ (848,188)  $(1,441,553)  $(1,149,580)
  Total assets.............................    2,659,243    3,799,967    2,323,075     1,134,203     1,393,354
  Noncurrent liabilities...................        8,191       54,781      155,616       272,005       372,787
  Stockholders' equity (deficiency)........     (780,177)     649,663     (443,875)   (1,146,417)     (907,548)

---------------

* Allocated amounts are not available

                                 MARKET PRICES


     The shares of Omnicare Common Stock are listed and principally traded on the NYSE. The shares of Coromed Common Stock are not traded in any established market. The following table sets forth, as of the indicated dates, (i) the last sale price of Omnicare Common Stock and (ii) the equivalent per share price (as explained below) of Coromed Common Stock. The indicated dates of January 28,
1997, August 19, 1997, and November   , 1997 represent, respectively, the last
trading day immediately preceding public announcement of the proposed acquisition by Omnicare of Coromed, the last trading day immediately preceding public announcement of the revised terms of the Merger and the latest practicable date prior to the mailing of this Proxy Statement/Prospectus.



                                                                   EQUIVALENT
                                                                   PER SHARE
                                                                    PRICE OF
                                                   OMNICARE         COROMED
         MARKET PRICE PER SHARE AT:              COMMON STOCK     COMMON STOCK
---------------------------------------------    ------------     ------------
January 28, 1997.............................       $28.00           $19.02
August 19, 1997..............................       $27.81           $19.02
November   , 1997............................       $                $


     The equivalent per share price of Coromed Common Stock at each specified date represents the last sale price of a share of Omnicare Common Stock on such date multiplied by the Exchange Ratio, determined using the dates listed above as the deemed date of the Effective Time for purposes of calculating the Average Closing Price, subject to the Collar Limitations.

     The following table sets forth the high and low closing sales prices per share of Omnicare Common Stock as reported on the NYSE for the quarterly periods presented below, which periods correspond to Omnicare's quarterly fiscal periods for financial reporting purposes.


                                                                       DIVIDENDS
                                                  HIGH       LOW       DECLARED
                                                 ------     ------     ---------
FISCAL YEAR ENDING DECEMBER 31, 1997
  First Quarter..............................    $30.63     $23.50      $ .0175
  Second Quarter.............................     31.38      22.88        .0175
  Third Quarter..............................     32.50      26.56        .0175
  Fourth Quarter (through November   ).......     34.56      26.00        .0175
FISCAL YEAR ENDED DECEMBER 31, 1996
  First Quarter..............................    $27.13     $19.69      $  .015
  Second Quarter.............................     30.00      25.00         .015
  Third Quarter..............................     30.50      22.00         .015
  Fourth Quarter.............................     32.13      26.13         .015
FISCAL YEAR ENDED DECEMBER 31, 1995
  First Quarter..............................    $13.38     $10.31      $ .0125
  Second Quarter.............................     14.06      10.88        .0125
  Third Quarter..............................     19.50      13.44        .0125
  Fourth Quarter.............................     22.38      17.06        .0125


                                DIVIDEND POLICY

     On February 7, 1996, the Omnicare Board elected to increase the quarterly cash dividend to $.015 per share for an indicated annual rate of $.06. On February 5, 1997, the quarterly cash dividend was increased to $.0175 per share, for an indicated annual rate of $.07 per share in 1997. It is presently intended that cash dividends will continue to be paid on a quarterly basis; however, future dividends are necessarily dependent upon Omnicare's earnings and financial condition and other factors not currently determinable.

     Coromed has never paid a cash dividend and currently intends prior to the Merger to use all of its earnings in its business to finance future growth.

                            COROMED SPECIAL MEETING

THE SPECIAL MEETING

  Time, Date and Place

     The Special Meeting of Coromed stockholders will be held on           ,
1997, at           local time, at the           located at                .

  Purpose of the Special Meeting

     The purpose of the Special Meeting is to consider and vote upon the approval and adoption of the Merger Agreement pursuant to which Merger Sub will be merged with and into Coromed and Coromed will become a wholly-owned subsidiary of Omnicare and to transact such other business as may properly come before the Special Meeting or any adjournments thereof.

RECORD DATE; SECURITIES ENTITLED TO VOTE

     Record Holders of Coromed Common Stock at the close of business on
            , 1997, will be entitled to vote at the Special Meeting. On the
Record Date, there were approximately        holders of        shares of Coromed
Common Stock issued and outstanding. Each issued and outstanding share of Coromed Common Stock is entitled to one vote per share with respect to the Merger.

QUORUM

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Coromed Common Stock entitled to vote shall constitute a quorum. If a meeting cannot be organized because of the absence of a quorum, those present may, except as otherwise provided by law, adjourn the meeting to such time and place as they may determine.

REQUIRED VOTE

     The approval of a majority of the outstanding shares of Coromed Common Stock is required to approve the Merger.

     As of the Record Date, the Principal Stockholders owned an aggregate of 406,111 shares of Coromed Common Stock, representing approximately 62% of Coromed Common Stock entitled to vote on the Merger. The Principal Stockholders and Coromed have entered into the Support Agreement with Omnicare pursuant to which, among other things, the Principal Stockholders have agreed to vote the shares of Coromed Common Stock owned by them in favor of the Merger. Thus, in the absence of breach of the Support Agreement, approval of the Merger is assured. Attached as Appendix B is the full text of the Support Agreement.

PROXIES AND REVOCATION

     All shares of Coromed Common Stock represented by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR the Merger. Shares of a Coromed stockholder who abstains from voting or whose shares are not voted by reason of a broker non-vote (where a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner with respect to a particular matter and such nominee does not possess or choose to exercise discretionary authority with respect thereto) will be counted for purposes of determining whether a quorum is present at the meeting so long as the stockholder is present in person or represented by a proxy. An abstention from voting or a broker non-vote on the Merger by a Coromed stockholder present in person or represented by proxy at the meeting has the same legal effect as a vote "against" the Merger. If any other business is properly brought before the Special Meeting for consideration, the persons named in the enclosed proxy and acting thereunder will have discretion to vote on such business in accordance with their best judgment. Coromed will not use its discretionary authority to adjourn the meeting to solicit stockholders if the stockholders vote against or abstain from voting for the Merger.

     A holder of shares of Coromed Common Stock who executes and returns the enclosed proxy may revoke his or her proxy at any time prior to its use by (i) delivering to the Secretary of Coromed a signed notice of revocation or a later dated signed proxy, (ii) attending the Special Meeting and voting in person, or
(iii) giving notice of revocation of the proxy at the Special Meeting. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy. Prior to the Special Meeting, any written notice of revocation or subsequent proxy should be sent in a manner to be received by Coromed at or before the taking of the vote at the Special Meeting at: Rensselaer Technology Park, 185 Jordan Road, Troy, New York 12180-7615, Attention: Secretary, or hand delivered to the Secretary of Coromed at such address.

     In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Coromed in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

     COROMED STOCKHOLDERS SHOULD NOT FORWARD STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS. COROMED STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

                                   THE MERGER

     This Proxy Statement/Prospectus contains a brief summary of the material provisions of the Merger Agreement. Such summary is qualified in its entirety by the copy of the Merger Agreement attached hereto as Appendix A, which is incorporated herein by reference and to which reference is hereby made for the terms thereof.

BACKGROUND OF THE MERGER

     Beginning in July 1996, Coromed carefully evaluated its long-term strategic plan for further growth in the contract research industry. Coromed believed that it had succeeded in establishing a positive reputation in the industry; however, as an independent, privately-held company, Coromed was faced with the challenge of competing in an industry in which several large publicly-traded companies were beginning to rapidly consolidate within the industry increasing their share of the market. The outcome of Coromed's evaluation was to seek an alliance with another company that would offer additional resources and growth opportunities through complementary operations to build upon Coromed's strengths.

     Coromed hired Wessels, Arnold & Henderson, L.L.C., an investment banking firm, in November 1996 in order to evaluate Coromed's strategic alternatives to maximize shareholder value, including a potential sale of Coromed. In late November 1996, during its examination and analysis of various potential candidates with whom Coromed could enter into a business combination, Wessels initiated contact with Omnicare to discuss the possibility of a potential transaction.

     Although Omnicare is primarily a provider of institutional pharmacy services for residents of long-term care facilities, it has pursued a strategy of seeking additional growth opportunities by leveraging its capabilities and advancing its clinical expertise in the management of pharmaceutical care. To meet this objective, Omnicare identified the CRO market as an industry which could advance Omnicare's clinical pharmaceutical capabilities as well as leverage its existing assets, including its geriatric formulary, its extensive database on the institutionalized geriatric population, its substantial customer base and its relationships with the major pharmaceutical companies.

     Following initial discussions with Wessels as to the possible acquisition of Coromed, Omnicare expressed preliminary interest in pursuing a potential transaction. On November 29, 1996, Omnicare and Wessels, on behalf of Coromed, entered into a Confidentiality Agreement. On December 11, 1996, Joel F. Gemunder, President of Omnicare, and several other Omnicare representatives, met with the executive officers of Coromed and with a representative of Wessels in Albany, New York, to discuss the possibility of a merger, and determined to continue discussions. At such meeting, the parties discussed their respective businesses and operations, and the potential benefits of a business combination. Shortly after such meeting, a representative of Omnicare telephoned a Wessels representative to indicate Omnicare's interest in a potential acquisition of Coromed for stock consideration with an aggregate value of less than $40 million. After discussions with Coromed, Wessels indicated to Omnicare that such consideration was inadequate, and the parties continued to discuss the terms of a potential transaction. On December 20, 1996, a Letter of Intent was signed between Omnicare, Coromed and the Principal Stockholders (the "Letter of Intent") which provided for, among other things, the structure of, and consideration payable in, the Merger (including stock consideration with an aggregate value of $40 million), the execution of employment and non-competition agreements with the Principal Stockholders, and the agreement of the Principal Stockholders to vote in favor of the proposed transaction. Following execution of the Letter of Intent, Omnicare retained Montgomery Securities to act as its financial advisor in connection with the Merger. Shortly thereafter, Omnicare and its financial and legal advisors began a due diligence investigation of Coromed. During the next several weeks, the parties, together with their respective legal counsel, negotiated the Initial Merger Agreement and the Support Agreement, as well as the forms of employment agreement and non-competition agreement to be executed by the Principal Stockholders. The Initial Merger Agreement (which provided for stock consideration with an aggregate value of $40 million) and the Support Agreement were executed on January 27, 1997. On January 27, 1997, the Coromed Board unanimously approved the adoption of the Initial Merger Agreement and the Support

Agreement. On January 28, 1997, the Omnicare Board unanimously approved the adoption of the Initial Merger Agreement and the Support Agreement.

     During the course of Omnicare's continuing due diligence investigation of Coromed, Coromed's independent accountants conducted an audit of the financial statements of Coromed for the nine month period ended March 31, 1997 and restated the financial statements of Coromed for the fiscal years ended June 30, 1995 and 1996. As a result of these audits and discussions with Omnicare's independent accountants, revenue recognition and related expenses under certain contracts were adjusted to more appropriately match revenues with expenses. As a result, Coromed's net income for the fiscal year ended June 30, 1995 was reduced by $184,097 to $524,598, or by $0.33 per share to $0.88 per share. For the fiscal year ended June 30, 1996, Coromed's net income was reduced by $76,933 to $1,007,332, or by $0.11 per share to $1.49 per share (net of a reduction in income tax expense of $173,600). For the nine months ended March 31, 1997, Coromed experienced a net loss of $950,766 or $1.52 per share excluding $270,631 in non-recurring expenses incurred as a part of the proposed Merger with Omnicare. Including these expenses, the loss was $1,221,397 or $1.96 per share. This loss was primarily a result of the completion of two large clinical studies and coincident delays in anticipated new projects resulting in an under-absorption of fixed labor costs during this period.

     As a result of Omnicare's due diligence process and Coromed's recent financial results, the parties agreed to amend the Initial Merger Agreement to decrease the purchase price to be paid in the Merger from shares of Omnicare Common Stock with an aggregate value of $40 million to shares of Omnicare Common Stock with an aggregate value of $15 million based upon the Average Closing Price. On August 14, 1997, the Coromed Board held a special meeting at which Wessels delivered its opinion to the Coromed Board to the effect that, as of such date and based upon and subject to certain matters stated therein, the consideration to be received by the stockholders of Coromed in the Merger is fair to such stockholders from a financial point of view. On August 14, 1997, the Omnicare Board appointed a Special Committee comprised of the Chairman and the President of Omnicare to approve the final terms of the Merger Agreement and the adoption thereof. On August 19, 1997, the Special Committee unanimously approved the adoption of the Merger Agreement. On August 19, 1997, the Coromed Board unanimously approved the adoption of the Merger Agreement. On August 19, 1997, the Merger Agreement was executed by all parties thereto.


     The Merger Agreement was amended as of November 4, 1997 to extend the date on which the parties could terminate the Merger Agreement from November 30, 1997 to December 31, 1997. See "THE MERGER--Termination of the Merger."


REASONS FOR THE MERGER


     The Coromed Board believes that the Merger is fair to and in the best interests of Coromed and its stockholders. The Coromed Board has approved and recommends that all Coromed stockholders vote for the proposed Merger. In approving the Merger Agreement and the transactions contemplated thereby, the Coromed Board considered alternatives to the Merger, including, the possibility of remaining independent, considering a sale to Omnicare at a future date and soliciting proposals from other potential bidders. The Coromed Board decided against remaining independent because the CRO industry is consolidating and the Coromed Board anticipates that as an independent corporation Coromed would experience increased competition from larger full-service competitors. In addition, Coromed has a working capital deficit and requires adequate financing to support its operations. The availability and amount of such financing as an independent corporation would be uncertain. However, Coromed should benefit from an affiliation with an organization such as Omnicare which has substantially greater financial resources. The Coromed Board decided against a sale to Omnicare in the future because a delay in the completion of a transaction with Omnicare would create uncertainty in the relationships of Coromed with its clients and deprive these clients of anticipated benefits which a prompt association with Omnicare with its greater resources should provide. The Coromed Board decided against soliciting proposals from other potential bidders because the experience of Coromed with Omnicare and the developing relationship between the two corporations has convinced the Coromed Board that the potential opportunity for growth and synergies in operations between the two businesses exist and that, based in part upon the opinion of Wessels, the Merger consideration offered by Omnicare is fair, from a financial point of view. See "THE MERGER--Fairness Opinion." In addition, the Principal Stockholders support the Merger Agreement and its financial terms and have agreed with Omnicare to vote in favor of the Merger. See "THE MERGER--Support Agreement." The reasons that the Coromed Board approved the Merger were based upon the following material factors:


       (i) the business, results of operations, properties and financial condition of Coromed and Omnicare. Upon consummation of the Merger, the Coromed Board believes that Coromed should benefit substantially as part of a larger organization with greater financial resources. Moreover, the Coromed Board believes that Omnicare's existing relationships with pharmaceutical companies should enhance Coromed's business opportunities;

      (ii) the competitive nature of the CRO industry. The CRO industry consists of several hundred small, limited service providers, several medium-sized CROs, and a few full-service global drug development companies. The CRO industry is consolidating and, in recent years, several large, full-service competitors have emerged. Following the Merger, Coromed will benefit from being part of a large organization with greater resources, which the Coromed Board believes will improve Coromed's competitive position;

      (iii) the terms and conditions of the Merger, including the fact that Coromed stockholders will receive shares of Omnicare Common Stock which are listed on the NYSE, thereby providing liquidity for their investment which is not currently afforded to Coromed stockholders;

      (iv) the expectation that the Merger will qualify as a tax-free reorganization for federal income tax purposes, thereby generally not requiring the Coromed stockholders to recognize gain on their investment upon consummation of the Merger;

       (v) the reduced Merger consideration in the context of the financial results for the years ended June 30, 1995 and 1996 and for the nine-month period ended March 31, 1997. In its evaluation of these factors, the Board focused upon the opinion of Wessels stating that the consideration to be received by Coromed's stockholders in the Merger was fair, from a financial point of view, to such stockholders (see Annex D hereof).

     The Coromed Board also considered the fact that the members of the Coromed Board as the Principal Stockholders and the senior management of Coromed have certain other interests in the Merger which differ from, and are in addition to, the interests of the Coromed stockholders generally. These interests arise in connection with their Employment Agreements, non-competition agreements and the Support Agreement with Omnicare. These interests generally provide potential additional benefits to the Principal Stockholders through their Employment Agreements and impose upon them additional burdens and responsibilities under both their Employment Agreements and non-competition agreements. However, the members of the Coromed Board in the aggregate own approximately 62% of the outstanding Coromed Common Stock and believe that, as significant Coromed stockholders, their interests are aligned with those of the Coromed Stockholders generally. See "-- Interest of Certain Persons in the Merger; Possible Conflicts of Interest" and "-- Support Agreements."

     In view of the variety of factors considered in connection with its evaluation of the Merger, the Coromed Board found it impractical to, and did not, quantify or attempt to assign relative weight to the specific factors considered in reaching its determination. No special committee of the Coromed Board was appointed in connection with the consideration of the Merger.

     The Omnicare Board believes that the acquisition of Coromed is fair to and in the best interest of Omnicare and its stockholders. In reaching such determination, the Omnicare Board considered the following material factors:

       (i) Omnicare's due diligence review of Coromed, including its business, operations, management, earnings and financial condition on a historical and prospective basis;

      (ii) the reduction in the consideration to be paid in the Merger reflected in the Merger Agreement executed on August 19, 1997 resulting from Omnicare's due diligence process and Coromed's recent audited financial results;

      (iii) the other terms and conditions of the Merger Agreement including, without limitation, the Collar Limitations, the conditions to the consummation of the Merger, and the fee payable to Omnicare if the Merger Agreement is terminated under certain circumstances, and discussions with Omnicare's financial advisor with respect to the Merger;

      (iv) the leveraging, through the Merger with Coromed, of Omnicare's existing assets, including its geriatric pharmaceutical drug formulary, its large geriatric patient base and its ability to capture data for disease and outcomes management analysis;

       (v) the level of increased interest in Coromed's services since the announcement of the Initial Merger Agreement expressed by pharmaceutical manufacturers and biotechnology companies in the last six months as evidenced by a 46% increase in bid proposals outstanding for potential contracts for Coromed, valued at $37.0 million at July 31, 1997, compared to bid proposals of $25.3 million at December 31, 1996, although there can be no assurance that bid proposals will convert to actual contracts;

      (vi) the terms and conditions of the Support Agreement including, without limitation, the agreement by the Principal Stockholders to vote in favor of the Merger and the grant of the Principal Stockholder Option, which make it more likely that the Merger will be consummated;

      (vii) the business reputation and experience of Coromed's management and the fact that such management will remain in place following the Merger, and the non-competition agreements being entered into with Coromed management in connection with the Merger; and

     (viii) the expectation that the Merger will be tax-free for federal income tax purposes to Omnicare.

     After reviewing the factors described above in their totality, the Omnicare Board determined that the Merger is in the best interests of Omnicare and its stockholders. In view of the variety of factors considered in connection with its evaluation of the Merger, the Omnicare Board found it impractical to, and did not, quantify or attempt to assign relative weight to the specific factors considered in reaching its determination.

FAIRNESS OPINION

     Wessels has acted as financial advisor to Coromed in connection with the Merger and has assisted the Coromed Board in its examination of the fairness, from a financial point of view, of the Merger consideration to be received by the Coromed stockholders.

     On August 14, 1997, Wessels attended the special meeting of the Coromed Board and delivered its opinion (which was confirmed in writing) to the Coromed Board to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be received by the stockholders of Coromed in the Merger is fair to such stockholders from a financial point of view. Wessels' fairness opinion is not intended to be and shall not be deemed to be a recommendation to any stockholder of Coromed as to how to vote with respect to the Merger. A copy of Wessels' written opinion dated August 14, 1997, which sets forth the assumptions made, procedures followed, matters considered and limitations on and scope of the review by Wessels is attached as Appendix D to this Proxy Statement/Prospectus. Coromed stockholders are encouraged to read such opinion in its entirety. Wessels has consented to the inclusion of such opinion in this Proxy Statement/Prospectus.

     In connection with its review of the Merger, and in arriving at its opinion, Wessels: (i) reviewed and analyzed the financial terms of the most recent draft of the Merger Agreement; (ii) reviewed and analyzed certain publicly available financial statements and other information of Omnicare; (iii) reviewed and analyzed certain internal financial statements and other financial and operating data concerning Coromed prepared by the management of Coromed;
(iv) reviewed and analyzed certain financial projections concerning Coromed prepared by the management of Coromed; (v) reviewed and analyzed certain publicly available financial projections concerning Omnicare prepared by institutional equity research analysts; (vi) conducted discussions with members of the senior management of Coromed with respect to the business and prospects of Coromed; (vii) reviewed the historical and projected financial performance and market valuation of certain comparable, publicly traded companies; and
(viii) reviewed the financial terms, to the extent publicly available, of certain comparable transactions. In addition, Wessels conducted such other analyses and examinations and considered such other financial, economic and market criteria as it deemed necessary in arriving at its opinion.


     The following paragraphs summarize the material financial and comparative analyses performed by Wessels in arriving at its opinion as to the fairness, from a financial point of view, of the consideration to be received in the Merger by Coromed's stockholders. In an earlier opinion, dated February 19, 1997, Wessels had determined that, as of that date and based upon (i) the financial results of Coromed disclosed to Wessels at that time, (ii) Coromed management's then-current projections of its future financial performance and
(iii) other facts and circumstances in existence at such time, the consideration of $40 million to be received by the Coromed stockholders in the Merger was fair, from a financial point of view, to those stockholders. Following the release of the audited financial statements of Coromed for the nine-month period ended March 31, 1997 (see "The Merger -- Background of the Merger") and the subsequent renegotiation of the Merger consideration to $15 million, Coromed requested that Wessels review the fairness, from a financial point of view, of the revised Merger consideration to Coromed's stockholders. Wessels then engaged in a new analysis of the revised Merger consideration in light of the new audited, interim-period financial statements, Coromed management's new projections of its future financial performance and other facts and circumstances in existence at the time of such analysis in August 1997. Although the same methodologies were, in general, used by Wessels in its August analysis as were used in its February analysis, the substantial changes in financial results so reported by Coromed, as well as in management's underlying assumptions for the projected financial performance of the Company previously delivered to Wessels, caused Wessels to withdraw its earlier opinion and significantly to revise downward its view as to the range of prices that it would deem to be fair to the stockholders of Coromed from a financial point of view. The following does not purport to be a complete description of the analyses performed, or the matters considered, by Wessels in arriving at its August 14, 1997 opinion.


     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its fairness opinion, Wessels did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Wessels believes that its analyses must be considered as a whole and that considering any portions of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its fairness opinion. In its analyses, Wessels made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Coromed's or Omnicare's control. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or value, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     Comparable Transactions Analysis. Using publicly available information, Wessels reviewed certain terms and financial characteristics of fourteen contract research organizations transactions announced since January 1, 1996, which Wessels deemed to be comparable to the Merger (collectively, the "Comparable Transactions"). The fourteen Comparable Transactions considered by Wessels were: (i) Kendle International Inc. acquisition of GMI (announced July 2, 1997); (ii) Kendle International Inc. acquisition of U-Gene Research B.V. (announced July 1, 1997); (iii) Quintiles Transnational Corp. acquisition of Medical Action Communications (announced June 11, 1997); (iv) Quintiles Transnational Corp. acquisition of Butler Clinical Recruitment (announced June 4, 1997); (v) Quintiles Transnational Corp. acquisition of Corebro Vascular Advances, Inc. (announced May 8, 1997); (vi) Pharmaceutical Product Dvlp acquisition of Belmont Research, Incorporated (announced February 12, 1997);
(vii) Quintiles Transnational Corp. acquisition of Innovex Ltd (announced October 7, 1996); (viii) PARAXEL International acquisition of State and Federal Associates (announced August 22, 1996); (ix) DNX Corp. acquisition of BioClin International (announced August 19, 1996); (x) Quintiles Transnational Corp acquisition of BRI International Inc. (announced July 31, 1996); (xi) Pharmaceutical Product Dvlp acquisition of Applied Biosciences Int'l (announced June 21, 1996); (xii) ClinTrials Research Inc. acquisition of Bio-Research Laboratories Ltd. (announced

May 24, 1996); (xiii) Quintiles Transnational Corp acquisition of Lewin-VHI (announced April 17, 1996); and (xiv) Collaborative Clinical Research acquisition of GPI Pharmaceutical Services (announced January 31, 1996). The multiples of "Enterprise Value" (as defined below) to latest twelve months ("LTM") reported revenues for the Comparable Transactions ranged from 1.0x to 4.4x, with a mean of 2.1x. The multiples of Enterprise Value to LTM reported operating income for the Comparable Transactions ranged from 4.9x to 61.6x, with a mean of 27.6x.

     Wessels then calculated the multiple of the Company's Enterprise Value to its LTM revenues (for the 12-month period ended June 30, 1997), using an Enterprise Value for the Company of approximately $13,078,775 (using an "Assumed Equity Value" of $15,000,000). Wessels' calculation of the multiple of the Company's Enterprise Value to its LTM operating income was not applicable because Coromed reported an operating loss for the period. These calculations were based upon the Company's LTM revenue and operating income/(loss) figures. Coromed's multiple of Enterprise Value to LTM revenue was 1.7x. Of the fourteen comparable transactions reviewed by Wessels, five reported multiples of Enterprise Value to LTM revenue of less than 1.7x. No meaningful comparison could be made between Coromed's LTM operating income multiple and the mean of the Comparable Transactions multiples.

     As used herein, "Enterprise Value" means the Equity Value of a company plus the outstanding long-term debt appearing on its latest balance sheet, less cash appearing on its latest balance sheet. As used herein, "Equity Value" means the value determined by multiplying the number shares of outstanding capital stock of a company by the price per share of such capital stock as of a recent date. For purposes of its analyses, Wessels assumed that Coromed's Equity Value was equal to the assumed Merger transaction value of $15,000,000 (the "Assumed Equity Value").

     Comparable Company Analysis. Using publicly available information, Wessels analyzed Coromed's valuation relative to a group of ten publicly traded contract research organization companies that Wessels deemed comparable to Coromed (collectively, the "Comparable Companies"). The Comparable Companies were Applied Analytical Industries, Inc., ClinTrials Research Inc., Collaborative Clinical Research, Inc., Covance Inc., IBAH, Inc., PAREXEL International Corporation, Pharmaceutical Product Development, Inc., Phoenix International Life Sciences Inc., Premier Research Worldwide, Ltd. and Quintiles Transnational Corp. Although Coromed is not a publicly traded company, Wessels concluded that the Comparable Companies provide a useful benchmark for comparison with the understanding that, under most circumstances, the shares of a privately held company, such as Coromed, would be valued at a discount to the shares of publicly held companies (including the Comparable Companies). Of the ten Comparable Companies, Wessels focused its analytical comparisons on the five Comparable Companies having an Enterprise Value of less than $200 million (the "Small Cap Comparable Companies"), because Wessels believed the size and scale of such Comparable Companies' businesses and operations more closely approximated those of the Company.

     Wessels calculated the price-to-earnings ("P/E") ratios of each of the Comparable Companies based on the closing stock price on August 13, 1997, and the publicly available LTM earnings-per-share figure (using LTM earnings as of the most recent publicly available data) and the average of published institutional equity research analysts' projected earnings-per-share estimates for 1997 and 1998 for each of the Comparable Companies. The resulting P/E ratios for the Small Cap Comparable Companies: (i) for the LTM period, ranged from 46.4x to 59.1x, with a mean of 51.3x, (ii) for the 1997 estimates, ranged from 43.1x to 43.8x, with a mean of 43.4x, and (iii) for the 1998 estimates, ranged from 14.9x to 28.2x, with a mean of 22.8x. Wessels also calculated the multiple of the Enterprise Value to LTM revenue, 1997 estimated revenue and 1998 estimated revenue, respectively, for each of the Comparable Companies. For the Small Cap Companies, this analysis produced multiples: (i) ranging from 0.3x to 1.3x, with a mean of 1.0x, for the LTM period; (ii) ranging from 0.2x to 2.5x, with a mean of 1.2x, for the 1997 estimated period; and (iii) ranging from 0.6x to 1.9x, with a mean of 1.3x, for the 1998 estimated period.

     Using the Assumed Equity Value and the Company's LTM earnings, and financial projections for calendar years 1997 and 1998 supplied by Coromed's management, Wessels calculated Coromed's corresponding implicit P/E ratios for each of the LTM, 1997 estimated and 1998 estimated periods; because Coromed generated losses in the LTM period and was estimated to be slightly profitable in the 1997 estimated period, the multiples for such periods were not meaningful. The multiple for the 1998 estimated period was 16.4x. The Company's implicit multiples of Enterprise Value to LTM revenue, 1997 estimated revenue and 1998 estimated revenue were 1.7x, 1.2x and 1.0x, respectively.

     Discounted Cash Flow Analysis. Wessels also estimated present values of Coromed using a discounted cash flow analysis. Wessels relied upon certain assumptions and financial projections provided by Coromed's management. Wessels calculated the present values of projected "Net Cash Flows" (as defined below) over the period between December 31, 1996 and December 31, 2001, using discount rates of 25.0%, 30.0% and 35.0%. Wessels calculated a range of terminal values of Coromed as of December 31, 2001, of Coromed's projected calendar year 2001 operating income, using a range of terminal value multiples of between 10.0x and 15.0x. Each calculated terminal value was discounted to present value using the same discount rate as was used in calculating the Net Cash Flows. Wessels calculated implied valuations of Coromed by adding the present values of the Net Cash Flows generated during the five-year period ending on December 31, 2001, and the correspondingly calculated present value of the terminal values of Coromed as of such date. The implied value of Coromed based on this analysis ranged from $10.8 million to $22.4 million.

     As used herein, "Net Cash Flows" means net income for a given period after accounting for net changes in working capital for such period, plus depreciation and amortization charges taken during such period, less capital expenditures made and working capital increase occurring during such period.

     Stock Trading History. Wessels reviewed and analyzed the history of the trading price and volume for Omnicare Common Stock, and the relationship of the movements of the price of Omnicare Common Stock and movements of the average stock price for the stocks constituting the Dow Jones Industrial Average and the Standard & Poor's 500, and of the stock prices of publicly traded companies identified to Wessels by Omnicare as being comparable to Omnicare.

     As set forth in its fairness opinion, in rendering its opinion, Wessels assumed and relied upon the accuracy and completeness of the financial, legal, tax and other information provided to it by Coromed and Omnicare, and has not independently verified such information. Wessels has not performed an independent evaluation or appraisal of any of the respective assets or liabilities of Coromed or Omnicare and it has not been furnished with any such valuations or appraisals. With respect to Coromed's financial forecasts, Wessels assumed that they have been reasonably prepared on the bases reflecting the best currently available estimates and judgments of the management of Coromed as to the future financial performance of Coromed. Wessels further assumed that the financial forecasts prepared by institutional equity research analysts about Omnicare were reasonably prepared on the bases reflecting the best currently available estimates and judgments of such analysts as to the future financial performance of Omnicare. Wessels also assumed that the Merger would qualify for "pooling of interests" accounting treatment and as a tax-free transaction for the stockholders of Coromed.

     The opinion of Wessels is necessarily based upon market, economic and other conditions as they existed on, and can be evaluated as of, the date thereof.

     Wessels was selected by the Coromed Board based on Wessels' financial advisory experience in connection with mergers and acquisitions and its expertise in the CRO industry. Wessels, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Wessels acted as financial advisor to the Coromed Board of Directors in connection with the Merger and will receive fees for its services, including the rendering of this opinion, equal to 2% of the aggregate transaction value paid to the stockholders of Coromed. Receipt by Wessels of such fees is dependent upon the consummation of the Merger.

TERMS OF THE MERGER

     At the Effective Time, each share of Coromed Common Stock issued and outstanding immediately prior to the Effective Time (other than treasury shares and any Dissenting Shares (as defined below)), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive such number of shares of Omnicare Common Stock that equals the result obtained by calculation pursuant to the following formula:

      15,000,000
      -----------
           Y
X =  -------------
           Z

where X constitutes the Exchange Ratio and represents the number of shares of Omnicare Common Stock to be issued in exchange for each share of Coromed Common Stock; Y is the Average Closing Price per share of Omnicare Common Stock on the NYSE Composite Tape (as reported in The Wall Street Journal) on each of the five consecutive trading days immediately preceding the second trading day prior to the Closing Date; and Z is the total number of shares of Coromed Common Stock to be exchanged in the Merger for shares of Omnicare Common Stock, including the total number of shares of Coromed Common Stock deemed to be outstanding immediately prior to the Effective Time in respect of and in lieu of all Coromed Options outstanding immediately prior to the Effective Time. Notwithstanding the foregoing, in the event that the Average Closing Price per share of Omnicare Common Stock is $21 1/8 or lower, or $37 1/8 or higher, then for purposes of calculating the Exchange Ratio, the Average Closing Price will be deemed to be $21 1/8 or $37 1/8, as the case may be, respectively.

     As of the date hereof, there are outstanding Coromed Options to purchase a total of 155,517 shares of Coromed Common Stock, all of which are vested and currently exercisable. At the Effective Time, each Coromed Option outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive such number of shares of Omnicare Common Stock that equals the Exchange Ratio multiplied by the number of shares of Coromed Common Stock deemed to be outstanding with respect to and in lieu of each such Coromed Option outstanding immediately prior to the Effective Time based upon the applicable exercise prices associated therewith (which exercise prices range from $2.00 to $15.00 with a weighted average exercise price of $3.03).

     As described above, the Exchange Ratio takes into account all outstanding shares of Coromed Common Stock as well as all outstanding Coromed Options. Therefore, upon consummation of the Merger, the holders of Coromed Common Stock and Coromed Options will receive, in the aggregate, shares of Omnicare Common Stock with an aggregate total value of $15 million based upon the Average Closing Price, subject to the Collar Limitations.

     An aggregate of 100 Restricted Shares of outstanding Coromed Common Stock are owned by one non-management employee of Coromed. The shares of Omnicare Common Stock given in exchange for the Restricted Shares pursuant to the Merger will be subject to the same vesting periods as those periods presently imposed upon the Restricted Shares.

     No fractional shares of Omnicare Common Stock will be issued in the Merger. In lieu of any fractional shares that would otherwise be issuable, holders will be paid a cash adjustment equal to the applicable fractional proportion of the Average Closing Price, subject to the Collar Limitations, of a share of Omnicare Common Stock.

     Each share of Coromed Common Stock issued and held in Coromed's treasury at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired without payment of any consideration thereof.

     As of the Effective Time, Omnicare shall deposit with the Exchange Agent, for the benefit of holders of shares of Coromed Common Stock and/or Coromed Options, certificates representing the shares of Omnicare Common Stock and cash in lieu of fractional shares.

     The "Summary -- The Merger -- Terms of the Merger."

EXCHANGE

     Promptly after the Effective Time, Omnicare shall cause the Exchange Agent to mail to each Record Holder of Coromed Common Stock or Coromed Options (i) a letter of transmittal for delivery of the certificates representing such shares of Coromed Common Stock and/or for the delivery of forms of unexercised Coromed Option grants (each, a "Certificate") for certificates of Omnicare Common Stock and (ii) instructions pertaining to the above-referenced letter of transmittal.

     Upon proper completion of such letter of transmittal, and upon delivery of both the letter of transmittal and the Certificates to the Exchange Agent, such holder shall be entitled to receive (i) a certificate representing that number of whole shares of Omnicare Common Stock and (ii) a check representing the amount of cash in lieu of fractional shares, if any, that the holder has the right to receive.

DIVIDENDS

     No dividends or other distributions declared after the Effective Time on Omnicare Common Stock shall be paid with respect to any shares of Coromed Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable law, following surrender of any such Certificate, there shall be paid to the holder, without interest, the amount of dividends or other distributions payable to holders of Omnicare Common Stock of record as of any date after the Effective Time with respect to the number of whole shares of Omnicare Common Stock for which such Certificate is exchanged. Dividends or other distributions with a payment date after the Effective Time but prior to surrender of the Certificate will be paid at the time of surrender, and dividends or other distributions with a payment date subsequent to surrender will be payable on the applicable payment date, in each case less the amount of any withholding taxes which may be required thereon.

INTERESTS OF CERTAIN PERSONS IN THE MERGER; POSSIBLE CONFLICTS OF INTEREST

     In considering the approval by the Coromed Board of the Merger, Coromed stockholders should be aware that the four Principal Stockholders comprise both the Coromed Board and the senior management of Coromed and that the Principal Stockholders have certain interests in, and will receive benefits from, the Merger that are in addition to, and differ from, the interests of, and benefits to, the stockholders of Coromed generally. These interests and benefits, described below, may constitute potential conflicts of interest with the stockholders of Coromed in the negotiation, approval and consummation of the Merger.

     In connection with the Merger Agreement, the Principal Stockholders will enter into employment agreements (the "Employment Agreements") with Omnicare effective upon consummation of the Merger. The Employment Agreements provide for the continued employment of the Principal Stockholders in their current positions at Coromed for a period of five years, subject to renewals thereafter for one-year periods, at initial annual salaries of $185,709, $142,663, $141,360, and $131,297 for Dr. Dale B. Evans, Alice G. Fedory, Thomas J. Massey and Dr. Ronald E. Weishaar, respectively. These initial annual salaries are equal to the current annual salaries of these executives. Dr. Evans' Employment Agreement also provides that Omnicare will use reasonable best efforts to elect Dr. Evans to the Coromed Board for a one year term. The Employment Agreements provide that the employee will be entitled to such employee benefits as are given to other similarly situated employees of Coromed. In addition, the Employment Agreements provide that if the employee is terminated without cause, he or she will be entitled to receive base compensation for the remainder of the Employment Agreement term.

     Pursuant to the Employment Agreements, the employees have agreed (i) during the term of employment and for five years thereafter, not to disclose any confidential information of Coromed, (ii) for five years after termination of employment, not to solicit customers or employees of Coromed and (iii) during the term of employment and for five years thereafter, not to develop, operate or participate in any business which competes with Coromed in North America, South America and Europe, subject to certain limited exceptions.

     In addition, pursuant to the Employment Agreements, the Principal Stockholders will receive warrants to purchase 100,000 shares (in the case of Dr. Evans) and 60,000 shares (in the case of each other Principal Stockholder) of Omnicare Common Stock as a portion of his or her employment compensation. The warrants are exercisable at any time up to and including the third day following the date on which the holder ceases to be employed by Coromed, unless such holder is terminated for "Cause" (as defined in the Employment Agreements), in which case the warrants are exercisable at any time up to and including the date of employment termination. The warrant exercise price per share of Omnicare Common Stock is the Average Closing Price calculated in accordance with the Merger Agreement.

     The Principal Stockholders will also enter into non-competition agreements with Coromed upon consummation of the Merger which restrict the rights of such persons to engage in businesses competitive with Coromed on terms substantially similar to the non-competition provisions of the Employment Agreements, for a period of fifteen years from the Effective Time. Omnicare views the involvement of the Principal Stockholders of Coromed to be valuable to Coromed and required the Principal Stockholders to enter into the non-competition agreements with Coromed to provide protection to Coromed against these individuals engaging in competitive activities with Coromed after the Merger.

     The Principal Stockholders as a group beneficially owned, as of the Record Date, 406,111 shares of Coromed Common Stock, representing approximately 62% of the Coromed Common Stock entitled to vote on the Merger, plus Coromed Options to acquire the following numbers of shares of Coromed Common Stock at the following purchase prices: Dr. Evans: 10,000 shares at $3.30 per share, 2,000 shares at $3.30 per share and 1,500 shares at $5.50 per share; Ms. Fedory: 9,000 shares at $3.30 per share, 1,750 shares at $3.30 per share and 1,250 shares at $5.50 per share; Mr. Massey: 8,000 shares at $3.30 per share, 1,500 shares at $3.30 per share and $1,000 shares at $5.50 per share; and Dr. Weishaar: 18,034 shares at $2.00 per share, 7,461 shares at $2.00 per share, 11,000 shares at $3.00 per share, 3,250 shares at $3.00 per share and 5,000 shares at $5.00 per share. All such Coromed Options which have not been exercised on or before the Closing Date will be treated in the Merger in the same manner as Coromed Options held by other holders on the Closing Date. See "THE MERGER -- Terms of the Merger."

     Each Principal Stockholder has entered into the Support Agreement pursuant to which such Principal Stockholder has agreed, among other things, (i) to vote his or her Principal Stockholder Shares in favor of the Merger and against any action that would interfere with the Merger, (ii) not to sell any Principal Stockholder Shares or engage in discussions concerning any such sale, and (iii) to grant to Omnicare the Principal Stockholder Option to purchase the Principal Stockholder Shares in exchange for shares of Omnicare Common Stock equal to the Exchange Ratio (calculated using the exercise date of the Principal Stockholder Option as the deemed date of the Effective Time for purposes of calculating the Average Closing Price, subject to the Collar Limitations). Each Principal Stockholder would also have the right to payment in cash for the shares of Omnicare Common Stock issuable under the Principal Stockholder Option having a value equal to such Average Closing Price, subject to the Collar Limitations. The Principal Stockholder Option is exercisable for a one-month period following
(i) the termination of the Merger Agreement under circumstances entitling Omnicare to the termination fee described below under "THE MERGER -- Termination Fees; Expenses of the Merger" or (ii) Coromed having entered into an agreement to engage in an Acquisition Transaction (as defined below). See "THE
MERGER -- Support Agreement."

     Pursuant to the Merger Agreement, all expenses incurred in connection with the Merger Agreement will be paid by the party incurring such expenses; provided, that if the Merger is consummated, the surviving corporation in the Merger will pay the reasonable fees and expenses incurred by Coromed and the Principal Stockholders in an amount up to $750,000 in the aggregate. See "THE MERGER -- Termination Fees; Expenses of the Merger."

     Omnicare has agreed with the Principal Stockholders to use reasonable best efforts to register under the Securities Act any shares of Omnicare Common Stock received by the Principal Stockholders pursuant to the Merger that have not otherwise been so registered, and to keep such registration in effect until the earlier of one year from the Effective Time and the date on which all such shares are sold. It is not currently anticipated that any such registration will be required.

     Pursuant to the Merger Agreement, the Principal Stockholders have agreed to indemnify Omnicare and its subsidiaries and their officers, directors and employees from certain liabilities arising from the breach by

Coromed or the Principal Stockholders of their representations, warranties and agreements in the Merger Agreement. See "THE MERGER -- Survival of Representations and Warranties; Indemnification."

SUPPORT AGREEMENT

     As a condition to Omnicare's willingness to enter into the Initial Merger Agreement, Coromed and the Principal Stockholders entered into a Support Agreement, dated as of January 27, 1997, with Omnicare.

     Pursuant to the Support Agreement, each Principal Stockholder has granted to Omnicare the Principal Stockholder Option to purchase, in whole but not in part, at the election of Omnicare, all of the Principal Stockholder Shares in exchange for the number of shares of Omnicare Common Stock equal to the number of the Principal Stockholder Shares to be purchased by Omnicare multiplied by the Exchange Ratio (calculated using the date the Stockholder Option is exercised as the deemed date of the Effective Time for purposes of calculating the Average Closing Price, subject to the Collar Limitations) (the "Purchase Price"). Each Stockholder may elect to cause Omnicare to pay all or a portion of the Purchase Price in cash. If Omnicare decides to exercise the Stockholder Option with respect to one Principal Stockholder, Omnicare must exercise the Principal Stockholder Option with respect to all Stockholders.

     The Stockholder Option may only be exercised by Omnicare following the occurrence of a Purchase Event (as defined below); provided, however, that the Stockholder Option terminates upon the earlier of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms (other than upon or during the continuance of a Purchase Event) or (iii) one month following any termination of the Merger Agreement upon or during the continuance of a Purchase Event (or, if, at the expiration of such one month period the Stockholder Option cannot be exercised by reason of any applicable, judgment, decree or order, 20 business days after such impediment to exercise shall have been removed or shall become final and not subject to appeal).

     The term "Purchase Event" is defined in the Support Agreement as (i) Coromed entering into an agreement to engage in an Acquisition Transaction (as defined below) or (ii) the Merger Agreement being terminated by Omnicare or Coromed under circumstances which would entitle Omnicare to a termination fee under the Merger Agreement.

     Pursuant to the Support Agreement, each Principal Stockholder has also agreed that during the period from the signing of the Support Agreement and continuing until the termination of the Principal Stockholder Option ("Principal Stockholder Option Period"), he or she will vote all of the Stockholder Shares which such Principal Stockholder is entitled to vote as follows: (i) in favor of approval and adoption of the Merger Agreement; and (ii) against any actions or agreement other than the Merger Agreement that would impede, interfere with, delay, postpone or attempt to discourage the Merger, including, without limitation: (a) any extraordinary corporate transactions, such as a merger, acquisition, consolidation, reorganization, share exchange, tender offer, exchange offer or similar transaction involving Coromed or any of its Subsidiaries; or (b) a sale or transfer of a substantial equity interest in or a substantial portion of the assets of Coromed or any of its Subsidiaries (each an "Acquisition Transaction").

     Each Principal Stockholder also has agreed that during the Stockholder Option Period, such Principal Stockholder will not without the prior written consent of Omnicare (i) sell, transfer, assign, pledge, hypothecate, cause to be redeemed or otherwise dispose of any of the Principal Stockholder Shares beneficially owned by him or her, (ii) grant any proxy or interest in the Principal Stockholder Shares or deposit the Principal Stockholder Shares into a voting trust or enter into a voting agreement or any arrangement with respect to the Principal Stockholder Shares, or (iii) take any action that would make any representation or warranty of the Principal Stockholder regarding the ownership of his or her Principal Stockholder Shares made in the Support Agreement untrue or incorrect or have the effect of preventing or disabling the Principal Stockholder from performing his or her obligations under the Support Agreement. In addition, each Principal Stockholder has agreed during the Principal Stockholder Option Period not to initiate, solicit or engage in any negotiations regarding an Acquisition Transaction and has agreed collectively to remain the beneficial and record owners of a majority of the outstanding shares of Coromed Common Stock during the Principal Stockholder Option Period.

EXCLUSIVITY

     The Merger Agreement provides that prior to the Effective Time, neither Coromed nor its Subsidiaries nor any of its officers, directors, employees, agents or representatives will initiate, solicit or encourage any inquiries or the making or implementation of any proposal or offer with respect to an Alternative Proposal (as defined below) or engage in any negotiations concerning, or provide any non-public information or data to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; provided, that the Coromed Board may furnish information or enter into discussions or negotiations with any person related to an Alternative Proposal if, and only to the extent, that the Coromed Board (i) determines in good faith based upon the written opinion of outside counsel that such action is required in order for the Coromed Board to comply with its fiduciary duties to its stockholders, (ii) provides written notice to Omnicare of the identity of the person inquiring and Coromed's intent to provide information to such person,
(iii) provides information to Omnicare on a timely basis as to the progress of the inquiries and copies of any written inquiries and proposals thereto; and
(iv) in the event that Coromed decides to accept the Alternative Proposal, Coromed provides Omnicare with at least five business days' prior written notice thereof, during which time Omnicare may make a counteroffer and Coromed will in good faith consider such counteroffer. The term "Alternative Proposal" as defined in the Merger Agreement means any merger, acquisition, consolidation, reorganization, share exchange, tender offer, exchange offer or similar transaction involving Coromed or any of its Subsidiaries, or any proposal or offer to acquire in any manner, directly or indirectly, a substantial equity interest in or a substantial portion of the assets of Coromed or any Subsidiary thereof.

RESALES OF OMNICARE COMMON STOCK

     All shares of Omnicare Common Stock received by Coromed stockholders in the Merger will be freely transferable pursuant to the Securities Act, except that shares of Omnicare Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Coromed prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Omnicare or Coromed generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party. The Merger Agreement requires Coromed to cause each of its affiliates to execute a written agreement (the "Affiliate Letter") to the effect that, among other things, such person will not offer to sell, sell or otherwise dispose of Omnicare Common Stock except (i) pursuant to an effective registration statement, (ii) pursuant to the provisions of Rule 145 under the Securities Act or (iii) pursuant to another exemption from registration under the Securities Act, which in the opinion of counsel reasonably acceptable in form and substance to Omnicare is available. Coromed has identified the Principal Stockholders as the current affiliates of Coromed.

     The Affiliate Letters provide that such affiliate not dispose of any shares of Omnicare Common Stock (excluding an amount up to 10% of Omnicare Common Stock received as a result of the Merger) until the financial results of at least 30 days of post-Merger combined operations of Coromed and Omnicare have been made publicly available. In addition, in order for the Merger to be treated as a "pooling of interests" under applicable United States accounting standards, during such period, aggregate sales by all affiliates may not exceed 1% of all shares of Omnicare Common Stock received by Coromed stockholders in the Merger.

     Pursuant to the Merger Agreement, Omnicare has agreed to publish 30 days' post-closing combined financial results of Omnicare and Coromed for the first full monthly period following the Closing Date within 45 days after the end of such monthly period in a form sufficient to satisfy pooling of interests requirements.

CONDITIONS TO THE MERGER

     Pursuant to the Merger Agreement, the respective obligations of Omnicare, Merger Sub, Coromed and the Principal Stockholders to effect the Merger are subject to the fulfillment at or prior to the Closing Date of the following conditions, among others: i) the Merger Agreement having been approved by the Coromed stockholders, ii) no order or injunction being in effect which prohibits the consummation of the transactions contemplated by the Merger Agreement, iii) all consents and approvals of governmental bodies required in connection with the Merger Agreement having been obtained, iv) approval of the Omnicare Common Stock to be issued to Coromed stockholders in connection with the Merger for listing on the NYSE, and v) Coromed having received opinions of Morgan, Lewis & Bockius LLP, special counsel to Coromed, on the date of the Proxy Statement/Prospectus and on the Closing Date, stating that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Coromed, Omnicare and Merger Sub will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

     The obligations of Coromed and the Principal Stockholders to effect the Merger are subject to the fulfillment at or prior to the Closing Date of the following conditions, among others: (a) Omnicare having performed in all material respects its agreements contained in the Merger Agreement and the representations and warranties of Omnicare and Merger Sub in the Merger Agreement being true and correct as of the Closing Date, if the failure of any of the representations or warranties to be so true and correct would be reasonably likely to have a material adverse effect on Omnicare, (b) Coromed having received from Coopers & Lybrand L.L.P. a letter stating their concurrence with the conclusion of Coromed's management that no conditions exist with respect to Coromed that would preclude the Merger from being treated as a "pooling of interests" under applicable United States accounting standards, and
(c) Omnicare having entered into an Employment Agreement with each Principal Stockholder.

     The obligations of Omnicare and Merger Sub to effect the Merger is subject to the fulfillment at or prior to the Closing Date of the following conditions, among others: (a) Coromed having performed in all material respects its agreements contained in the Merger Agreement and the representations and warranties of Coromed in the Merger Agreement being true and correct as of the Closing Date, if the failure of any of the representations or warranties to be so true and correct would be reasonably likely to have a material adverse effect on Coromed, (b) Omnicare having received from Price Waterhouse LLP an opinion that the Merger will be treated as a "pooling of interests" under applicable accounting standards, (c) from March 31, 1997 through the Effective Time, there having not occurred any change in the business, earnings, assets, liabilities, financial or other condition or results of operations of Coromed and its Subsidiaries, taken as a whole, that could have a material adverse effect on Coromed (other than any previously disclosed matters), (d) each of the Principal Stockholders having entered into an Employment Agreement and a Non-Competition Agreement with Omnicare, (e) no more than 5% of the outstanding shares of Coromed Common Stock being Dissenting Shares pursuant to Section 262 of the DGCL and (f) Omnicare having received the audited financial statements of Coromed for the fiscal year ended June 30, 1997.

     If the conditions relating to the receipt of assurances regarding the accounting or tax treatment of the Merger are waived, this Proxy
Statement/Prospectus will be amended and Coromed will resolicit stockholder votes to the extent required by law.

TERMINATION OF THE MERGER AGREEMENT

     The Merger may be abandoned at any time prior to the Effective Time as follows:

          (a) By mutual consent of Omnicare and Coromed.


          (b) By either the Omnicare Board or Coromed Board, if, (i) the Merger shall not have been consummated by December 31, 1997, (ii) the approval of Coromed stockholders is not obtained, or (iii) upon the existence of an order, decree or ruling by a court or governmental, regulatory or administrative agency or commission prohibiting the Merger.


          (c) By the Coromed Board (i) if upon exercise of its good faith judgment as to fiduciary duties to its stockholders based on the written opinion of outside counsel, the Coromed Board determines that termination is required due to the existence of an Alternative Proposal; provided, that Coromed must give Omnicare at least five business days' prior notice of its intention to recommend such Alternative Proposal, (ii) if there has been a breach by Omnicare or Merger Sub of any representation or warranty in the Merger Agreement that would be reasonably likely to have a material adverse effect on Omnicare or the Merger, or (iii) if there has been a material breach by Omnicare of any covenant or agreement in the Merger Agreement that is non-curable or, if curable, is not cured within 30 days after written notice of such breach.

          (d) By the Omnicare Board (i) if Coromed modifies or withdraws in a manner materially adverse to Omnicare its approval or recommendation of the Merger or recommends an Alternative Proposal to its stockholders, (ii) if there has been a breach by Coromed of any representation or warranty in the Merger Agreement that would be reasonably likely to have a material adverse effect on Coromed or the Merger, or (iii) if there has been a material breach by Coromed of any covenant or agreement in the Merger Agreement that is non-curable or, if curable, is not cured within 30 days after written notice of such breach.

TERMINATION FEES; EXPENSES OF THE MERGER

     If any person or entity makes an Alternative Proposal more favorable to Coromed stockholders than the Merger and thereafter the Merger Agreement is terminated pursuant to clauses (b)(ii), (c)(i) or (d) under the heading "THE MERGER -- Termination of the Merger Agreement" above, then, Coromed will on the day of such termination, pay Omnicare a fee of $2,000,000 which amount will be payable by wire transfer of same day funds.

     All costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses; provided, however, that if the Merger is consummated, Coromed, the surviving corporation in the Merger, shall pay the reasonable fees and expenses incurred by Coromed and the Principal Stockholders in connection with the transactions contemplated by the Merger Agreement in an amount not to exceed $750,000 in the aggregate.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains representations and warranties of Coromed regarding, among other things, Coromed's organization, capitalization, authority to enter into the Merger Agreement, compliance with laws, litigation and liabilities, absence of changes since March 31, 1997, tax matters, employee benefit matters and environmental matters. In addition, the Merger Agreement contains representations and warranties of the Principal Stockholders regarding, among other things, his or her ownership of shares of Coromed Common Stock and authority to enter into the Merger Agreement.

     The Merger Agreement contains representations and warranties of Omnicare and Merger Sub regarding, among other things, its capitalization, authority and the lack of material misstatements or omissions in certain Omnicare filings with the Commission.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

     The representations and warranties made by each of the parties in the Merger Agreement will survive the Effective Time for a period ending at the earlier of (i) one year from the Effective Time or (ii) the date upon which the first Annual Report on Form 10-K reflecting the combined operations of Omnicare and Coromed is filed with the Commission.

     Pursuant to the Merger Agreement, the Principal Stockholders will jointly and severally indemnify Omnicare and its subsidiaries and their officers, directors and employees from and against any liabilities and expenses arising out of or resulting from any breach of Coromed's representations and warranties in the Merger Agreement and any material breach by Coromed or the Principal Stockholders of the covenants and agreements in the Merger Agreement; provided, that (i) the Principal Stockholders will not be liable for breaches of certain environmental representations and warranties relating solely to the activities of third parties unless and until all Omnicare losses (of any nature) on a cumulative basis exceed $350,000, in which case the Principal Stockholders will be liable only for losses in excess of $350,000, and (ii) the Principal Stockholders will not be liable for any other breach by Coromed of its representations and warranties unless and until all Omnicare losses (of any nature) on a cumulative basis exceed $200,000, in which case the

Principal Stockholders will be liable only for losses in excess of $200,000. In addition, each Principal Stockholder will severally and not jointly indemnify Omnicare and its subsidiaries and their officers, directors and employees from and against any liabilities and expenses arising out of or resulting from any breach of such Principal Stockholder's representations and warranties in the Merger Agreement; provided, that such Principal Stockholder will not be liable for any such breach unless and until all Omnicare losses arising therefrom exceed $50,000, in which case such Principal Stockholder will be liable only for losses in excess of $50,000. Notwithstanding the foregoing, the Principal Stockholders' aggregate liability pursuant to this paragraph (over and above any threshold amounts described above) will not exceed $2,000,000.

GOVERNMENTAL AND REGULATORY APPROVALS

     Omnicare and Coromed do not believe that any governmental filings in the United States are required with respect to the Merger, other than the filing of the Certificate of Merger required to be filed with the Secretary of State of the State of Delaware in accordance with the DGCL and the filing of the registration statement of which this Proxy Statement/Prospectus is a part with the Commission.

APPRAISAL RIGHTS

     If the Merger is consummated, dissenting holders of Coromed Common Stock who follow the procedures specified in Section 262 of the DGCL are entitled to have their shares of Coromed Common Stock appraised by the Delaware Court of Chancery (the "Court") and to receive the "fair value" of such shares ("Dissenting Shares") in cash, as determined by the Court, in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the Merger Agreement.

     The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the Merger and demanding statutory appraisal rights, if such rights are available. This summary does not purport to be a complete statement of the provisions of the DGCL relating to the rights of Coromed stockholders to an appraisal of the value of their shares and is qualified in its entirety by reference to Section 262, the full text of which is attached as Appendix C hereto. Failure to follow these procedures exactly could result in the loss of appraisal rights. This Proxy Statement/Prospectus constitutes notice to holders of Coromed Common Stock concerning the availability of appraisal rights under Section 262. Under Section 262, a stockholder of record wishing to assert appraisal rights must hold his or her Coromed Common Stock on the date of making a demand for appraisal rights with respect to such stock and must continuously hold such stock through the Effective Time of the Merger.

     STOCKHOLDERS WHO DESIRE TO EXERCISE THEIR APPRAISAL RIGHTS MUST SATISFY ALL OF THE CONDITIONS OF SECTION 262. A WRITTEN DEMAND FOR APPRAISAL OF SHARES MUST BE FILED WITH COROMED BEFORE THE TAKING OF THE VOTE ON THE MERGER. THIS WRITTEN DEMAND FOR APPRAISAL OF SHARES MUST BE IN ADDITION TO AND SEPARATE FROM ANY PROXY VOTE ABSTAINING FROM OR VOTING AGAINST THE MERGER. ANY SUCH ABSTENTION OR VOTE AGAINST THE MERGER WILL NOT CONSTITUTE A DEMAND FOR APPRAISAL WITHIN THE MEANING OF SECTION 262.

     STOCKHOLDERS ELECTING TO EXERCISE THEIR APPRAISAL RIGHTS UNDER SECTION 262 MUST NOT VOTE FOR APPROVAL OF THE MERGER. IF A STOCKHOLDER RETURNS A SIGNED PROXY BUT DOES NOT SPECIFY A VOTE AGAINST APPROVAL OF THE MERGER OR A DIRECTION TO ABSTAIN, THE PROXY WILL BE VOTED FOR APPROVAL OF THE MERGER, WHICH WILL HAVE THE EFFECT OF WAIVING THAT STOCKHOLDER'S APPRAISAL RIGHTS.

     A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the certificates representing shares of Coromed Common Stock. If the stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or for the fiduciary. If the stock is owned of record by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in Coromed Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

     A record owner, such as a broker, who holds stock as a nominee for others, may exercise appraisal rights with respect to the stock held for all or less than all beneficial owners of stock as to which the holder is the record owner. In such case the written demand must set forth the number of stock covered by such demand. Where the number of stock is not expressly stated, the demand will be presumed to cover all stock outstanding in the name of such record owner.

     A Coromed stockholder who elects to exercise appraisal rights will be required to mail or deliver his or her written demand to: Coromed, Inc., Rensselaer Technology Park, 185 Jordan Road, Troy, New York 12180-7615,
Attention: Secretary. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares owned, and that the stockholder is thereby demanding appraisal of his or her stock. Within ten days after the Effective Time of the Merger, Coromed must provide notice of the Effective Time of the Merger to all of its stockholders who have complied with
Section 262 and have not voted for approval of the Merger.

     Within 120 days after the Effective Time of the Merger, any stockholder who has satisfied the requirements of Section 262 will be entitled, upon written request, to receive from Coromed a statement setting forth the aggregate number of shares not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.

     Within 120 days after the Effective Time of the Merger (but not thereafter), either Coromed or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Dissenting Shares.

     Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon Coromed, which must, within 20 days after service, file in the office of the Register of Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Coromed. If a petition is filed by Coromed, the petition must be accompanied by the verified list. The Register of Chancery, if so ordered by the Court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to Coromed and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the Court deems advisable. The forms of notices by mail and by publication must be approved by the Court, and the costs thereof shall be borne by Coromed.

     If a petition for an appraisal is timely filed, after a hearing on such petition, the Court will determine which stockholders are entitled to appraisal rights and thereafter will appraise the stock owned by such stockholders, determining the fair value of such stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Court is to take into account all relevant factors.

     Coromed stockholders considering seeking appraisal should bear in mind that the fair value of their stock determined under Section 262 could be more than, the same as, or less than the applicable consideration they are entitled to receive pursuant to the Merger Agreement if they do not seek appraisal of their stock. The cost of the appraisal proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder seeking appraisal rights, the Court may order that all or a portion of the expenses incurred by such stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all stock entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

     Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the Effective Time of the Merger, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to stockholders of record at a date prior to the Effective Time of the Merger).

     At any time within 60 days after the Effective Time of the Merger, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered in the Merger Agreement. After this period, a stockholder may withdraw his or her demand for appraisal only with the consent of Coromed. If no petition for appraisal is filed with the Court within 120 days after the Effective Time of the Merger, stockholders' rights to appraisal (if available) shall cease and all stockholders shall be entitled to receive the consideration as provided for in the Merger Agreement. Inasmuch as Coromed has no obligation to file such a petition, and has no present intention to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Court demanding appraisal shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     Pursuant to the Merger Agreement, the obligations of Omnicare and Merger Sub to effect the Merger are conditioned upon, among other things, holders of no more than 5% of the outstanding shares of Coromed Common Stock having taken the actions required to exercise appraisal rights pursuant to Section 262 of the DGCL. See "THE MERGER -- Conditions to the Merger."

ACCOUNTING TREATMENT OF THE MERGER

     Omnicare and Coromed believe that the Merger will qualify as a "pooling of interests" for accounting and financial reporting purposes, and have been so advised by their respective independent public accountants. Coromed's historical financial condition and results of operations are not material to Omnicare's historical consolidated financial statements. Accordingly, (i) Coromed's results of operations will be included in the consolidated financial statements of Omnicare from the date of consummation of the Merger and (ii) pro forma financial statements are not included herein.

     The obligations of Coromed to consummate the Merger are conditioned upon receipt by Coromed of a letter from Coopers & Lybrand L.L.P. which states their concurrence with the conclusion of Coromed's management that no conditions exist with respect to Coromed that would preclude the Merger from being treated as a "pooling of interests" under applicable United States accounting standards, and the obligations of Omnicare and Merger Sub to consummate the Merger are conditioned upon receipt by Omnicare of an opinion from Price Waterhouse LLP, to the effect that the Merger will be accounted for as a "pooling of interests" for the purposes of generally accepted accounting principles and applicable accounting rules of the Commission.

COMPARISON OF STOCKHOLDER RIGHTS

     Omnicare and Coromed are each incorporated under the laws of the State of Delaware. Holders of shares of Coromed Common Stock, whose rights as stockholders are currently governed by the DGCL, the Certificate of Incorporation of Coromed ("Coromed Certificate") and the Bylaws of Coromed, as amended ("Coromed Bylaws"), will, upon the exchange of their shares pursuant to the Merger, become holders of shares of Omnicare Common Stock, and their rights as such will be governed by the DGCL, the Restated Certificate of Incorporation of Omnicare ("Omnicare Certificate"), and the Amended Bylaws of Omnicare ("Omnicare Bylaws"). The material differences between the rights of holders of shares of Coromed Common Stock and of the rights of holders of shares of Omnicare Common Stock result from differences in their governing corporate documents and are summarized below. This summary is qualified in its entirety by reference to the full text of the respective Certificates of Incorporation and Bylaws of Omnicare and Coromed.

     The provisions in the Omnicare Certificate described below that differ from the Coromed Certificate, including (i) the ability of the Omnicare Board to issue, and designate the terms of, one or more series of Preferred Stock and
(ii) the provision that directors may be removed without cause only by a vote of two-thirds of all outstanding shares entitled to vote, could have a potential anti-takeover effect on Omnicare, by making it more difficult for a third party to acquire control of Omnicare without the consent of the Omnicare Board.

  Authorized Capital

     The Omnicare Certificate provides that Omnicare has authority to issue 110,000,000 Omnicare Common Stock, par value $1.00 per share, of which approximately 79,497,512 were outstanding as of March 31, 1997, and 1,000,000 shares of Preferred Stock, without par value, of which no shares are currently outstanding. The Coromed Certificate provides that Coromed has authority to issue 2,000,000 Coromed Common Stock, par value $.01 per share, of which 657,706 were outstanding as of the Record Date.

     As a consequence and following the Merger, Coromed stockholders will no longer hold Coromed Common Stock, but will instead hold shares of Omnicare Common Stock.

  Board Approved Preferred Stock

     The Omnicare Certificate allows the Omnicare Board to issue one or more series of Preferred Stock and to designate the number of shares to be included in such series; the dividend rate; the redemption price or prices if any; the terms and conditions of the redemption of or purchase of the shares of such series; the terms and conditions on which such shares are convertible into common stock or any other securities, if they are convertible; and any and all other designations, preferences and relative participating, option, voting or other special rights and qualifications, limitations or restrictions thereof, of such series. Pursuant to the Coromed Certificate, Coromed has no shares of preferred stock authorized for issuance.

     Although it has no present intention to do so, the Omnicare Board has the ability to issue one or more series of Omnicare Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Omnicare Board will make any determination to issue such shares based on its judgment as to the best interests of Omnicare and its stockholders.

  Directors

     Number. The Omnicare Bylaws provide for no fewer than three and no more than thirty directors with the number of directors to be determined by board resolution, or in the absence thereof, the number of directors shall be the number of directors elected at the preceding annual meeting of stockholders. Currently, the Omnicare Board has fixed the number of directors at fifteen.

     The Coromed Bylaws has fixed the number of directors at four.

     Election of Directors. The Omnicare Bylaws provide for the election of directors at the annual meeting of stockholders or in the event of a vacancy, by the directors (see "Vacancy" below). Directors are elected by a plurality of the votes cast. No person may be nominated for election as a director unless written notice of intention to nominate such person shall have been given to the Chairman, the President or the Secretary of Omnicare by a stockholder entitled to notice of and to attend a meeting of stockholders at which directors are to be elected no later than 15 business days before the date of such meeting.

     The Coromed Bylaws provide for the election of directors at the annual meeting by the stockholders.

     Removal. The Omnicare Certificate provides that the directors may be removed without cause only by two-thirds of the shares then entitled to vote at an election of directors.

     The Coromed Bylaws provide for the entire board or any individual director to be removed from office without cause by a majority vote of the holders of the outstanding shares entitled to vote.

     Vacancies. The Omnicare Bylaws state that vacancies in the Omnicare Board, whether caused by resignation, removal, death or any other reason, and newly created directorships resulting from any increase in the authorized number of directors, may be filled either by majority vote of the directors then remaining in office (whether or not sufficient in number to constitute a quorum), or by a sole remaining director, or by a

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

plurality of the votes cast at the meeting of stockholders held for that purpose. In addition, the Omnicare Bylaws state that in the event that one or more directors shall resign from the Omnicare Board, effective at a future date, a majority of the directors then in office, including those who have so resigned effective at a future date, shall have power to fill the vacancy or vacancies which will result when such resignation(s) become effective, the vote thereon to take effect when such resignation(s) become effective.

     The Coromed Bylaws state that any vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and that each person so elected as director will remain as director until his successor is elected and qualified or until his earlier resignation and removal.

     As a consequence of and following the Merger, the rights and obligations of holders of Coromed Common Stock with respect to the Omnicare Board will be governed by the provisions of the Omnicare Certificate and the Omnicare Bylaws described in the foregoing paragraphs.

  Stockholders' Meetings

     Special Meeting of Stockholders. The Omnicare Bylaws state that special stockholders' meetings may be called at any time by the Chairman, the President or the Secretary and must be called by the aforementioned upon the written request of the majority of the Omnicare Board or of the holders of record of a majority of the stock then entitled to vote for the election of directors.

     The Coromed Bylaws state that special stockholders' meetings may be called by the Coromed Board, by the President or by the holders of record of not less than a majority of the shares outstanding and entitled to vote.

     Stockholder Action by Written Consent. The Omnicare Bylaws allow any action required or permitted to be taken at a meeting of stockholders to be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of record of shares having not less than the minimum voting power that would have been necessary to take such action at a meeting at which all common stock entitled to vote thereon were present and voted.

     The Coromed Bylaws allow for stockholder action by written consent on substantially the same terms as the Omnicare Bylaws.

     Quorum. The Omnicare Bylaws provide that a quorum at any meeting is constituted when holders of record of shares having a majority of the voting power of the stock entitled to vote at any such meeting are present.

     Pursuant to the Coromed Bylaws, the presence of holders of a majority of the outstanding shares entitled to vote constitutes a quorum. The stockholders present at a duly organized meeting may continue to do business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. In the case of any meeting for the election of directors, those stockholders who attend the second of such adjourned meetings, although less than a quorum, will, nonetheless, constitute a quorum for the purpose of electing directors.

     Notice and Waiver of Notice of Meetings. The Omnicare Bylaws require, unless otherwise provided by law, that notice of an annual or special stockholders' meeting (specifying the time, place and purpose thereof) be given not less than 10 nor more than 50 days before the meeting date and does not, unless otherwise provided by law, require notice of any adjourned meeting of stockholders.

     The Coromed Bylaws follow the DGCL in requiring that notice of an annual or special stockholders' meeting be given not less than 10 nor more than 60 days before the day of the meeting and requiring that a notice of adjournment be given if the adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting. The notice is to specify the place, day and hour of the meeting and, in the case of a special meeting or where otherwise required by law, the general nature of the business to be transacted at such meeting.

     As a consequence of and following the Merger, the rights and obligations of Coromed stockholders with respect to the calling and notice of Omnicare stockholders' meetings will be governed by the provisions of the Omnicare Bylaws discussed above.

  Business Combinations.

     Pursuant to the Omnicare Certificate, a merger or consolidation of Omnicare with, a disposition of a substantial part of Omnicare's assets to or with, the transfer of Omnicare securities in exchange for assets or securities with a fair market value of $5 million or more to, or the transfer of Omnicare securities for cash to, a person or entity beneficially owning 10% or more of the outstanding shares of Omnicare capital stock entitled to vote in the election of directors, requires the approval of the holders of a majority of the outstanding shares of Omnicare capital stock not beneficially owned by such person or entity. No such approval is required for a transaction: (i) with another corporation of which Omnicare is the majority stockholder, (ii) with another person or entity, if the Omnicare Board approved a memorandum of understanding with such person or entity before such person or entity became a 10% stockholder of Omnicare, or (iii) approved unanimously by the Omnicare Board prior to the consummation thereof.

     The Coromed Certificate contains no similar provision.

  Amendment of Certificate of Incorporation.

     The Omnicare Certificate provides that the provisions of the Omnicare Certificate may be amended or repealed in the manner provided by law, except that the approval of two-thirds of each class entitled to vote thereon is required to amend or repeal the provisions of the Omnicare Certificate relating to (i) the power of the Omnicare Board to amend or repeal the Omnicare Bylaws,
(ii) business combinations with interested stockholders described in "Business Combinations" above, (iii) removal of directors without cause, (iv) directors' liability; and (v) indemnification of directors, officers and employees.

     The Coromed Certificate may be amended, altered or repealed in any manner provided by law.

  Amendment of Bylaws.

     The Omnicare Certificate permits the Omnicare Board to make, alter or repeal the Omnicare Bylaws. The Omnicare Bylaws permit the bylaws to be altered, amended or repealed and new bylaws to be made and adopted by action of a majority of the whole Omnicare Board or by the stockholders.

     The Coromed Certificate allows the Coromed Board to make, alter or repeal the Coromed Bylaws. The Coromed Bylaws also provide for the stockholders to adopt, amend or repeal the Coromed Bylaws.

  Limitation on Directors' Liability.

     The Omnicare Certificate provides that a director will not be liable to Omnicare or its stockholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by the DGCL.

     Similarly, the Coromed Certificate provides that a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by the DGCL.

  Indemnification of Directors.

     The Omnicare Certificate provides for indemnification of directors, officers, employees and agents to the full extent permitted by the DGCL.

     Similarly, the Coromed Bylaws provide for the indemnification of any director, officer, employee or agent to the full extent permitted by the DGCL.

             CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion summarizes the material federal income tax consequences of the Merger to holders of Coromed Common Stock and is based upon the Code, the applicable Treasury Department regulations thereunder, judicial authority and current administrative rulings and practice, all as in effect as of the date hereof. Future legislation, regulations, administrative rulings or court decisions could significantly change such authorities either prospectively or retroactively. The following discussion does not address the consequences of the Merger under state, local or foreign law nor does the discussion address all aspects of federal income taxation that may be important to a stockholder in light of such stockholder's particular circumstances or to stockholders subject to special rules, including, without limitation, financial institutions, insurance companies, foreign individuals and entities, tax-exempt entities, dealers in securities, persons who acquired Coromed Common Stock pursuant to the exercise of an employee option (or otherwise as compensation) or persons holding Coromed Common Stock as part of an integrated investment (including a "straddle") comprised of shares of Coromed Common Stock and one or more other positions. This discussion assumes that Coromed stockholders hold their respective shares of Coromed Common Stock as capital assets within the meaning of Section 1221 of the Code.

     Coromed has received an opinion from Morgan, Lewis & Bockius LLP, dated as of the date of this Proxy Statement/Prospectus and based upon, among other things, representation letters provided by Coromed and Omnicare, that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and Coromed, Omnicare, and Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code. In addition, such opinion states that (i) a Coromed stockholder will not recognize gain or loss upon the exchange of Coromed Common Stock solely for Omnicare Common Stock;
(ii) the payment of cash to a Coromed stockholder in lieu of a fractional share interest in Omnicare Common Stock will be treated as if the fractional share had been distributed as part of the exchange and then redeemed by Omnicare; and
(iii) any such cash payment will be treated as having been received as a distribution in payment for the Omnicare Common Stock hypothetically redeemed as provided in Section 302 of the Code, and generally should result in the recognition of capital gain or loss measured by the difference between the amount of cash received and the portion of the tax basis of the Coromed Common Stock allocable to such fractional share interest. It is a condition to the obligations of each party to consummate the Merger that the opinion of Morgan, Lewis & Bockius LLP referred to above be confirmed as of the Closing Date.

     THE FOLLOWING SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS WITHOUT REFERENCE TO THE FACTS AND CIRCUMSTANCES OF ANY PARTICULAR STOCKHOLDER. THIS DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. MOREOVER, THIS DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGER. ACCORDINGLY, EACH STOCKHOLDER IS URGED TO CONSULT WITH SUCH STOCKHOLDER'S TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER.

     Exchange of Coromed Common Stock for Omnicare Common Stock. Except as discussed below under "Cash Received in Lieu of Fractional Shares", no gain or loss will be recognized for federal income tax purposes by holders of Coromed Common Stock who exchange their Coromed Common Stock for Omnicare Common Stock pursuant to the Merger. The aggregate tax basis of Omnicare Common Stock received as a result of the Merger will be the same as the stockholder's aggregate tax basis in the Coromed Common Stock surrendered in the exchange (reduced by any tax basis allocable to fractional shares exchanged for cash) and the holding period of the Omnicare Common Stock received will include the holding period of the Coromed Common Stock surrendered therefor.

     Cash Received in Lieu of Fractional Shares. No fractional shares of Omnicare Common Stock will be issued upon the surrender for exchange of certificates representing shares of Coromed Common Stock. The payment of cash to a holder of Coromed Common Stock in lieu of a fractional share interest in Omnicare Common Stock will be treated as if the fractional share had been distributed as part of the exchange and then redeemed by Omnicare. The cash payment will be treated as having been received as a distribution in payment for the Omnicare Common Stock hypothetically redeemed as provided in Section 302 of the Code and generally should result in the recognition of capital gain or loss measured by the difference between the amount of cash received and the portion of the tax basis of the Coromed Common Stock allocable to such fractional share interest. For individuals, such capital gain or loss will be long-term capital gain or loss if such share of Coromed Common Stock has been held for more than eighteen months at the Effective Time, mid-term capital gain or loss if such share of Coromed Common Stock has been held for more than twelve months but not more than eighteen months at the Effective Time or short-term capital gain or loss if such Coromed Common Stock has been held for twelve months or less. Long term capital gains are currently taxed at a maximum rate of 20%, mid-term capital gains are currently taxed at a maximum rate of 28% and short-term capital gains are currently taxed at ordinary income rates.

     Expenses of the Merger. Any Coromed stockholder whose expenses relating to the Merger are paid on his or her behalf by Coromed will be deemed to receive from Coromed ordinary income equal to the amount of such expenses.

     Dissenters. The tax consequences to a Coromed stockholder who exercises dissenters' rights with respect to a share of Coromed Common Stock and receives payment for such share in cash will generally not depend on the qualification of the Merger as a reorganization for federal income tax purposes. Such stockholder will generally recognize capital gain or loss for federal income tax purposes, measured by the difference between the holder's basis in such share and the amount of cash received. For individuals, such capital gain or loss will be long-term capital gain or loss if such share has been held for more than eighteen months, mid-term capital gain or loss if such share of Coromed Common Stock has been held for more than twelve months but not more than eighteen months or short-term capital gain or loss if such Coromed Common Stock has been held for twelve months or less. Long term capital gains are currently taxed at a maximum rate of 20%, mid-term capital gains are currently taxed at a maximum rate of 28% and short-term capital gains are currently taxed at ordinary income rates.

     Backup Withholding. Unless an exemption applies under the applicable law and regulations, the Exchange Agent is required to withhold, and will withhold, 31% of any cash payments to a stockholder in the Merger unless the stockholder provides the appropriate form as described below. Each Coromed stockholder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be sent to each Coromed stockholder, so as to provide the information (including the stockholder's taxpayer identification number) and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to Omnicare and the Exchange Agent.

                              BUSINESS OF COROMED

     Coromed, founded in 1989 and headquartered in Albany, New York, is an international contract service organization, providing preclinical research and clinical development services worldwide to the pharmaceutical, biotechnology and, to a lesser extent, medical device industries. These services are provided under contract between the client company and Coromed. The services that Coromed provides to its clients complement their research and development departments and help to reduce their drug development time and cost.

     Preclinical research services are comprised of research chemical synthesis and pharmacological research services. Chemical synthesis services include the syntheses of reference chemicals, metabolites of known chemical entities, and novel chemicals for preclinical pharmacological assessment. Pharmacological research services include efficacy and safety studies conducted in laboratory research models comprising enzyme tests, receptor assays, isolated tissue and whole organ assays as well as intact animal models.

     Coromed's clinical development services are comprised of the management of clinical trials and the management of clinical data. These services include the design of clinical trials, recruitment of clinical investigational sites for the conduct of the clinical trials, and management of the trials. These services also include the collection and analysis of data from the clinical trials and the generation of reports summarizing the outcomes of the clinical trials. The clinical development services also include quality assurance audits of clinical sites and of clinical data. In addition, as part of its clinical development services, Coromed provides regulatory consulting to companies in support of their submissions to government regulatory agencies.

     Coromed has built its business through strategic internal expansion. In 1993, Coromed established a satellite office in San Diego, California, to provide more effectively clinical trials monitoring and management services in the west coast region. Coromed also initiated its international expansion in 1993, with the incorporation in Quebec, Canada of Coromed Canada, a wholly-owned subsidiary that provides comprehensive clinical development services throughout Canada. The expansion of Coromed's international capabilities and operations continued with the incorporation of Coromed S.A. in Buenos Aires, Argentina in 1995.

     In January 1997, Coromed signed a joint venture agreement with a leading group of cardiologists in the New England area. The joint venture provides Coromed access to clinical cardiology investigative sites for clinical trials. The joint venture represents Coromed's initial entry into site management. Initially, the cardiology sites will consist of approximately 35 investigative sites. The investigative sites will conduct clinical research under a standard procedure and agreement that will facilitate the implementation of new clinical studies in a timely manner.

     The size of contracts awarded to Coromed has increased over time as a result of Coromed's ability to provide a full range of services to its clients. This is exemplified by the commencement in October of 1996 of a clinical trials management project which generated approximately $1.9 million of revenue in the fiscal year ended June 30, 1997. As part of this project, Coromed is providing clinical monitoring services, data management services, medical report writing and quality assurance. Coromed seeks to secure even larger contracts as a result of its continued development of capabilities in key areas of clinical trials management and data management. There can be no assurance that Coromed will be able to secure such contracts and even if such contracts are secured that they will be profitable.

     In November of 1996, Coromed executed a letter of intent with a European contract research organization. The proposed operating alliance which is currently being developed would enable Coromed to utilize the infrastructure of this European organization in Coromed's international trials. The alliance would also enable Coromed to provide pharmacoeconomic and quality of life studies to its clients. The definitive form of the alliance remains under discussion, and the outcome of these discussions cannot be predicted.

SERVICES

  General

     Coromed offers a full range of services that encompass the preclinical drug research and clinical drug development processes. Coromed believes that its knowledge and experience in all stages of pharmaceutical research enhance its credibility with prospective clients. Coromed's full range of services and global experience complement the research and development departments of pharmaceutical and biotechnology companies.

  Drug Research

     To assist clients in the identification and preclinical development of novel therapeutics, the Biological Research Division provides a full range of pharmacological testing systems, with particular expertise in cardiovascular and respiratory/pulmonary pharmacology. Coromed works closely with clients to identify the most appropriate design and procedures to serve the study objective. Results are analyzed and summarized in comprehensive scientific reports suitable for publication or regulatory submission. Complementing Coromed's Chemistry Division, the Biological Research Division can assess synthesized compounds for activity in a full range of pharmacological testing systems.

     Coromed's Chemistry Division offers extensive chemical synthesis and analytical services to the pharmaceutical, biotechnology, and chemical industries. Organic chemists employed by Coromed, who are experienced in medicinal chemistry and drug development, are available to serve clients' chemical research needs. Synthesized substances are prepared in a confidential, economical and timely manner. All products are accompanied by complete documentation which carefully details chemical processes and analytical results.

  Drug Development

     Coromed provides a full range of drug development services, including clinical trials management, clinical data management, biostatistical analysis, study design, medical writing, quality assurance and regulatory affairs services. Coromed provides these services individually or as an integrated package of services.

     Coromed offers complete services for the design, initiation and management of clinical trial programs, a critical element in obtaining regulatory approval for drugs. Although Coromed specializes in cardiovascular, oncology/AIDS, and pulmonary/respiratory areas, Coromed has also performed services in connection with trials in most therapeutic areas, including central nervous system, infectious disease, metabolic disorders, obstetrics and gynecology, genitourinary, and rheumatology. Coromed's multi-disciplinary clinical trials group can examine a product's existing preclinical and clinical data to design clinical trials to establish the product's safety and efficacy profile.

     Clinical trials are monitored to ensure strict adherence to Good Clinical Practice guidelines and regulations. The design of efficient Case Report Forms ("CRFs"), detailed operations manuals and site visits by Coromed's clinical research associates ensure that clinical investigators and their staffs follow the established protocols of the studies. Coromed has adopted standard operating procedures which are intended to satisfy regulatory requirements and serve as a tool to promote the high quality of Coromed's clinical services worldwide.

     Clinical trials represent one of the most expensive and time-consuming parts of the overall drug development process. The information generated during these trials is critical for gaining marketing approval from the United States Food and Drug Administration (the "FDA") or other regulatory agencies. Coromed's Clinical Affairs Division assists clients with one or more of the following steps:

          - Study Protocol Design. The protocol defines the medical issues the study seeks to examine and the statistical tests that will be conducted. Accordingly, the protocol defines the frequency and type of laboratory and clinical measures that are to be tracked and analyzed. The protocol also defines the number of patients required to produce a statistically valid result, the period of time over which they must be tracked and the frequency and dosage of drug administration. The study's success depends, in part, on the protocol's ability to predict correctly the requirements of the regulatory authority.

          - Case Report Forms Design. Once the study protocol has been finalized, CRFs must be developed. The CRF may change at different stages of a trial. The CRFs for one patient in a given study may consist of 100 or more pages.

          - Site and Investigator Recruitment. The drug is administered to patients by physicians, referred to as investigators, at hospitals, clinics or other locations, referred to as sites. Potential investigators may be identified by the drug sponsor or by Coromed. Coromed generally solicits the investigators' participation in the study. The trial's success depends on the successful identification and recruitment of investigators with an adequate base of patients who satisfy the requirements of the study protocol. Coromed has access to and experience with several thousand investigators who have conducted clinical trials.

          - Patient Enrollment. The investigators find and enroll patients suitable for the study. The speed with which trials can be completed is significantly affected by the rate at which patients are enrolled. Prospective patients are required to review information about the drug and its possible side effects, and sign an informed consent form to record their knowledge and acceptance of potential side effects. Patients also undergo a medical examination to determine whether they meet the requirements of the study protocol. Patients then receive the drug and are examined by the investigator as specified by the study protocol.

          - Study Monitoring and Data Collection. As patients are examined and tests are conducted in accordance with the study protocol, data are recorded on CRFs and laboratory reports. The data are collected from study sites by specially trained persons known as monitors. Monitors visit sites regularly to ensure that the CRFs are completed correctly and that all data specified in the protocol are collected. The monitors take completed CRFs to the study coordinating site, where the CRFs are reviewed for consistency and accuracy before their data is entered into an electronic database. Coromed's study monitoring and data collection services comply with the FDA's adverse events reporting guidelines.

          - Medical Services. Throughout the course of a clinical trial, Coromed's physicians can provide a range of medical research and consulting services, including medical monitoring of clinical trials.

     Coromed's data management personnel assist in the design of CRFs, as well as training manuals for investigators, to ensure that data are collected in an organized and consistent format. Databases are designed according to the analytical specifications of the project and the particular needs of the client. Prior to data entry, Coromed personnel screen the data to detect errors, omissions and other deficiencies in completed CRFs. Coromed provides clients with data abstraction, data review and coding, data entry, database verification and editing and problem data query resolution.

     Coromed has extensive experience in the creation of scientific databases for all phases of the drug development process, including the creation of customized databases to meet client-specific formats, integrated databases to support New Drug Application ("NDA") submissions and databases in strict accordance with regulatory specifications. For example, Coromed is currently preparing the design of a single database which will incorporate the safety data for all clinical studies (including those developed by Coromed, as well as those developed by other contractors) in order to perform the overall safety analysis, listings, and tables required for NDA documentation.

     Coromed's biostatistics personnel assist clients with all phases of drug development, including biostatistical consulting, database design, data analysis and statistical reporting. These individuals develop and review protocols, design appropriate analysis plans and design report formats to address the objectives of the study protocol as well as the client's individual objectives. Working with the programming staff, biostatisticians perform appropriate analyses and produce tables, graphs, listings and other applicable displays of results according to the analysis plan.

     Working closely with clinical, statistical, regulatory, and quality assurance experts, Coromed's medical writers develop documents in accordance with regulatory guidelines and industry standards. Such documents

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

include clinical/statistical study reports, U.S. and international regulatory submissions, safety and efficacy summaries, clinical investigator brochures, protocols, and manuscripts and abstracts for publication.

     Coromed provides complete inspection and auditing services to assure the overall quality of research, as well as to ensure full compliance with U.S. and international regulations and guidelines. These services support clients' preclinical safety and efficacy studies, including those subject to Good Laboratory Practice regulations and clinical studies under Good Clinical Practice guidelines and regulations. Additionally, Coromed provides inspection and auditing of facilities for compliance with Good Manufacturing Practice regulations. Coromed's Quality Assurance and Compliance experts can audit studies conducted by Coromed, the client or another organization.

     Further supporting clients' clinical development projects, Coromed prepares the specialized documents required for conducting clinical trials and submitting regulatory applications, and also assists with U.S. and international regulatory matters. Regulatory affairs services include compilation, filing and maintenance of U.S. and international regulatory submissions for new drugs, medical devices, and diagnostics, as well as development of regulatory strategies and consultation on regulatory issues. Coromed's regulatory specialists interact directly with regulatory authorities on the client's behalf.

INFORMATION SYSTEMS

     Coromed has invested in information technology designed to help it provide high quality services in a cost effective manner to clients and to manage its internal resources. Coromed's wide area network and electronic communications systems connect approximately 100 computers worldwide, exclusive of secure and direct links to clients for communications and data-transfer activities. Coromed's data management and biostatistics functions are performed with SAS(TM) in an Axiant(TM)/Oracle client/server environment. Proprietary ClinTrace(TM) and internally-developed Oracle(R) serious adverse event systems and computerized project tracking/scheduling applications are used to effectively manage clients' large-scale domestic and multinational clinical research projects. Coromed's information systems are designed to work in support of and reinforce Coromed's standard operating procedures. Coromed's information technology system is open and flexible, thus allowing it to be adapted to the multiple needs of clients. Coromed's experience with additional information systems and technologies, such as remote data entry, fax technology, and cost-accounting systems, also provide efficient and effective support to clients' clinical development and regulatory activities. SAS(TM), Axiant(TM), ClinTrace(TM), and Oracle(TM) are service marks or trade marks owned by The SAS Institute Incorporated, Cognos Incorporated, Domain Solutions Corporation, and Oracle Corporation, respectively.

CLIENTS

     Since its founding in 1989, Coromed has served approximately 115 clients in the pharmaceutical and biotechnology industries including 15 of the top 20 pharmaceutical companies in North America and 10 of the top 15 pharmaceutical companies worldwide. Coromed has provided research and development services to major North American, European and Japanese pharmaceutical and biotechnology companies. Coromed has expanded geographically primarily through internal growth, supplemented by strategic business relationships, with a goal of serving all major client markets worldwide and positioning Coromed to serve developing markets. Among CROs, Coromed is distinctive in having recognized operations in South America. Approximately 60% of Coromed's clients are pharmaceutical companies and approximately 40% are biotechnology companies. To date, the number of clients in the medical device industry has not been significant.

COMPETITION

     Coromed primarily competes against in-house departments of pharmaceutical companies, full service CROs, and, to a lesser extent, universities and teaching hospitals. Some of these competitors have substantially greater capital, technical and other resources than Coromed. CROs generally compete on the basis of previous experience, medical and scientific expertise in specific therapeutic areas, the quality of contract research, the ability to organize and manage large-scale trials on a global basis, the ability to manage large and complex medical databases, the ability to provide statistical and regulatory services, the ability to recruit investigators, the ability to integrate information technology with systems to improve the efficiency of contract research, an international presence with strategically located facilities, financial viability and price. Coromed believes that it competes favorably in these areas.

     The CRO industry is highly fragmented, with participants ranging from several hundred small, limited service providers to several large, full-service CROs with global operations. Large CROs include ClinTrials Research, Inc., Covance Inc., Pharmaceutical Product Development, Inc. and Quintiles Transnational Corporation. The trend toward CRO industry consolidation has resulted in heightened competition among the larger CROs for clients and acquisition candidates. In addition, consolidation within the pharmaceutical industry as well as a trend toward the concentration by pharmaceutical companies of outsourcing among fewer CROs has led to heightened competition for CRO contracts. Coromed believes its specialization in particular therapeutic areas, its complementary drug research (preclinical) and drug development (clinical) services, and its international presence are significant competitive strengths.

EMPLOYEES

     As of June 30, 1997, Coromed had approximately 140 employees, of which 11 hold Ph.D. or M.D. degrees. Approximately 76% of the full-time employees are located at the corporate headquarters and 24% are located in Coromed's other domestic or foreign offices. In addition, Coromed has consulting agreements with 8 M.D.s from different therapeutic areas which Coromed utilizes on an as-needed basis to enhance its drug development services.

FACILITIES

     Coromed generally leases all of its facilities. Coromed's corporate offices are located in Albany, New York, where it leases approximately 23,500 square feet under a lease that expires in 1999. Coromed also maintains U.S. offices in San Diego, California; Harrison, Arkansas; and Shreveport, Louisiana. Coromed's Canadian subsidiary is located in Montreal, Canada. Coromed's South American subsidiary is located in Buenos Aires, Argentina. Coromed's European office is in Ghent, Belgium.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS OF COROMED

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated certain financial data as a percentage of net revenue and the percentage change in these items compared to the prior comparable period. The trends illustrated in the following table may not be indicative of future results.

                                                                              PERCENTAGE INCREASE
                                        PERCENTAGE OF NET REVENUE                 (DECREASE)
                                    ----------------------------------     -------------------------
                                                                           FISCAL     FISCAL   FISCAL
                                        FISCAL YEAR ENDED JUNE 30,          1996      1995     1994
                                    ----------------------------------       TO        TO       TO
                                     1997      1996     1995     1994       1997      1996     1995
                                    ------     ----     ----     -----     ------     ----     -----
Net revenue.......................     100%     100%     100%      100%      (8.1)%   54.5%     46.5%
Costs and expenses:
  Direct costs....................    79.1     58.0     58.5      64.5       25.2     53.4      32.9
  Selling, general and
     administrative...............    33.1     26.5     27.5      37.4       14.6     48.9       7.7
  Acquisition & Merger Costs......     3.9
  Depreciation and amortization...     2.4      1.9      2.5       3.4       16.6     18.8       6.8
                                     -----     ----     ----     -----     ------
Total operating expenses..........  118.50     86.4     88.5     105.3       25.9     51.0      23.1
                                     -----     ----     ----     -----     ------
Income (loss) from operations.....   (18.5)%   13.6%    11.5%     (5.3)%   (225.2)%   81.3%    417.1%
                                     =====     ====     ====     =====     ======     ====     =====

     Direct costs consist of compensation and related fringe benefits for employees engaged on client projects, other project-related costs not reimbursed and information systems costs. Selling, general and administrative expenses consist of compensation and related fringe benefits for selling and administrative employees, professional services (e.g., accounting and legal) and advertising costs, as well as leasing and other costs related to facilities.

     Net revenue from Coromed's foreign Subsidiaries for fiscal years 1997, 1996, 1995, 1994 constituted 9.3%, 11.0%, 6.7% and 7.2% of Coromed's net revenues, respectively. (See footnote 11, Foreign Operations of the consolidated financial statements).

  Fiscal Year Ended June 30, 1997 Compared to Fiscal Year Ended June 30, 1996

     Net revenue decreased by $687,000, or (8.1%), to $7.8 million for Fiscal 1997 from $8.5 million for Fiscal 1996. This net revenue decrease was primarily attributable to completion of large clinical studies and the delays in securing an equivalent volume of new clinical projects from prospective clients. Coromed completed a large study in June 1996 which contributed approximately $1.9 million of net revenue for Fiscal 1996. Coromed completed two other clinical studies in December 1996 for one client which contributed approximately $2.4 million of net revenue ($1.8 million for Fiscal 1996 and $.6 million for Fiscal
1997). Even though Coromed initiated one large clinical development project in October 1996, which contributed approximately $1.9 million for Fiscal 1997, Coromed has experienced delays in other pending clinical projects.

     Direct costs increased by $1.2 million, or 25.2%, to $6.1 million for Fiscal 1997 from $4.9 million for Fiscal 1996. This increase is primarily attributable to the increase in clinical study personnel associated with the growth in the business that occurred in fiscal year 1996. In addition, the staff of the data management division increased by 54% to increase Coromed's data management capacity and capabilities. Direct costs as a percentage of net revenue increased to 79.1% for Fiscal 1997 from 58% for Fiscal 1996. This increase is primarily due to the inability to allocate labor and overhead costs (primarily clinical study and data management personnel) to client projects, due to the completion of a large study in June 1996. With the commencement of a large study in October 1996 and the potential for an additional large study in the near future, project and data management personnel were not reduced during Fiscal 1997. To mitigate the future potential of excess labor costs, Coromed has implemented a program to utilize contingent staff on an as needed basis. Coromed has defined contingent staff as a pool of resources who are knowledgeable and trained in data processing and data management and are available for employment on an as needed basis. Thus, Coromed maintains a reduced core staff that is supplemented by the contingent staff, effectively reducing Coromed's labor costs during the periods between contracts and allowing Coromed to maintain only the resources required at any given time. Coromed believes this will allow the company to fulfill staff needs during peak periods and to effectively reduce staff upon the completion of large studies, thereby reducing fixed labor expenses.

     Selling, general and administrative expenses increased by $326,800, or 14.6%, to $2.6 million for Fiscal 1997 from $2.2 million for Fiscal 1996. This increase was primarily due to increased administrative personnel including marketing personnel, hiring and facilities costs, in line with management's objective of increasing infrastructure to accommodate Coromed's anticipated growth. Selling, general and administrative expenses as a percentage of net revenue increased to 33.1% for Fiscal 1997 from 26.5% for Fiscal 1996 primarily due to increased marketing efforts.

     Depreciation and amortization expense increased by $27,000, or 16.6% to $189,100 for Fiscal 1997 from $162,100 for Fiscal 1996. The increase was primarily due to increased capital spending on computer equipment to support the increase in project related personnel. Depreciation and amortization as a percentage of net revenue increased to 2.4% for Fiscal 1997 from 1.9% for Fiscal 1996.

     Income from operations decreased from income of $1.14 million for Fiscal 1996 to a loss of $1.43 million for Fiscal 1997. Included in Fiscal 1997 were one-time expenses associated with the Proposed Merger with Omnicare in the amount of $303,100. In addition, this decrease was primarily the result of underabsorption of labor and overhead costs during the period from July 1996 through June 1997 as a result of the completion of two large clinical studies combined with the delay in commencing other anticipated projects. To mitigate the future potential of excess labor costs, Coromed has implemented a program to utilize contingent staff on an as needed basis, allowing Coromed to more effectively manage labor requirements. In addition to the contingent pool of resources established in the data management area, Coromed has reduced core staff in the clinical management area and is establishing a pool of clinical research associates who are available on an as needed basis.

     Other income (expenses) increased by $24,400 to a net income of $28,400 for Fiscal 1997 from a net income of $4,000 for Fiscal 1996. This increase is the result of a $10,600 increase in other income and by a $13,700 decrease in interest expense.

     Coromed's effective income tax rate was 3.2% for Fiscal 1997 as compared to 12.3% for Fiscal 1996. The higher effective rate for Fiscal 1996 as compared with Fiscal 1997 was primarily attributable to the elimination of the valuation allowance against deferred tax assets at June 30, 1996 and the re-establishment of the valuation allowance at June 30, 1997. (See Note 9 to the Coromed Financial Statements.)

  Fiscal Year Ended June 30, 1996 Compared To Fiscal Year June 30, 1995

     Net revenue increased by $2.98 million, or 54.5%, to $8.46 million for fiscal 1996 from $5.47 million for fiscal 1995. This net revenue growth was primarily attributable to an increase in the number and average contract value of clinical research projects serviced by Coromed.

     Direct costs increased by $1.7 million, or 53.4%, to $4.9 million for fiscal 1996 from $3.2 million for fiscal 1995. This increase in direct costs was due to the increase in the number of project-related personnel, expansion of facilities, and information system costs necessary to support the increased level of operations. Direct costs as a percentage of net revenue remained constant at 58.0% for fiscal 1996 compared to 58.5% for fiscal 1995.

     Selling, general and administrative expenses increased by $736,200, or 48.9%, to $2.24 million for fiscal 1996 from $1.5 million for fiscal 1995. This increase was primarily due to increased costs associated with additional administrative personnel, greater hiring and selling costs, facilities expansion to support Coromed's growth, principally in the U.S. and in South America. Selling, general and administrative expenses as a percentage of net revenue decreased to 26.5% for fiscal 1996 from 27.5% for fiscal 1995, primarily due to Coromed's expanded revenue base.

     Depreciation and amortization expense increased by $25,600, or 18.8%, to $162,100 for fiscal 1996 from $136,500 for fiscal 1995. The increase resulted from an increase in depreciation associated with increased capital expenditures. Depreciation and amortization as a percentage of net revenue decreased to 1.9% for fiscal 1996 from 2.5% for fiscal 1995.

     Income from operations increased by $513,400, or 81.3%, to $1.14 million for fiscal 1996 from $631,200 for fiscal 1995. This increase was primarily attributable to an increase in the number and average contract value of clinical research projects with modest growth in operating expenses.

     Other income (expenses) improved by $35,700, or 112.6%, to a net other income of $4,000 for fiscal 1996 from a net other expense of $31,700 for fiscal 1995. This improvement was primarily due to interest income as a result of higher average balances of cash.

     Coromed's effective income tax rate was 12.3% for fiscal 1996 as compared to 12.5% for fiscal 1995.

  Fiscal Year Ended June 30, 1995 Compared to Fiscal Year Ended June 30, 1994

     Net revenue increased by $1.7 million, or 46.5%, to $5.5 million for fiscal 1995 from $3.7 million for fiscal 1994. This increase was primarily due to an increase in fiscal 1995 (over 1994) of the volume of clinical research projects of $1.4 million, or 52.1%, and an increase in the volume of drug research projects of $304,000, or 16%.

     Direct costs increased by $791,500, or 32.9%, to $3.2 million for fiscal 1995 from $2.4 million for fiscal 1994. Substantially all of the increase in direct costs was due to increased expenses associated with hiring of additional project-related personnel and the expansion of facilities. Direct costs as a percentage of net revenue decreased to 58.5% in fiscal 1995 from 64.5% in fiscal 1994. This decrease was primarily due to the increased work force utilization.

     Selling, general and administrative expenses increased by $107,400, or 7.7%, to $1.5 million in fiscal 1995 from $1.4 million in fiscal 1994. The increase in selling, general and administrative expenses was due to continued development of infrastructure to support expanded operations. Due to the comparative increase in the volume of projects and related revenue, selling, general and administrative expenses as a percentage of net revenue decreased to 27.5% in fiscal 1995 from 37.4% for fiscal 1994.

     Depreciation and amortization expenses increased by $8,700, or 6.8%, to $136,500 in fiscal 1995 from $127,800 in fiscal 1994. This increase was primarily due to increased capital spending in computer systems to support the increase in projects. Depreciation and amortization as a percentage of net revenue decreased to 2.5% in fiscal 1995 from 3.4% for fiscal 1994.

     Income from operations increased by $830,200, or 417.1%, to income of $631,200 for fiscal 1995 from a loss of $199,000 for fiscal 1994. This increase was primarily attributable to an increase in the volume of clinical and drug research projects with modest growth in operating expenses.

     Other income (expenses) increased by $6,300, or 24.8%, to a net expense of $31,700 in fiscal 1995 from a net expense of $25,400 in fiscal 1994. The change was primarily due to the discontinuance of a state sponsored job incentive program in fiscal 1994 which reduced other income.

     The effective tax rate in fiscal 1995 was 12.5% as compared to (32.3)% in fiscal 1994. The higher effective tax rate for fiscal 1994 as compared with fiscal 1995 was primarily attributable to a higher proportion of taxable income from foreign operations in fiscal 1994 and the use of net operating loss carryovers in fiscal 1995.

  Liquidity and Capital Resources

     Since its inception, Coromed has primarily financed its operations and growth from cash flow from operations and from the sale of company stock primarily through its employee stock purchase plan and through private investment. These funds have been used for working capital and capital expenditures primarily for information systems improvements and facilities expansion.

     Coromed's drug research and drug development contracts are generally fixed in price with a small variable component, such as travel, which is billed directly to the client. Coromed's drug research contracts range in duration from a few days to a few months, while Coromed's drug development contracts range from a few months to several years. Because Coromed's drug research and drug development contracts are typically fixed in price, Coromed is at risk for any potential cost overruns. Coromed generally minimizes its financial risk by pre-determining costs of its services by estimating the resources required to fulfill a contract based upon historical experience. As a result, Coromed has generally stayed within the budget estimates of its fixed priced contracts. The cash flows from contracts typically consists of a down payment required to be paid at the time the contract is entered into and the balance in installments over the contract's duration. Revenue from contracts is generally recognized on a percentage of completion basis as the work is performed. Accordingly, cash receipts do not necessarily correspond to costs incurred and revenue recognized on contracts. Coromed's cash flow is influenced by the changes in levels of billed and unbilled accounts receivable, net of amounts advance billed representing unearned revenue. As a result, the number of days outstanding in accounts receivable, net of advance billings, and the related dollar values of these accounts can vary due to the achievement of contractual milestones and the timing and size of cash receipts. The number of days revenue outstanding, net of advance billings, averages generally 30 to 45 days.

     Coromed has incurred a loss from operations for the year ended June 30, 1997, and has a working capital deficit and stockholders' deficiency at June 30, 1997. These factors raise substantial doubt about the Company's ability to continue as a going concern, if Coromed is unable to obtain adequate financing to support its operations or to achieve sufficient profitability to sustain its operations. Despite a working capital deficit of approximately $1.5 million at June 30, 1997, Coromed believes that it will be able to continue to meet its cash flow requirements from operations. At July 31, 1997, Coromed had approximately $700,000 in cash and cash equivalents, approximately $1.2 million of accounts receivable (including accrued but unbilled amounts) and a backlog of existing work of approximately $9.7 million. At July 31, 1997, Coromed also had bid proposals outstanding for contracts valued at approximately $37.0 million, the highest level in the history of Coromed. The execution of contracts is typically accompanied by certain initial payments by the contracting clients to assist in meeting cash flow requirements of Coromed in performing those contracts. In addition to these revenue sources and opportunities, Coromed has also undertaken certain actions to control expenses, including the implementation of a program to shift a portion of its labor force in the clinical and data management divisions from full time employees to contingent staff who will be employed by the Company on an as needed basis. This action should allow Coromed to meet staffing needs during peak periods and reduce staffing during slower periods to control direct costs. Coromed believes that the combination of its business prospects and its cost reduction measures will enable Coromed to improve its cash flow, return to profitability and adequately meet its foreseeable working capital needs. However, there can be no assurance that these initiatives will be successful and that additional financing will not be needed, or that such additional financing would be available if required.

     The foregoing statements include forward-looking statements which involve risks and uncertainties. Coromed's actual experience may differ materially from that discussed above. Factors that might cause such a difference include, but are not limited to those discussed elsewhere in this document, as well as future events that may have the effect of reducing Coromed's available cash balances.

                  BENEFICIAL OWNERSHIP OF COROMED COMMON STOCK

     The following table sets forth, as of the date of this Proxy Statement/Prospectus, the number of shares of Coromed Common Stock beneficially owned by: (i) each person who is known by Coromed to beneficially own five percent (5%) or more of the outstanding shares of Coromed Common Stock, (ii) each director and executive officer of Coromed, and (iii) all of Coromed's directors and executive officers as a group.

                                                              AMOUNT AND            PERCENTAGE
                                                               NATURE OF                OF
     NAME AND ADDRESS OF                                      BENEFICIAL           OUTSTANDING
     BENEFICIAL OWNER(1)                                     OWNERSHIP(5)          SHARES OWNED
     --------------------------------------------------  ---------------------     ------------
     Dale B. Evans(2)..................................         150,628                22.46%
     Alice G. Fedory(3)................................         148,886                22.23
     Thomas J. Massey(4)...............................         130,347                19.51
     Ronald E. Weishaar(5).............................          56,995                 8.11
     Joan R. Dembinski(6)..............................          53,623                 8.10
     All executive officers and directors as a group (4
       persons)(2)(3)(4)(5)............................         486,856                65.93%
                                                                -------                -----

---------------

(1) Unless otherwise noted, Coromed believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Each beneficial owner's percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the date of this Proxy Statement/Prospectus have been exercised. The address for Dale B. Evans, Alice G. Fedory, Thomas J. Massey, Ronald E. Weishaar and Joan R. Dembinski is Coromed, Inc., Rensselaer Technology Park, 185 Jordan Road, Troy, New York 12180-7615.

(2) Includes (a) 12,000 shares of common stock issuable upon the exercise of options at a price of $3.30 and (b) 1,500 shares of common stock issuable upon the exercise of options at a price of $5.50.

(3) Includes (a) 10,750 shares of common stock issuable upon the exercise of options at a price of $3.30 per share and (b) 1,250 shares of common stock issuable upon the exercise of options at a price of $5.50 per share.

(4) Includes (a) 9,500 shares of common stock issuable upon the exercise of options at a price of $3.30 per share and (b) 1,000 shares of common stock issuable upon the exercise of options at a price of $5.50 per share.

(5) The amount shown for Dr. Weishaar includes (a) 1,250 shares jointly owned by Dr. Weishaar and his spouse, (b) 25,495 shares of common stock issuable upon the exercise of options at a price of $2.00 per share, (c) 14,250 shares of common stock issuable upon the exercise of options at a price of $3.00 per share and (d) 5,000 shares of common stock issuable upon the exercise of options at a price of $5.00 per share.

(6) Includes (a) 3,685 shares of common stock issuable upon the exercise of options at a price of $2.00 per share and (b) 1,000 shares of common stock issuable upon the exercise of options at a price of $3.00 per share.

                                    EXPERTS

     The consolidated balance sheets of Coromed, Inc. and Subsidiaries as of June 30, 1997 and 1996 and the related consolidated statements of operations, stockholders equity (deficiency), and cash flows for each of the three years in the period ended June 30, 1997, included in this Proxy Statement/Prospectus and the related Registration Statement have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of Omnicare incorporated in this Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K of Omnicare for the year ended December 31, 1996 as amended on Form 10-K/A dated August 6, 1997, have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL OPINIONS

     The validity of the Omnicare Common Stock to be issued by Omnicare in connection with the Merger will be passed upon by Dewey Ballantine, New York, New York.

     Certain tax matters relating to the Merger will be passed upon for Coromed by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
REPORT OF INDEPENDENT ACCOUNTANTS.....................................................  F-2
Consolidated Statements of Operations for the years ended June 30, 1997, 1996 and
  1995................................................................................  F-3
Consolidated Balance Sheets at June 30, 1997 and 1996.................................  F-4
Consolidated Statements of Stockholders' Equity (Deficiency) for the years ended June
  30, 1997, 1996 and 1995.............................................................  F-5
Consolidated Statements of Cash Flows for the years ended June 30, 1997, 1996 and
  1995................................................................................  F-6
Notes to Consolidated Financial Statements............................................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of
Coromed, Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheets of Coromed, Inc. and Subsidiaries as of June 30, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of Coromed's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Coromed, Inc. and Subsidiaries as of June 30, 1997 and 1996 and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that Coromed will continue as a going concern. As described in Note 1 to the consolidated financial statements, Coromed has incurred a loss from operations for the year ended June 30, 1997, and has a working capital deficit and a stockholders' deficiency at June 30, 1997. These factors raise substantial doubt about Coromed's ability to continue as a going concern if Coromed is unable to obtain adequate financing to support its operations or to achieve sufficient profitability to sustain its operations. Coromed and the holders of a majority of its common stock have entered into agreements under which Coromed, upon consummation of a merger, would become a wholly-owned subsidiary of Omnicare, Inc. and part of an affiliated group with substantial financial resources. Management has also implemented certain plans to address its cash flow requirements. These matters are more fully described in Note 1. The consolidated financial statements do not include any adjustments that might result from any inability of Coromed to continue as a going concern.

     As described in Note 16 to the consolidated financial statements, the accompanying consolidated financial statements for 1996 and 1995 have been restated to correct an error relating to revenue recognition under certain contracts.

                                          COOPERS & LYBRAND L.L.P.

Albany, New York
September 5, 1997

                         COROMED, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    YEARS ENDED JUNE 30, 1997, 1996 AND 1995

                                                           1997            1996           1995
                                                        -----------     ----------     ----------
Drug development (Clinical, Program Management and
  Quality Assurance)..................................  $ 6,274,019     $7,239,841     $4,183,518
Drug research (Chemistry and Biology).................    1,494,397      1,215,350      1,288,272
                                                        -----------     ----------     ----------
     Net revenue......................................    7,768,416      8,455,191      5,471,790
                                                        -----------     ----------     ----------
Operating expenses:
  Direct costs........................................    6,141,850      4,907,541      3,199,317
  Selling, general and administrative.................    2,567,803      2,240,965      1,504,810
  Acquisition and merger costs........................      303,081
  Depreciation and amortization.......................      189,099        162,118        136,506
                                                        -----------     ----------     ----------
     Total operating expenses.........................    9,201,833      7,310,624      4,840,633
                                                        -----------     ----------     ----------
     Income (loss) from operations....................   (1,433,417)     1,144,567        631,157
Other income..........................................       41,192         30,560          6,612
Interest expense......................................      (12,825)       (26,571)       (38,337)
                                                        -----------     ----------     ----------
     Income (loss) before income tax..................   (1,405,050)     1,148,556        599,432
Income tax expense....................................       45,604        141,224         74,834
                                                        -----------     ----------     ----------
     Net income (loss)................................  $(1,450,654)    $1,007,332     $  524,598
                                                        ===========     ==========     ==========
Earnings (loss) per share:
  Primary.............................................  $     (2.30)    $     1.49     $     0.88
  Fully diluted.......................................        (2.30)          1.49           0.88
Weighted average shares outstanding:
  Primary.............................................      631,806        675,673        594,000
  Fully Diluted.......................................      631,806        675,673        594,000

   The accompanying notes are an integral part of the consolidated financial statements.

                         COROMED, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             JUNE 30, 1997 AND 1996

                                                                        1997            1996
                                                                     -----------     ----------
                              ASSETS
Current assets:
  Cash and cash equivalents........................................  $   166,069     $1,714,137
  Accounts receivable, net of allowance for bad debts of $5,000 and
     $33,000 at June 30, 1997 and 1996.............................    1,420,106      1,119,380
  Prepaid expenses and other current assets........................       22,062         39,662
  Officer and employee loans and advances..........................       36,962         22,250
  Taxes receivable.................................................      284,713
  Deferred tax asset...............................................                     278,339
                                                                     -----------     ----------
          Total current assets.....................................    1,929,912      3,173,768
Fixed assets, net..................................................      694,785        620,149
Other assets.......................................................       34,546          6,050
                                                                     -----------     ----------
                                                                     $ 2,659,243     $3,799,967
                                                                     ===========     ==========
         LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
  Current maturities of long-term debt.............................  $    37,771     $  102,198
  Current obligations under capitalized leases.....................       36,986         22,986
  Accounts payable.................................................      132,497         77,290
  Accrued expenses.................................................      844,203        802,957
  Deferred revenue.................................................    1,015,963        831,224
  Clinical investigation advances..................................    1,363,809        965,679
  Income taxes payable.............................................                     293,189
                                                                     -----------     ----------
          Total current liabilities................................    3,431,229      3,095,523
                                                                     -----------     ----------
Noncurrent liabilities:
  Long-term debt, less current maturities..........................                      41,995
  Obligation under capitalized leases, less current obligations....        8,191         12,786
                                                                     -----------     ----------
          Total noncurrent liabilities.............................        8,191         54,781
                                                                     -----------     ----------
          Total liabilities........................................    3,439,420      3,150,304
                                                                     -----------     ----------
Commitments
Stockholders' equity (deficiency):
  Common stock; par value $.01; 2,000,000 shares authorized; June
     30, 1997 -- 801,923 issued, 657,706 outstanding; June 1996 --
     752,054 shares issued, 609,442 outstanding....................        8,022          7,521
  Additional paid-in capital.......................................      966,026        813,431
  Accumulated deficit..............................................   (1,491,942)       (36,639)
  Common stock notes receivable....................................     (103,558)
  Treasury stock, at cost (144,217 shares and 142,612 shares
     at June 30, 1997 and 1996, respectively.......................     (158,725)      (134,650)
                                                                     -----------     ----------
     Total stockholders' equity (deficiency).......................     (780,177)       649,663
                                                                     -----------     ----------
                                                                     $ 2,659,243     $3,799,967
                                                                     ===========     ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                         COROMED, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                FOR THE YEARS ENDED JUNE 30, 1997, 1996 AND 1995

                                        COMMON STOCK
                              ---------------------------------                                            COMMON
                                SHARES                            ADDITIONAL                               STOCK
                              OUTSTANDING                          PAID-IN     ACCUMULATED   TREASURY      NOTES
                                (000S)      AMOUNT   SUBSCRIBED    CAPITAL       DEFICIT       STOCK     RECEIVABLE      TOTAL
                              -----------   ------   ----------   ----------   -----------   ---------   ----------   -----------
Balance, June 30, 1994.......     507       $6,252    $ 10,478     $431,433    $(1,568,569)  $ (26,011)  $      -0-   $(1,146,417)
Treasury stock purchased.....      (8)                                                         (22,864)                   (22,864)
Issuance of committed
  stock......................       4          36      (10,478)      10,442
Stock issued for consulting
  services...................       7          70                    20,825                                                20,895
Stock issued under employee
  stock purchase plan........      16         159                    41,747                                                41,906
Net proceeds from sale of
  common stock...............      15         150                    44,902                                                45,052
Stock issued for repayment of
  related party debt.........       7          70                    20,930                                                21,000
Stock issued to employees in
  lieu of cash
  compensation...............      24         240                    71,715                                                71,955
Net income...................                                                      524,598                                524,598
                                  ---       ------    --------     --------    -----------   ---------    ---------   -----------
Balance, June 30, 1995.......     572       6,977          -0-      641,994     (1,043,971)    (48,875)         -0-      (443,875)
Treasury stock purchased.....     (17)                                                         (85,775)                   (85,775)
Stock issued under employee
  stock purchase plan........      20         196                    68,945                                                69,141
Net proceeds from sale of
  common stock...............      33         335                    98,755                                                99,090
Stock issued to employees in
  lieu of cash
  compensation...............       1          13                     3,737                                                 3,750
Net income...................                                                    1,007,332                              1,007,332
                                  ---       ------    --------     --------    -----------   ---------    ---------   -----------
Balance, June 30, 1996.......     609       7,521          -0-      813,431        (36,639)   (134,650)         -0-       649,663
Receipt of promissory note
  from sale of common
  stock......................      46         458                    99,918                                (103,558)       (3,182)
Treasury stock purchased.....      (2)                                                         (24,075)                   (24,075)
Stock issued under employee
  stock purchase plan........       4          38                    45,933                                                45,971
Stock issued to employees in
  lieu of cash
  compensation...............       1           5                     6,744                                                 6,749
Other........................                                                       (4,649)                                (4,649)
Net loss.....................                                                   (1,450,654)                            (1,450,654)
                                  ---       ------    --------     --------    -----------   ---------    ---------   -----------
Balance, June 30, 1997.......     658       $8,022    $    -0-     $966,026    $(1,491,942)  $(158,725)  $ (103,558)  $  (780,177)
                                  ===       ======    ========     ========    ===========   =========    =========   ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                         COROMED, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED JUNE 30, 1997, 1996 AND 1995

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                       1997              1996             1995
                                                    -----------       ----------       ----------
Cash flows from operating activities:
  Net income (loss)...............................  $(1,450,654)      $1,007,332       $  524,598
  Adjustments to reconcile net income (loss) to
     net cash provided by operating activities:
     Depreciation and amortization of fixed             189,099          162,118          133,091
       assets.....................................
     Amortization of deferred costs...............                                          3,415
     Provision for bad debts......................      (28,000)          33,000
     Gain on sale of fixed assets.................                        (1,931)
     Services provided in exchange for common             6,749            3,750           92,850
       stock......................................
     Deferred tax asset...........................      278,339         (278,339)
     Changes in operating assets and liabilities:
       Accounts receivable........................     (272,726)          (4,026)        (652,208)
       Prepaid expenses and other current                17,600           28,303          (26,454)
          assets..................................
       Officer and employee loans and advances....      (14,712)         (12,500)          19,655
       Taxes receivable...........................     (284,713)
       Accounts payable...........................       55,207          (88,511)        (171,785)
       Accrued expenses...........................       41,246          442,780         (278,106)
       Deferred revenue...........................      184,739         (580,142)       1,020,599
       Clinical investigation advances............      398,130          519,905           72,372
       Income taxes payable.......................     (293,189)         220,464              300
       Other, net.................................      (36,327)           8,180          (14,230)
                                                    -----------       ----------        ---------
          Net cash provided by (used in) operating   (1,209,212)       1,460,383          724,097
            activities............................
                                                    -----------       ----------        ---------
Cash flows from investing activities:
  Proceeds from sale of fixed assets..............                         2,020
  Purchase of fixed assets........................     (224,735)        (216,357)        (115,064)
                                                    -----------       ----------        ---------
          Net cash used in investing activities...     (224,735)        (214,337)        (115,064)
                                                    -----------       ----------        ---------
Cash flows from financing activities:
  Proceeds from sale of common stock..............       45,971          168,231           86,958
  Principal payments on debt......................     (106,422)        (131,204)        (121,286)
  Principal payments on obligations under capital       (29,595)         (20,238)         (14,764)
     leases.......................................
  Purchase of treasury stock......................      (24,075)         (85,775)         (22,864)
                                                    -----------       ----------        ---------
          Net cash used in financing activities...     (114,121)         (68,986)         (71,956)
                                                    -----------       ----------        ---------
Net increase (decrease) in cash and cash             (1,548,068)       1,177,060          537,077
  equivalents.....................................
Cash and cash equivalents, beginning of year......    1,714,137          537,077              -0-
                                                    -----------       ----------        ---------
Cash and cash equivalents, end of year............  $   166,069       $1,714,137       $  537,077
                                                    ===========       ==========        =========

   The accompanying notes are an integral part of the consolidated financial statements.

                         COROMED, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization:

     Coromed, a Delaware corporation, was incorporated in June 1989 and initiated business on October 9, 1989. On December 15, 1993, Coromed formed 3103-3798 Quebec, Inc. (Coromed Canada), a wholly owned Canadian-based subsidiary. As part of its strategy to become an international Contract Research Organization (CRO), Coromed in June of 1994 proceeded to establish a presence in Europe and in South America, with the opening of branch offices in Ghent, Belgium, and Buenos Aires, Argentina. On July 15, 1995, Coromed formed Coromed S.A. (Coromed South America), a majority-owned Argentina-based Subsidiary, which was established from Coromed's branch office in Buenos Aires, Argentina. These actions enhanced Coromed's opportunities for involvement in worldwide drug development programs with its clients. With bases of operation in the U.S. (east and west coasts), Canada, Argentina, and Belgium, Coromed offers clients the requisite resources for executing and managing international clinical trials and programs in multiple therapeutic areas with special emphasis in cardiovascular, oncology and AIDS. In addition, Coromed provides support to its clients in the pre-clinical areas of chemistry and biology.

  Basis of presentation:

     The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company experienced a net loss $1,450,654 for the year ended June 30, 1997 which resulted in a working capital deficit and stockholders' deficiency at June 30, 1997 of $1,501,317 and $780,177, respectively. These factors raise substantial doubt about the Company's ability to continue as a going concern if the Company is unable to obtain adequate financing to support its operations or achieve sufficient profitability to sustain its operations. Upon consummation of the Merger described in the accompanying proxy statement/prospectus, the Company would become a wholly-owned subsidiary of Omnicare, Inc. and part of an affiliated group with substantial financial resources. Additional plans of management with regard to the cash flow requirements of the Company are more fully described in the Liquidity Section of the "Management Discussion and Analysis of Financial Condition and Results of Operations" of Coromed in the accompanying proxy statement/prospectus. The consolidated financial statements do not include any adjustments that might result from any inability of the Company to continue as a going concern.

  Principles of consolidation:

     The consolidated financial statements include the accounts of Coromed, Coromed Canada and Coromed S.A. Significant intercompany accounts and transactions have been eliminated in the consolidation.

  Joint venture:

     The Company and Cardiology Investigators of New England, LLC ("CINE") each have a 50% ownership in Cardiovascular Clinical Studies, LLC (the "Joint Venture") a joint venture entity. The Joint Venture, which has a calendar year end, was formed in January 1997, for the purpose of facilitating the development of new cardiovascular therapy including drugs and devices. Under the Joint Venture agreement, each shareholder contributed $20,000 and is not under any obligation to make any additional capital contribution or loan to the Joint Venture. Coromed's investment in the Joint Venture is accounted for under the equity method and its financial exposure is limited to its capital contribution.

  Use of estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and

                         COROMED, INC. AND SUBSIDIARIES
liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management estimates and assumptions include allowance for bad debts, revenue recognized on the percentage of completion method, recoverability periods of long-lived assets and valuation allowance for deferred tax assets. Actual results could differ from those estimates.

  Concentration of credit risk:

     Coromed maintains cash balances at one U.S. bank with a bank balance of $397,165 at June 30, 1997. This balance is insured by the Federal Deposit Insurance Corporation up to $100,000. In addition, at June 30, 1997, Coromed has $65,068 of uninsured cash in foreign bank accounts.

     In fiscal year June 30, 1997, Coromed had three clients which each contributed 10% or greater of total revenue. The percentages were 25%, 23% and 10% of total revenue. In fiscal year June 30, 1996, Coromed had two clients which each contributed 10% or greater of total revenue. The percentages were 26% and 37% of total revenue.

  Cash and cash equivalents:

     For the purpose of the statements of cash flows, Coromed defines cash and cash equivalents as cash and investments with original maturities of three months or less.

  Fixed assets:

     Fixed assets are recorded at cost at the date of acquisition. Renewals and betterments are capitalized. Repairs and maintenance are charged to earnings as incurred. Upon retirement or disposal of assets, the applicable costs and accumulated depreciation will be eliminated from the accounts and any resulting gain or loss included in income.

     Capitalized leased assets and leasehold improvements are amortized over the shorter of their estimated useful life or lease term.

     Depreciation is computed by the straight-line method for financial reporting purposes over the following estimated useful lives:

                                                                        YEARS
                                                                       -------
                Laboratory equipment...............................     3 - 15
                Furniture, fixtures and office equipment...........     3 - 10
                Capital leases.....................................     3 - 10
                Leasehold improvements.............................     3 - 15

  Long-lived assets:

     The Company adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," on July 1, 1996. This statement requires that long-lived assets and certain identifiable intangibles be periodically reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Pursuant to SFAS No. 121, the Company periodically reviews its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. When such

                         COROMED, INC. AND SUBSIDIARIES
circumstances occur, the Company evaluates the possible effects on the carrying amount of such assets. The adoption of this statement did not have a significant effect on the Company's consolidated financial position or consolidated results of operations.

  Revenue recognition:

     The majority of the Company's revenues are generated by time and material type contracts that recognize revenue as the services are provided. A limited number of long-term contracts are fixed price and are recorded using the percentage of completion method. Estimates to complete are periodically updated by management. Losses on contracts are recorded in the period in which such losses are determined.

  Deferred revenue:

     Deferred revenue represents advances received from clients to be applied to future services.

  Income taxes:

     In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109), deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of changes in tax rates is recognized in income in the period that includes the date of enactment. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that all, or some portion, of such deferred tax asset will not be realized.

  Foreign currency translation:

     All balance sheet amounts have been translated using the exchange rates in effect at the balance sheet dates. All income statement amounts have been translated using the average rates in effect for each year. Gains and losses on foreign currency transactions have been included in income.

  Computation of earnings per share:

     Earnings per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist of stock options using the modified treasury stock method.

2.  ACCOUNTS RECEIVABLE

     Accounts receivable consist of the following:

                                                                      JUNE 30,
                                                              -------------------------
                                                                 1997           1996
                                                              ----------     ----------
        Billed receivables..................................  $  927,535     $  826,550
        Unbilled receivables................................     299,517        284,543
        Unbilled reimbursable expenses......................     198,054         41,287
                                                              ----------     ----------
                                                               1,425,106      1,152,380
        Allowance for bad debts.............................      (5,000)       (33,000)
                                                              ----------     ----------
                                                              $1,420,106     $1,119,380
                                                              ==========     ==========

                         COROMED, INC. AND SUBSIDIARIES

     Long-term contracts are billed in accordance with the contract and are generally based on the completion of established phases of the project.

     Bad debt expense amounted to approximately $13,000, $33,000 and $0 for the years ended June 30, 1997, 1996 and 1995, respectively.

3.  FIXED ASSETS

     Fixed assets consist of the following:

                                                                      JUNE 30,
                                                              -------------------------
                                                                 1997           1996
                                                              ----------     ----------
        Laboratory equipment................................  $  613,131     $  452,410
        Office equipment....................................     432,659        283,964
        Furniture and fixtures..............................     177,792        136,301
        Leasehold improvements..............................     315,239        286,230
        Capital leases......................................      59,300        193,505
                                                              ----------     ----------
                                                               1,598,121      1,352,410
        Accumulated depreciation............................    (893,103)      (609,805)
        Accumulated amortization under capital leases.......     (10,233)      (122,456)
                                                              ----------     ----------
                                                              $  694,785     $  620,149
                                                              ==========     ==========

     Depreciation expense for the years ended June 30, 1997, 1996 and 1995 was $181,139, $141,986 and $110,043, respectively. Amortization expense on capital leases for the years ended June 30, 1997, 1996 and 1995 was $7,960, $20,132 and $23,048, respectively.

4.  ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                                       JUNE 30,
                                                                 ---------------------
                                                                   1997         1996
                                                                 --------     --------
        Vacation...............................................  $ 80,269     $ 57,438
        Compensation...........................................    28,708      245,161
        Payroll taxes..........................................   162,894       26,462
        Acquisition and merger costs...........................   194,274
        Clinical investigation fees............................   119,700      333,895
        Other liabilities......................................   258,358      140,001
                                                                 --------     --------
                                                                 $844,203     $802,957
                                                                 ========     ========

5.  CLINICAL INVESTIGATION ADVANCES

     Coromed has entered into agreements with certain clients whereby Coromed is retained for the purposes of identifying and recruiting clinical investigators to conduct clinical studies under Coromed's supervision. Under the terms of these agreements, the expenses associated with paying the clinical investigators are to be funded by the client.

     As of June 30, 1997 and 1996, Coromed had received advances and recorded a current liability in the amounts of $1,363,809 and $965,679, respectively, for these payments.

                         COROMED, INC. AND SUBSIDIARIES

6.  DEBT

     Long-term debt consists of the following:

                                                                        JUNE 30,
                                                                  --------------------
                                                                   1997         1996
                                                                  -------     --------
        Bank loans(1)...........................................  $37,771     $144,193
                                                                  -------     --------
                                                                   37,771      144,193
        Less current maturities.................................   37,771      102,198
                                                                  -------     --------
        Long-term portion.......................................  $   -0-     $ 41,995
                                                                  =======     ========

---------------
(1) Small Business Administration loan with a maximum authorized borrowing limit of $500,000 bearing interest at prime plus 2%, payable in equal monthly installments of $8,826, including interest, maturing in 1997 and collateralized by accounts receivable and fixed assets and personally guaranteed by certain of Coromed's officers/stockholders. At June 30, 1997 and 1996, the balance outstanding under this agreement was $24,676 and $116,812, respectively.

     Installment loan agreement with a bank, bearing interest at prime plus 2% (10.5% at June 30, 1997). The loan, which matures in April 1998, is to be repaid in equal monthly installment principal payments of approximately $1,190 plus interest. At June 30, 1997 and 1996, the balance outstanding under this agreement was $13,095 and $27,381, respectively.

7.  LEASES

     Coromed leases certain laboratory and office equipment under capital lease obligations which expire in 2000. Future minimum lease payments at June 30, 1997 are as follows:

                               YEAR ENDING JUNE 30,
                ---------------------------------------------------
                  1998.............................................  $14,312
                  1999.............................................   15,184
                  2000.............................................    9,851
                  2001.............................................    8,188
                                                                     -------
                Total minimum lease payments.......................   47,535
                Amounts representing interest......................   (2,358)
                                                                     -------
                Present value of net minimum lease payments........   45,177
                Current obligations................................   36,986
                                                                     -------
                Long-term portion..................................  $ 8,191
                                                                     =======

     Coromed leases office and laboratory space and office equipment under various noncancelable operating leases expiring in the year 2000. The following is a schedule of future minimum rental payments required under these operating leases as of June 30, 1996:

                               YEAR ENDING JUNE 30,
                --------------------------------------------------
                1998..............................................  $369,000
                1999..............................................   326,000
                2000..............................................    56,000

     Total rental expense incurred under noncancelable operating leases was $395,349, $258,250 and $172,049 for the years ended June 30, 1997, 1996 and
1995, respectively.

                         COROMED, INC. AND SUBSIDIARIES

8.  COMMON STOCK

     During fiscal 1997, certain officers of Coromed exercised their expiring stock options in accordance with the Stock Option Plan. As consideration, Coromed received promissory notes in the aggregate amount of $100,376. The promissory note receivables, which are due March 31, 1998, bear interest at 8.25% per annum. The note receivable balances plus accrued interest ($3,182) have been recorded as contra-equity in the accompanying consolidated balance sheet as of June 30, 1997.

     Coromed issued shares of common stock at board-approved prices of $3 to $5 per share in fiscal 1996 and $3 per share in fiscal 1995. Net proceeds from such issuances were $99,090 and $45,052 for the years ended June 30, 1996 and 1995, respectively.

     During the year ended June 30, 1995, Coromed issued 6,965 shares of its common stock at $3 per share (fair value as determined by the Board of Directors) in lieu of $20,895 of cash compensation for consulting services provided.

     In lieu of $6,749 compensation for services performed by employees during the year ended June 30, 1997, Coromed issued 650 shares of its common stock at prices ranging from $3 to $15 per share (fair value as determined by the Board of Directors). In lieu of $3,750 and $71,955 compensation for services performed by employees during the years ended June 30, 1996 and 1995, respectively, Coromed issued 1,250 and 23,985 shares of its common stock at $3 per share (fair value as determined by the Board of Directors).

     During the year ended June 30, 1995, Coromed issued 7,000 shares of common stock at a board-approved price of $3 per share in lieu of a $21,000 payment to an officer towards the repayment of a note payable.

9.  INCOME TAXES

     The provision for income taxes for the years ended June 30, 1997, 1996 and 1995 consists of:

                                                           YEARS ENDED JUNE 30,
                                                    -----------------------------------
                                                      1997          1996         1995
                                                    ---------     ---------     -------
        Current:
          Federal.................................  $(230,254)    $ 269,291     $ 3,600
          State...................................     (2,481)       71,076      21,771
          Foreign.................................                   79,196      49,463
                                                    ---------     ---------     -------
                                                     (232,735)      419,563      74,834
                                                    ---------     ---------     -------
        Deferred:
          Federal.................................    215,712      (215,712)
          State...................................     62,627       (62,627)
                                                    ---------     ---------     -------
                                                      278,339      (278,339)        -0-
                                                    ---------     ---------     -------
        Income tax expense........................  $  45,604     $ 141,224     $74,834
                                                    =========     =========     =======

                         COROMED, INC. AND SUBSIDIARIES

     A reconciliation of the federal statutory rate to Coromed's effective tax rate is as follows:

                                                                YEARS ENDED JUNE 30,
                                                              -------------------------
                                                              1997      1996      1995
                                                              -----     -----     -----
        Statutory tax rate..................................  (34.0)%   34.0%     34.0%
        State taxes, net....................................   (6.3)      6.1       2.4
        Change in valuation allowance.......................   36.4     (32.7)    (28.0)
        Foreign taxes.......................................              3.6       2.1
        Nondeductible expenses..............................    7.1       1.3       2.0
                                                              -----     -----     -----
        Effective tax rate..................................    3.2%     12.3%     12.5%
                                                              =====     =====     =====

     The sources of deferred income tax and the related tax effect for the years ended June 30, 1997 and 1996 are as follows:

                                                                 YEARS ENDED JUNE 30,
                                                                ----------------------
                                                                  1997          1996
                                                                ---------     --------
        Allowance for doubtful accounts.......................  $   2,166     $ 13,246
        Accrued expenses......................................     10,526       28,695
        Deferred revenue......................................    245,980      241,630
        Valuation allowance...................................   (258,672)
                                                                ---------     --------
             Current deferred income taxes....................        -0-      283,571
                                                                ---------     --------
        Fixed asset depreciation..............................     (5,224)      (5,232)
        Net operating loss carryforwards......................    139,931
        Tax credit carryforwards..............................    120,840
        Valuation allowance...................................   (255,547)
                                                                ---------     --------
             Long-term deferred income taxes..................        -0-       (5,232)
                                                                ---------     --------
             Total deferred income taxes, net.................  $     -0-     $278,339
                                                                =========     ========

     The valuation allowance for deferred tax assets at June 30, 1997 and 1996 was $514,219 and $-0-, respectively. The valuation allowance was eliminated at June 30, 1996 and was re-established in the amount of $514,219 at June 30, 1997. Taxable income in the carryback period was sufficient to realize the benefit of deferred tax assets at June 30, 1996; however, at June 30, 1997, the realizability of the deferred tax assets was dependent on future taxable income which could not be assured at such date.

10.  EMPLOYEE BENEFIT PLANS

  Stock plans:


     The Company applies Accounting Principals Board Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its stock plans. Accordingly, compensation cost is recognized for the difference between the exercise price of the stock option and the fair value of the stock at the measurement date over the vesting period, if any. Stock issued to non-employees for services rendered is charged to earnings at the fair value of the stock at the measurement date over the vesting period, if any. The pro forma disclosure information required by Statement of Financial Accounting Standards No. 123 (FAS 123), "Accounting for Stock-Based Compensation," has not been presented since it is immaterial to the consolidated financial statements taken as a whole.



     In accordance with FAS 123, the fair value of the stock option is estimated on the grant date using the minimum value method. The minimum value method is determined by the present value calculation, which is the current price of stock reduced by the present value of the exercise price of the stock. No dividends and no

                         COROMED, INC. AND SUBSIDIARIES
volatility has been assumed. The present value is based on the risk-free rate of return, which ranged from 5% to 7% and 6% to 7% during the years ended June 30, 1996 and 1997, respectively.



     Over the years, the Board of Directors has approved the adoption of various stock option plans. Under these option plans, substantially all employees are eligible to receive options to purchase up to an aggregate of 300,000 shares at an exercise price which cannot be less than the fair value of the shares on the date the options are granted. Accordingly, no compensation cost has been recorded. The options expire over periods ranging from five to ten years. Activity with respect to these plans is as follows:



                                                                                EXERCISE
                                                                  OPTIONS        PRICE
                                                                  -------     ------------
    Options outstanding and exercisable at June 30, 1994........  165,601     $
    Options granted.............................................   15,227      3.00 - 3.30
    Options exercised...........................................     (722)            2.00
    Options expired.............................................     (947)            2.00
                                                                  -------     ------------
    Options outstanding and exercisable at June 30, 1995........  179,159

    Options granted.............................................   23,760      3.00 - 5.50
    Options exercised...........................................   (1,545)            2.00
    Options expired.............................................     (250)            3.00
                                                                  -------     ------------
    Options outstanding and exercisable at June 30, 1996........  201,124

    Options granted.............................................       65            15.00
    Options exercised...........................................  (45,672)     2.00 - 2.20
    Options expired.............................................      -0-
                                                                  -------     ------------
    Options outstanding and exercisable at June 30, 1997........  155,517
                                                                  =======


     Effective October 1, 1990, the board of directors approved the adoption of the employee stock purchase plan. The stock purchase plan expires September 30, 2001. Under the stock purchase plan, substantially all employees are eligible to purchase annually up to an aggregate of 50,000 shares of Company common stock (1,000,000 shares in the aggregate over the life of the plan) at a price equal to the lesser of 85% of the fair value of a share on the date of grant or purchase date. During the years ended June 30, 1997, 1996 and 1995, Coromed issued 3,547 shares at purchase prices ranging from $12.75 to $15.00, 19,587 shares at purchase prices ranging from $2.55 to $5.00, and 15,873 shares at purchase prices ranging from $2.55 to $3.00. As of June 30, 1997, there were 937,703 shares available to be issued under this plan.

  Defined contribution plan:

     Coromed's defined contribution 401(k) Savings Plan covers substantially all employees who have met certain minimum age and service requirements. Employees may contribute up to 15% of their annual salary (up to the maximum established by the IRS each year) to the Plan. Coromed may, at its option, make a discretionary contribution. No employer contributions were made to the Plan during the years ended June 30, 1997, 1996 and 1995.

11.  FOREIGN OPERATIONS

     Summarized financial data of Coromed Canada and Coromed S.A. as of and for the years ended June 30, 1997, 1996 and 1995.

                         COROMED, INC. AND SUBSIDIARIES

                                                              YEARS ENDED JUNE 30,
                                                    -----------------------------------------
                                                       1997            1996           1995
                                                    -----------     ----------     ----------
    Net revenue:
      United States...............................  $ 7,049,724     $7,522,333     $5,106,842
      Canada......................................      216,662        500,103        364,948
      Argentina...................................      502,030        432,755
                                                    -----------     ----------     ----------
                                                    $ 7,768,416     $8,455,191     $5,471,790
                                                    ===========     ==========     ==========
    Net income (loss):
      United States...............................  $(1,326,451)    $  980,295     $  446,212
      Canada......................................        7,196        110,739         78,386
      Argentina...................................     (131,399)       (83,702)
                                                    -----------     ----------     ----------
                                                    $(1,450,654)    $1,007,332     $  524,598
                                                    ===========     ==========     ==========
    Assets:
      United States...............................  $ 2,273,387     $3,423,340     $1,973,894
      Canada......................................      322,093        314,025        349,181
      Argentina...................................       63,763         62,602
                                                    -----------     ----------     ----------
                                                    $ 2,659,243     $3,799,967     $2,323,075
                                                    ===========     ==========     ==========

12.  SUPPLEMENTAL CASH FLOW DISCLOSURES

     During fiscal 1997, 1996 and 1995, Coromed entered into the following noncash transactions:

                                                                 YEARS ENDED JUNE 30,
                                                           --------------------------------
                                                             1997        1996        1995
                                                           --------     -------     -------
    Acquired equipment under capital leases..............  $ 39,000     $20,300     $ 2,149
    Issued common stock in return for promissory notes
      receivable.........................................   100,376
    Converted common stock subscribed to common stock and
      additional paid-in capital.........................                            10,478
    Common stock issued to pay debt......................                            21,000

     Also, Coromed paid $12,825, $26,569 and $46,857 in interest during the years ended June 30, 1997, 1996 and 1995, respectively. In addition, Coromed paid $16,000, $156,179 and $70,316 in income taxes for the years ended June 30, 1997, 1996 and 1995, respectively.

13.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

  Cash and cash equivalents:

     The carrying amount of cash and cash equivalents ($166,069 at June 30, 1997 and $1,714,137 at June 30, 1996) approximates fair value because of the short maturity of those instruments.

                         COROMED, INC. AND SUBSIDIARIES

  Debt:

     The carrying amount of Coromed's long-term debt ($37,771 at June 30, 1997 and $144,193 at June 30, 1996) approximates fair value. Fair values were estimated based on current interest rates offered to Coromed for debt with similar terms and maturities.

  Obligations under capital leases:

     The carrying amount of Coromed's obligations under capital leases ($45,177 at June 30, 1997 and $35,772 at June 30, 1996) approximates fair value. Fair value is based on current interest rates offered to Coromed for obligations under capital leases with similar terms and maturities.

14.  ACQUISITION AND MERGER AGREEMENT

     Coromed and certain stockholders of Coromed entered into a Merger Agreement with Omnicare, Inc. Pursuant to the agreement, Omnicare, Inc. will acquire all of the equity of Coromed for $15 million in Omnicare common stock. The merger is intended to be accounted for as a pooling of interests upon satisfaction of the conditions for such accounting treatment, and is subject to the approval of the stockholders of Coromed. All costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses; provided, however, that if the Merger is consummated, Coromed, the surviving corporation in the Merger, shall pay the reasonable fees and expenses incurred by Coromed and the Principal Stockholders in connection with the transactions contemplated by the Merger Agreement in an amount not to exceed $750,000 in the aggregate. The Company has recorded $303,081 of costs directly related to the merger through June 30, 1997.

15.  ACCOUNTING STANDARDS

     Statement of Financial Accounting Standards No. 128, "Earnings Per Share"
(EPS)(SFAS No. 128) is effective for financial statements for periods ending after December 15, 1997. The following represents the basic and dilutive earnings per share amounts had the Company been required to adopt this statement for the years ended June 30, 1997, 1996 and 1995:

                                                              YEARS ENDED JUNE 30,
                                                     ---------------------------------------
                                                        1997            1996          1995
                                                     -----------     ----------     --------
    Net income (loss)..............................  $(1,450,654)    $1,007,332     $524,598
    Weighted average shares for basic EPS..........      631,806        596,438      529,284
    Effect of dilutive stock options...............           --         73,899       31,540
                                                     -----------     ----------     --------
    Weighted average shares and assumed exercise of
      stock options for dilutive EPS...............      631,806        670,337      560,824
    Basic EPS......................................  $     (2.30)    $     1.69     $   0.99
    Dilutive EPS...................................        (2.30)          1.50         0.94

16.  CORRECTION OF AN ERROR

     The accompanying consolidated financial statements as of June 30, 1996 and 1995 and for the years then ended have been restated to correct an error relating to revenue recognition under certain contracts. The effect of the restatement was to decrease net income for the year ended June 30, 1996 by $76,933 or $0.11 per share, net of a reduction in income tax expense of $173,600. The decrease in net income for the year ended June 30, 1995 was $184,097 or $0.33 per share, net of income tax expense of $0.

                                                                      APPENDIX A

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

     AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of August 19, 1997, by and among Omnicare, Inc., a Delaware corporation ("Omnicare"), Coromed Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Omnicare ("Merger Sub"), COROMED, Inc., a Delaware corporation ("Company"), and each of the stockholders of Company appearing as signatories hereto (each a "Stockholder" and collectively, the "Stockholders").

                                    RECITALS

     A. The Boards of Directors of Omnicare and Company each have determined that a business combination between Omnicare and Company is in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein.

     B. This Agreement amends and restates the Agreement and Plan of Merger dated as of January 27, 1997 by and among Omnicare, Merger Sub, Company and the Stockholders (the "Initial Agreement").

     C. Concurrently with the execution of the Initial Agreement, in order to induce Omnicare and Merger Sub to enter into the Initial Agreement, Company and the Stockholders entered into a support agreement (the "Support Agreement") with Omnicare providing for certain arrangements with respect to the shares of Company Common Stock (as defined in Section 4.2 below) beneficially owned by the Stockholders upon the terms and conditions specified therein.

     D. For federal income tax purposes, it is intended that the merger provided for herein shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and for financial accounting purposes shall be accounted for as a pooling of interests.

     E. Merger Sub is a wholly owned subsidiary of Omnicare created for purposes of effecting the acquisition contemplated herein and will be merged with and into Company.

     F. Omnicare, Merger Sub, Company and the Stockholders desire to make certain representations, warranties and agreements in connection with the merger.

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into Company in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

     1.2. The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Dewey Ballantine, 1301 Avenue of the Americas, New York, New York, at 10:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 9 shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as Omnicare and Company may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     1.3. Effective Time.  If all the conditions to the Merger set forth in
Article 9 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 11, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

                                   ARTICLE 2

                        CERTIFICATE OF INCORPORATION AND
                      BYLAWS OF THE SURVIVING CORPORATION

     2.1. Certificate of Incorporation. The Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable law.

     2.2. Bylaws. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

                                   ARTICLE 3

                         DIRECTORS AND OFFICERS OF THE
                             SURVIVING CORPORATION

     3.1. Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

     3.2. Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

                                   ARTICLE 4

                     EFFECT OF THE MERGER ON SECURITIES OF
                             MERGER SUB AND COMPANY

     4.1. Merger Sub Stock. At the Effective Time, each share of common stock, par value $.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     4.2. Company Securities. (a) At the Effective Time, each share of common stock, par value $.01 per share (the "Company Common Stock"), of Company issued and outstanding immediately prior to the Effective Time (including Restricted Shares as defined below, subject to the last sentence of this Section 4.2(a), but excluding shares of Company Common Stock to be cancelled pursuant to Section 4.2(d) and any Dissenting Shares, as defined below) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive such number of shares of common stock, par value $1.00 per share (the "Omnicare Common Stock"), of Omnicare that equals the result obtained by calculation pursuant to the following formula:

      15,000,000
      -----------
           Y
X =  -------------
           Z

where X is the number of shares of Omnicare Common Stock to be issued in exchange for each share of Company Common Stock (the "Exchange Ratio"); Y is the average of the closing price per share of Omnicare Common Stock on the New York Stock Exchange Composite Tape (as reported in the Wall Street Journal) on each of the five consecutive trading days immediately preceding the second trading day prior to the Closing Date (the "Average Closing Price"); and Z is the total number of shares of Company Common Stock to be exchanged in the Merger for shares of Omnicare Common Stock, including the total number of shares of Company Common Stock deemed to be outstanding immediately prior to the Effective Time pursuant to Section 4.2(b) in respect of and in lieu of all options to acquire Company Common Stock outstanding immediately prior to the Effective Time. Shares of Omnicare Common Stock received pursuant to the Merger in exchange for shares of Company Common Stock that are "Unvested Shares" as such term is defined in the shareholders agreement to which such shares are subject (such shares, "Restricted Shares") outstanding immediately prior to the Effective Time shall be subject to the same restrictions as those restrictions imposed upon the Restricted Shares.

     (b) At the Effective Time, each option to acquire Company Common Stock outstanding immediately prior to the Effective Time (each a "Company Option") shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive such number of shares of Omnicare Common Stock that equals the Exchange Ratio multiplied by the Deemed Shares with respect to such Company Option; "Deemed Shares" shall mean the number of shares of Company Common Stock deemed to be outstanding with respect to and in lieu of all Company Options outstanding immediately prior to the Effective Time, based upon the number of shares of Company Common Stock subject to Company Options and the applicable exercise price associated therewith, as calculated by Wessels, Arnold & Henderson, L.L.C. ("WAH") (or such other financial advisory firm mutually agreed upon by the Company and Omnicare) and agreed to by Coopers & Lybrand L.L.P. and Price Waterhouse LLP;

     (c) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time all shares of Company Common Stock and all Company Options shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of shares of Company Common Stock (other than shares of Company Common Stock to be cancelled pursuant to Section 4.2(d) and any Dissenting Shares) or Company Options shall thereafter cease to have any rights with respect to such shares of Company Common Stock or Company Options, except the right to receive, without interest, the Omnicare Common Stock and cash for fractional shares of Omnicare Common Stock in accordance with Sections 4.3(b) and 4.3(e) upon the surrender of a certificate or form of unexercised option grant (each, a "Certificate") representing such shares of Company Common Stock or Company Options.

     (d) Each share of Company Common Stock issued and held in Company's treasury at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor.

     (e) Notwithstanding anything to the contrary contained herein, in the event that the Average Closing Price per share of Omnicare Common Stock is $21 1/8 (the "Minimum Price") or lower, then solely for purposes of calculating the Exchange Ratio, the Average Closing Price per share of Omnicare Common Stock will be deemed to be the Minimum Price, and in the event that the Average Closing Price per share of Omnicare Common Stock is $37 1/8 (the "Maximum Price") or higher, then solely for purposes of calculating the Exchange Ratio, the Average Closing Price per share of Omnicare Common Stock will be deemed to be the Maximum Price.

     4.3. Exchange of Certificates Representing Company Common Stock. (a) As of the Effective Time, Omnicare shall deposit, or shall cause to be deposited, with an exchange agent selected by Omnicare, which shall be Omnicare's Transfer Agent or such other party reasonably satisfactory to Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock (other than shares of Company Common Stock to be cancelled pursuant to Section 4.2(c) and any Dissenting Shares) and Company Options, for exchange in accordance with this
Article 4, certificates representing the shares of Omnicare Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of Omnicare Common Stock, together with any dividends or distributions with respect thereto (relating to record dates for such dividends or distributions after the Effective Time), being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 4.2 and paid pursuant to this Section 4.3 in exchange for outstanding shares of Company Common Stock and Company Options.

     (b) Promptly after the Effective Time, Omnicare shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock (other than shares of Company Common Stock to be cancelled pursuant to Section 4.2(c) and any Dissenting Shares) and each holder of a Company Option (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such shares of Company Common Stock or Company Options shall pass, only upon delivery of the Certificates representing such shares or Company Options to the Exchange Agent and which shall be in such form and have such other provisions as Omnicare may reasonably specify and (ii) instructions for use in effecting the surrender of such Certificates in exchange for certificates representing shares of Omnicare Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of the shares or Company Options represented by such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Omnicare Common Stock and (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article 4, after giving effect to any required withholding tax, and the shares represented by the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares, if any, payable to holders of shares of Company Common Stock. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of Company, a certificate representing the proper number of shares of Omnicare Common Stock, together with a check for the cash to be paid in lieu of fractional shares, may be issued to such a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

     (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared after the Effective Time on Omnicare Common Stock shall be paid with respect to any shares of Company Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Omnicare Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Omnicare Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Omnicare Common Stock, less the amount of any withholding taxes which may be required thereon.

     (d) At or after the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates for shares of Omnicare Common Stock and cash in lieu of fractional shares, if any, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this
Article 4. Certificates surrendered for exchange by any person constituting an "affiliate" of Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until Omnicare has received a written agreement from such person as provided in Section 8.11.

     (e) No fractional shares of Omnicare Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of Omnicare Common Stock pursuant to Section 4.2(b), cash adjustments will be paid to holders in respect of any fractional share of Omnicare Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of the "Average Closing Price" of a share of Omnicare Common Stock.

     (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Omnicare Common Stock) that remains unclaimed by the former stockholders or option holders of Company six months after the Effective Time shall be delivered to Omnicare. Any former stockholder or option holder of Company who have not theretofore complied with this Article 4 shall thereafter look only to Omnicare for payment of their shares of Omnicare Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Omnicare Common Stock deliverable in respect of each share of Company Common Stock or Company Option such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

     (g) None of Omnicare, Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock or Company Options for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the execution by such person of an agreement to indemnify the Surviving Corporation against any claim that may be made against it with respect to such Certificate or such other bond, security or indemnity as the Exchange Agent may reasonably request, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Omnicare Common Stock and cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Omnicare Common Stock as provided in Section 4.3(c), deliverable in respect thereof pursuant to this Agreement.

     4.4. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have perfected dissenters' rights in accordance with Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into or represent the right to receive the Exchange Ratio, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's rights to appraisal under the DGCL. Any payments to any holder who has exercised dissenter's rights shall be made by Company out of its own funds. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's rights to appraisal of such shares of Company Common Stock under the DGCL, such holder's shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive, upon surrender as provided above, the Exchange Ratio for the certificate or certificates that formerly evidenced such shares of Company Common Stock.

                                   ARTICLE 5

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

     Except as disclosed by Company to Omnicare in writing in the disclosure schedules being delivered to Omnicare by Company upon or before the execution hereof (the "Company Schedules") and which Company Schedules shall identify the specific Sections or subsections in this Agreement to which each such disclosure relates, Company hereby represents and warrants to Omnicare and Merger Sub as of January 27, 1997 (except for (i) the representations and warranties in Sections 5.1(a) and (b) and 5.4, which are made as of January 27, 1997 and as of the date hereof and (ii) the representations and warranties in Sections 5.7, 5.8, 5.9 and 5.28, which are made as of the date hereof) as follows:

     5.1. Corporate Organization and Disclosure. (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Company is qualified to do business and is in good standing in each jurisdiction (domestic, foreign or otherwise) in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary (except for jurisdictions in which such failure to be so qualified would not be reasonably likely to have a Material Adverse Effect (as defined in Section 12.14 below)). Schedule 5.1(a) contains a list of all jurisdictions where Company is qualified to do business. Neither Company nor any Subsidiary (as defined in

Section 12.13 below) has received any written notice or assertion from the Secretary of State or comparable official of any jurisdiction to the effect that Company or any Subsidiary is required to be qualified or otherwise authorized to do business therein, in which Company has not qualified or obtained such authorization.

     (b) Complete copies of the charter and all amendments thereto to the date hereof and the Bylaws (or equivalent organizational documents) as presently in effect of Company and each Subsidiary have been furnished to Omnicare. Neither Company nor any Subsidiary is in default in the performance, observation or fulfillment of its charter or Bylaws (or equivalent organizational documents).

     (c) True and complete copies of the minute books of each of Company and its Subsidiaries, which contain a complete and correct record in all material respects of all meetings of the Board of Directors of each of Company and its Subsidiaries and committees thereof and all meetings of its stockholders and all actions by written consent without a meeting by such Boards of Directors and committees thereof and its stockholders since the date of incorporation, have been furnished to Omnicare. The stock certificate books and records of Company accurately reflect on the date hereof the ownership of the shares of Company Common Stock by the persons and in the amounts set forth therein.

     5.2. Capitalization. The authorized capital stock of Company consists solely of 2,000,000 shares of Company Common Stock, of which 636,122 are issued and outstanding, 176,581 shares are reserved for issuance pursuant to outstanding Company options issued pursuant to the Company's stock option plan (the "Company Stock Option Plan") and 144,217 are treasury shares. All outstanding shares of Company Common Stock have been validly issued and are fully paid, non-assessable and are not subject to any of preemptive rights. The issuance and sale of all of such shares of Company Common Stock have been in full compliance with all applicable federal and state securities laws. Except for the Company options described in the first sentence of this Section 5.2 and except as set forth on Schedule 5.2 and as contemplated by the Support Agreement, there are no subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to the issuance, sale, transfer or voting of any shares of Company Common Stock or any other equity security of Company, including any rights of conversion or exchange under any outstanding securities or other instruments. Except as set forth on Schedule 5.2 and as contemplated by the Support Agreement, there are no voting rights or other agreements or understandings with respect to the shares of Company Common Stock.

     5.3. Subsidiaries, Affiliates, Affiliated Companies and Joint
Ventures. Except as set forth in Schedule 5.3, Company does not own any capital stock or other equity securities of any corporation, has no direct or indirect equity or ownership interest in, by way of stock ownership or otherwise, any corporation, partnership, joint venture, association or business enterprise and is not contemplating acquiring any such interest. Except as set forth on
Schedule 5.3, all entities listed on Schedule 5.3 are wholly owned Subsidiaries of Company. Schedule 5.3 sets forth the authorized capital stock or other interests of each such entity, the number of shares of such capital stock or other interests validly issued and outstanding, the number of such shares or other interests owned by Company and, in the case any such entity is not a wholly owned Subsidiary, to the best knowledge of the Company, the names and numbers of shares or other interests held by any third party in such entity. Except as set forth on Schedule 5.3, each of the entities listed in Schedule 5.3 is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, as listed in Schedule 5.3, has full corporate power to own, lease and operate its properties and assets and to carry on its business as and where it is now conducted, is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it make such qualification necessary (except for jurisdictions in which such failure to be so qualified would not be reasonably likely to have a Material Adverse Effect), and is qualified to do business in the jurisdictions listed in
Schedule 5.3. Company owns beneficially and of record all shares of capital stock or other interests of any Subsidiary or entity and which shall be set forth as owned by it in Schedule 5.3, free and clear of any mortgage, claim, lien, pledge, option, security interest or other similar interest, encumbrance, easement, judgment or imperfection of title of any nature whatsoever (each an "Encumbrance"), and, except as set forth on Schedule 5.3, none of such shares or interests is subject to any covenant or other contractual restriction preventing or limiting the right to transfer such shares. Except as set forth on Schedule 5.3, there are not any agreements or understandings to which Company or any Subsidiary is a party with respect to the voting of shares of capital stock of any Subsidiary; and no Subsidiary has outstanding any options, calls, rights of conversion or other commitments to purchase or sell any authorized or issued shares of capital stock of any Subsidiary. There are no contracts, commitments, agreements, undertakings or restrictions which require Company to issue, sell or deliver any shares of the capital stock of any Subsidiary.

     5.4. Authority. (a) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Company have been duly authorized by all requisite corporate action, and no other acts or proceedings on the part of Company (other than the approval and adoption of this Agreement and the Merger by the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock in accordance with the DGCL and Company's Certificate of Incorporation and Bylaws) are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by the Stockholders, Omnicare and Merger
Sub) is the legal, valid and binding obligation of Company enforceable against Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights in general, or by general principles of equity.

     (b) Except as set forth in Schedule 5.4, neither the execution and delivery by Company of this Agreement nor the consummation of the transactions contemplated hereby nor compliance with any of the provisions hereof will (i) conflict with or result in a breach of any provision of the charter or Bylaws (or equivalent organizational documents) of Company or any Subsidiary, (ii) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any of the properties of Company or any Subsidiary or result in being declared void, voidable, without further binding effect or subject to amendment or modification any of the terms, conditions or provision of, any note, bond, mortgage, indenture, deed of trust, any license, franchise, permit, lease, contract, agreement or other instrument or commitment or obligation to which Company, any Subsidiary or any of their respective properties may be bound or affected, (iii) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any court or governmental authority, federal, state or foreign, applicable to Company, any Subsidiary, or to any Stockholder or any of their respective properties, or (iv) except for (A) applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (B) obtaining the requisite approval and adoption of this Agreement by the holders of Company Common Stock in accordance with the DGCL and Company's Certificate of Incorporation and Bylaws,
(C) obtaining the consents, approvals, authorizations and permits of, and making filings or notifications to, any governmental authority pursuant to the applicable requirements, if any, of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), state securities laws and the rules and regulations promulgated thereunder (the "Blue Sky Laws"), the National Association of Securities Dealers, Inc. (the "NASD") and the New York Stock Exchange, Inc. (the "NYSE") and (D) the filing and recordation of the Certificate of Merger as required by the DGCL, require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any person or entity except, in the case of clauses (ii), (iii) and (iv) above, as could not have a Material Adverse Effect or as would not be reasonably likely to have a material adverse effect on the Company's ability to consummate the transactions contemplated hereby.

     5.5. Compliance with Laws. (a) Each of Company and its Subsidiaries and, to the best knowledge of Company, all of their respective officers, directors, employees, consultants and agents (collectively, the "Personnel") have complied in all material respects with all applicable statutes, regulations, rules, orders, ordinances, judgments, decrees, permits, franchises, licenses and other laws of the United States of America, all state, local and foreign governments and other governmental bodies and authorities, and agencies of any of the foregoing ("Governmental Authority") to which it is subject with respect to drug or medical device investigation or development regulation or other healthcare regulatory matters (including, without limitation, the Federal Food, Drug and Cosmetic Act, 21 U.S.C. sec.301 et seq.; the Animal Welfare Act, 7 U.S.C. sec.2131 et seq.; the Controlled Substances Act, 21 U.S.C. sec.801 et seq.; sec.1128B(b) and 1877 of the Social Security Act, 42 U.S.C. sec.sec.1320a-7(b) and 1395nn (commonly referred to as the "Federal Anti-Kickback Statute" and the "Stark Statute" respectively); and implementing regulations related thereto ("Healthcare Laws"). Company and each Subsidiary has maintained all records required to be maintained by the U.S. Food and Drug Administration (the "FDA"), the Drug Enforcement Agency, the USDA, the ATF and the State Board of Pharmacy and the Medicare and Medicaid programs as required by applicable Healthcare Laws and there are no presently existing circumstances which could result or could be likely to result in violations of any such Healthcare Laws. Neither Company nor any Subsidiary has received any notice or other communication to the effect that, or otherwise been advised or become aware that, it or any activity conducted or monitored by it is not in compliance with any Healthcare Laws.

     (b) Except with respect to Healthcare Laws, Company is and, to the best knowledge of Company, all Personnel are, in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Authority (including without limitation, Environmental Laws (as such term is hereinafter defined in Section 5.18) applicable to Company or any Subsidiary), except to the extent noncompliance could not have a Material Adverse Effect. Except as set forth on Schedule 5.5(b), neither Company nor any Subsidiary has received any notice or other communication to the effect that, or otherwise been advised that, it is not in compliance with any of such statutes, regulations and orders, ordinances, other laws or undertakings, and Company has no reason to anticipate that any presently existing circumstances are likely to result in violations of any such regulations which could have a Material Adverse Effect.

     (c) There are no pharmaceutical or other products now being investigated by Company or any Subsidiary which at the date hereof would require any approval or clearance of any governmental or administrative body, whether federal, state, local or foreign, prior to such investigation for which such clearance or approval has not been obtained. The business of Company and its Subsidiaries does not involve the sale, shipment or other distribution of pharmaceutical or other products including, without limitation, investigational pharmaceuticals.

     (d) Neither Company nor any Subsidiary participates in the Medicare and Medicaid programs.

     (e) Neither Company nor any Subsidiary has made, and, to the best knowledge of Company, no Personnel or representative of Company or any Subsidiary or any person acting on behalf of Company or any Subsidiary have made, directly or indirectly, any bribes, kickbacks, or other illegal payments or illegal political contributions, illegal payments from corporate funds to governmental officials in their individual capacities, or illegal payments from corporate funds to obtain or retain business either within the United States or abroad. Neither Company nor any Subsidiary has, and, to the best knowledge of Company, no Personnel have, been convicted of, or pled guilty or nolo contendere to any, Medicare or Medicaid program related offense, and Company and its Subsidiaries have not, and to the best knowledge of Company no Personnel have, committed any offense which may reasonably serve as the basis for suspension or exclusion from the Medicare and Medicaid programs.

     (f) Neither Company nor any Subsidiary nor, to the best of Company's knowledge, any of their Personnel have been debarred by the FDA or by an analogous foreign governmental entity pursuant to the Generic Drug Enforcement Act ("Drug Enforcement Act") or an analogous foreign law or regulation; and to the best of Company's knowledge, neither Company nor any Subsidiary or any of their Personnel are under investigation by the FDA or by an analogous foreign governmental entity for debarment action pursuant to the Drug Enforcement Act or an analogous foreign law or regulation.

     (g) To the best of Company's knowledge, no subcontractor utilized by Company or any Subsidiary, no investigator selected by Company or any Subsidiary and no person employed by any such investigator selected by Company or any Subsidiary to perform any study, project or other assignment is under investigation by the FDA or by an analogous foreign governmental entity for debarment action or has been debarred pursuant to the Drug Enforcement Act or an analogous foreign law or regulation.

     (h) No study or investigation or data generated, supervised or monitored by Company or any Subsidiary has been determined to be unreliable by the FDA or other foreign or domestic regulatory agency for any reason, including failure to comply with Good Manufacturing Practice, Good Clinical Practice or Good Laboratory Practice regulations or guidance or an analogous foreign law or regulation. No clinical investigator used by Company or any Subsidiary has, to the best of Company's knowledge, been disqualified from conducting clinical investigations by the FDA or other foreign or domestic regulatory agency.

     5.6. Licenses. (a) Company and its Subsidiaries have all material consents, permits, franchises, licenses, concessions, rights, authorizations and approvals (collectively, "Licenses") of federal, state, local and foreign governmental authorities and other persons or entities required in connection with the operation of their respective businesses as now being conducted, all of which are in full force and effect, not subject to any default and no suspension or cancellation of any of which is threatened.

     (b) No Personnel of Company or its Subsidiaries are engaged as practicing physicians, nurses or pharmacists on behalf of Company or any Subsidiary.
Schedule 5.6(b) identifies the names of all physicians currently engaged by or associated with the Company or any Subsidiary and the capacities in which those physicians are engaged by or associated with the Company or any Subsidiary. To the best of Company's knowledge, none of the physicians listed on Schedule 5.6(b) is or has been subject to any claim in connection with service in capacities similar to the capacities in which such physicians serve or are associated with the Company or any Subsidiary.

     5.7. Financial Statements. Set forth on Schedule 5.7 are true, correct and complete copies of the following: (i) the audited consolidated balance sheet of Company and its Subsidiaries as of June 30, 1996, 1995, and 1994, including the notes thereto, accompanied by the report of Coopers & Lybrand L.L.P. with respect thereto; (ii) the audited statement of operations of Company and its Subsidiaries for the years ended June 30, 1996, 1995, and 1994, including the notes thereto, accompanied by the report of Coopers & Lybrand L.L.P. with respect thereto; (iii) the audited consolidated balance sheet of Company and its Subsidiaries as of March 31, 1997 (the "Balance Sheet Date"), including the notes thereto, accompanied by the report of Coopers & Lybrand L.L.P. with respect thereto and (iv) the audited statement of operations of Company and its Subsidiaries for the nine-month period ended March 31, 1997, including the notes thereto, accompanied by the report of Coopers & Lybrand L.L.P. with respect thereto. (All of the financial statements referred to above in this Section 5.7 are hereinafter collectively referred to as the "Company Financial Statements"). The Company Financial Statements and the unaudited income statement of the Company for the fiscal year ended June 30, 1997 which has been delivered by the Company to Omnicare prior to the August 19, 1997 date of this Agreement and which is set forth on Schedule 5.7 (the "June Income Statement") have been prepared from and are in accordance with the books and records of Company which are complete and accurate, and the Company Financial Statements and the June Income Statement fairly present the financial position, results of operations and changes in financial position of Company as of the dates and for the periods indicated, in each case in accordance with United States generally accepted accounting principles ("GAAP"). Company's unaudited financial statements contained in the Company Financial Statements and the June Income Statement were prepared on a basis consistent with Company's audited financial statements contained in the Company Financial Statements, subject to normal, recurring year-end adjustments.

     5.8. Absence of Undisclosed Liabilities. Except (i) as and to the extent specifically reserved against (which reserves are adequate in amount) in Company's audited balance sheet as of March 31, 1997, and in the notes to such balance sheet for the period then ended, (ii) liabilities which have been incurred since March 31, 1997 in the ordinary course of business consistent with past practice as a result of arm's length negotiations, which liabilities would not be reasonably likely to have a Material Adverse Effect and (iii) liabilities and obligations specifically disclosed on Schedule 5.8, neither Company nor any Subsidiary has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due).

     5.9. Absence of Certain Changes. Since March 31, 1997, there has not been any change in or effect on the business, earnings, assets, liabilities, financial or other condition or results of operations of Company or any

Subsidiary that has or would be reasonably likely to have a Material Adverse Effect and no fact or condition exists or is reasonably contemplated or threatened which Company believes has a reasonable probability of resulting in any change in or effect on the business, earnings, assets, liabilities, financial or other condition, results of operations of Company or any Subsidiary that has or could have a Material Adverse Effect. Without limiting the generality of the foregoing, since March 31, 1997, and except as set forth on
Schedule 5.9, there has not been, occurred or arisen with respect to Company or any Subsidiary any:

          (a) any amendment of its charter or Bylaws (or equivalent organizational documents);

          (b) change in the number of shares of capital stock issued and outstanding or issuance of any warrants, options or other securities convertible or exercisable into shares of capital stock;

          (c) declaration, setting aside, payment or distribution with respect to, or any split, combination or reclassification of, shares of capital stock declared or made by Company or any Subsidiary;

          (d) increase in the compensation or severance pay payable or to become payable by Company or any Subsidiary to any Personnel or any increase of general applicability in the compensation or severance pay payable to Personnel (in each case, other than pursuant to existing corporate policies, practices and procedures described in Schedule 5.9(d) hereto and as in effect on the Balance Sheet Date), or employee welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to by Company or any Subsidiary for any present or former Personnel (except pursuant to the existing plans and arrangements described in Schedule 5.9(d) hereto and as in effect on the Balance Sheet Date or as may be required by applicable law);

          (e) significant labor trouble or any material controversy or unsettled grievance pending or, to the best of Company's knowledge, threatened between Company or any Subsidiary and any Personnel or a collective bargaining organization representing or seeking to represent Personnel;

          (f) encumbrance of any asset, tangible or intangible, except a Permitted Lien (as defined in Section 5.11);

          (g) transfer, lease, guarantee, mortgage, pledge, disposal, sale, assignment or transfer of any asset, tangible or intangible, or any conducting of business, in each case, other than in the ordinary course of business consistent with past practice;

          (h) settlement or compromise of any material claims or litigations or waiver, release or assignment of any material rights with respect to the business of Company or any Subsidiary whether or not in the ordinary course of business;

          (i) cancellation, termination or entering into of, or material modification to, any Contract (as defined in Section 5.14) except as has occurred in the ordinary course of business consistent with past practice without Material Adverse Effect;

          (j) liability or loss incurred with respect to any of the assets or the operations of the business of Company or any Subsidiary, except liabilities incurred in the ordinary course of business consistent with past practice without Material Adverse Effect;

          (k) any capital expenditure or authorization of any capital expenditure, acquisition of assets or execution of any lease, or any incurring of liability therefor, requiring any payment or payments in excess of $50,000 in the aggregate;

          (l) borrowing or lending of money, issuing of debt securities or pledging the credit of the business of Company or any Subsidiary or guaranteeing of any indebtedness of others by Company or any Subsidiary other than obligations under sec.3-415 of the Uniform Commercial Code for indorsements of negotiable instruments in the ordinary course of business consistent with past practice;

          (m) failure to operate the business of Company or any Subsidiary in the ordinary course so as to preserve the business of Company or any Subsidiary intact, to keep available to Omnicare and its affiliates the services of the Personnel, and to preserve for Omnicare and its affiliates the goodwill of Company's and its Subsidiaries' suppliers, customers and others having business relations with them;

          (n) loss of service of any Personnel that is or are material, individually or in the aggregate, to the conduct of the business of Company or any Subsidiary;

          (o) change in accounting practice of Company or any Subsidiary, except as required by GAAP;

          (p) material cancellations by any supplier, customer or contractor;

          (q) any material election with respect to Taxes; or

          (r) any agreement, arrangement or understanding to do any of the foregoing.

     5.10. Legal Proceedings, etc. Except as disclosed on Schedule 5.10, there is neither (a) any civil, criminal, arbitral or administrative action, suit, claim, hearing, investigation or proceeding pending or, to the best of Company's knowledge, threatened against, relating to or affecting (i) Company or any Subsidiary, (ii) Personnel in reference to actions taken by them in such capacities or (iii) the transactions contemplated by this Agreement, nor (b) any valid basis known to Company for any such litigation, proceeding or investigation, which if adversely determined could have a Material Adverse Effect or adversely affect the ability of Company to consummate the transactions contemplated hereby. There are no judgements, decrees, injunctions, rules or orders of any court or governmental department or agency outstanding against Company or any Subsidiary.

     5.11. Title to Properties and Related Matters. (a) An asset register of Company and its Subsidiaries as of a recent date along with a list of all leases of real property and all other leased interests in real property (the "Leasehold Interests") is set forth on Schedule 5.11 hereto. Company and its Subsidiaries own no real property. The asset register identifies the laboratory equipment, office equipment, furniture and fixtures, and leasehold improvements (in the aggregate, the "Fixed Assets") of Company and its Subsidiaries, which Fixed Assets constitute all material assets presently used in the conduct of the business of Company and its Subsidiaries. Each of the Company and its Subsidiaries, as the case may be, has good and marketable title to the Leasehold Interests and Fixed Assets, free and clear of Encumbrances, except for (i) the lien of current real and personal property taxes which are not yet due and payable, (ii) such covenants, restrictions, encroachments, easements and Encumbrances, if any, as do not materially detract from the value, or materially interfere with the present occupancy or use, of any of the Leasehold Interests or Fixed Assets or otherwise materially impair the operations of the business of Company or any Subsidiary, (iii) encumbrances specifically disclosed in the notes to the consolidated financial statements of Company and its Subsidiaries for the years ended June 30, 1996 and 1995 and (iv) the items set forth on
Schedule 5.11 (collectively, "Permitted Liens"). Each of Company and its Subsidiaries, as the case may be, possesses and quietly enjoys all premises leased by it, and such premises are not subject to any Encumbrances, including easements, rights-of-way, building use or occupancy restrictions, exceptions, reservations or limitations that in any material respect interfere with or impair the present and continued use thereof in the usual and normal conduct of the business of Company or any Subsidiary. Neither Company nor any Subsidiary has received notice of any pending or threatened condemnation proceedings relating to Company's or any Subsidiary's leased properties and, to the best knowledge of Company, there are no such pending or threatened proceedings.

     (b) Except as set forth on Schedule 5.11, the Fixed Assets owned, operated or leased by Company or any Subsidiary are in good operating condition and repair (ordinary wear and tear, excepted), and are in conformity in all material respects with all applicable laws, ordinances, orders, regulations and other requirements (including applicable zoning, environmental, occupational safety and health laws and regulations) presently in effect or, to the best of Company's knowledge, presently scheduled to take effect.

     5.12. Employee Benefit Plans. (a) All employee profit-sharing, incentive, deferred compensation, welfare, pension, retirement, group insurance, bonus, severance and other employee benefit plans (oral or written) and agreements maintained or contributed to by Company or any Subsidiary for the benefit of current or former Personnel or with respect to which the Company or any Subsidiary has liability, which constitutes an

"employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") identifying which plans or arrangements (if any) provide benefits after termination of employment ("Plans") are set forth on Schedule 5.12(a).

     (b) There are no current or former Personnel who are entitled to (i) any pension benefit that is unfunded or (ii) any pension or other benefit to be paid after termination of employment other than required by Section 4980B of the Code (COBRA) or pursuant to plans intending to be qualified under Section 401(a) of the Code and listed on Schedule 5.12(a), and no other benefits whatsoever are payable to any Personnel after termination of employment (including retiree medical and death benefits).

     (c) Each Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is either (i) funded through an insurance company contract and is not a "welfare benefit fund" within the meaning of Section 419 of the Code or (ii) is unfunded. There is no liability in the nature of a retroactive rate adjustment or loss-sharing or similar arrangement, with respect to any Plan which is an employee welfare benefit plan.

     (d) All contributions or payments owed with respect to any periods prior to the Closing under any Plan have been made, or appropriate charges, to the extent required, will be made on the Closing Date, and all other amounts which relate to such periods have been accrued on the Company Financial Statements. Each Plan by its terms and operation is in material compliance with all applicable laws (including, but not limited to, ERISA, the Code and the Age Discrimination in Employment Act of 1967, as amended).

     (e) There are no actions, suits or claims pending or threatened (other than routine noncontested claims for benefits) or, to the best of Company's knowledge, no set of circumstances exist which may reasonably give rise to such a claim against any Plan or administrator or fiduciary of any such Plan. As to each Plan for which an annual report is required to be filed under ERISA or the Code, all such filings, including schedules, have been made on a timely basis except as disclosed on Schedule 5.12(e).

     (f) Neither Company nor any Subsidiary (nor any entity that is or was at any time treated as a single employer with Company or any Subsidiary under
Section 414(b), (c), (m) or (o) of the Code) has at any time (i) maintained, contributed to or been required to contribute to any plan under which more than one employer makes contributions (within the meaning of Section 4064(a) of ERISA) or any plan that is a multiemployer plan (within the meaning of Section 3(37) of ERISA), (ii) incurred or expects to incur any liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA or (iii) incurred or expects to incur liability in connection with an "accumulated funding deficiency" within the meaning of Section 412 of the Code whether or not waived.

     (g) Company has received a favorable determination letter from the Internal Revenue Service, dated February 18, 1996, with respect to the Coromed, Inc. 401(k) Employee Retirement Savings Plan (the "401(k) Plan") to the effect that the 401(k) Plan is qualified under Sections 401(a) and 401(k) of the Code and the related trust is exempt from tax under Section 501(a) and, to the best of Company's knowledge, nothing has occurred since the date of such letter to cause the letter to be no longer valid or effective.

     (h) Neither Company nor any Subsidiary nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Plans (or their trusts), Company, any Subsidiary, or any person who Company or any Subsidiary has an obligation to indemnify, to any tax or penalty imposed under
Section 4975 of the Code or Section 502 of ERISA.

     (i) None of the assets of the Plans is invested in any property constituting employer real property or an employer security within the meaning of Section 407(d) of ERISA.

     (j) Except as disclosed on Schedule 5.12(j), the events contemplated by this Agreement, in and of themselves or together with a termination of employment, will not (i) entitle any current or former Personnel to severance pay, unemployment compensation, or other similar payments under any Plan or law,
(ii) accelerate the time of payment or vesting or increase the amount of benefits due under any Plan or compensation to any current or former Personnel,
(iii) result in any payments (including parachute payments) under any Plan or law becoming due to any current or former Personnel, or (iv) terminate or modify or give a third party a right to terminate or modify the provisions or terms of any Plan.

     (k) Company has complied with the Worker Adjustment and Retraining Notification Act.

     (l) The names and current annual rates of compensation of all Personnel whose current aggregate annual rates of compensation are $50,000 or more, together with a summary (containing estimates to the extent necessary) of existing bonuses, additional incentive compensation (whether current or deferred), if any, paid or payable to such persons as of November 30, 1996, are set forth on Schedule 5.12(l).

     (m) With respect to each Plan, the Company has delivered to Omnicare true and complete copies of the following documents (1) current plan documents, subsequent plan amendments, or any and all other documents that establish or describe the existence of the plan, trust, arrangement, contract, policy or commitment; (2) current summary plan descriptions and summaries of material modifications; (3) the most recent tax qualified determination letters, if any, received from or applications pending with the IRS; (4) the three most recent Form 5500 Annual Reports, including related schedules and, if required, audited financial statements and opinions of independent certified public accountants and (5) with respect to each Section 401(k) Plan, nondiscrimination testing results and the most recent annual and quarterly or monthly valuations.

     5.13. Taxes and Tax Returns. (a) For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, employment, excise, withholding, property, sales, use, transfer, license, payroll and franchise taxes, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof. For purposes of this Agreement, the term "Tax Return" shall mean any report, return or other information required to be supplied to a taxing authority in connection with Taxes. For purposes of this Agreement, the term "Code" shall mean the Internal Revenue Code of 1986, as amended. All citations to provisions of the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments thereto and any substitute or successor provisions thereto.

     (b) Company and its Subsidiaries have duly filed all Tax Returns required to be filed as of the date hereof (and will file all Tax Returns required to be filed on or before the Closing Date). All such Tax Returns are (and, as to Tax Returns not filed as of the date hereof but filed on or before the Closing Date, will be) true, correct and complete in all material respects and were (and, as to Tax Returns not filed as of the date hereof but filed on or before the Closing Date, will be) filed on a timely basis. Except as disclosed in Schedule 5.13(b), neither Company nor any Subsidiary has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. True and complete copies of the federal, state and local income Tax Returns of Company and its Subsidiaries for the last three years have been provided to Omnicare prior to the date hereof. The reserves for Taxes reflected in the Company Financial Statements are sufficient for the payment of all unpaid Taxes (whether or not currently disputed) which are incurred or may be incurred with respect to the period (or portion thereof) ended on the date of Company Financial Statements and for all years and periods ended prior thereto, and the reserve for Taxes that will be reflected in the Final Balance Sheet will be sufficient for the payment of all unpaid Taxes (whether or not currently disputed) which are incurred or may be incurred with respect to the period (or portion thereof) ended on the Closing Date and for all years and periods ended prior thereto. Since the date of Company Financial Statements, neither Company nor any Subsidiary has incurred any liability for Taxes other than in the ordinary course of business, which Taxes would result in a material decrease in the net worth of Company or its Subsidiaries. No waiver or extension of any statute of limitations relating to Taxes has been given to, or requested by, the Internal Revenue Service, or any state or local taxing authority. No claim is currently being made by any authority in a jurisdiction where neither Company nor any Subsidiary files Tax Returns that they are or may be subject to Taxes in that jurisdiction.

     (c) Except as set forth on Schedule 5.13(c), Company and its Subsidiaries have complied (and until the Closing Date will comply) in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including, without limitation, the withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required. Company and each of its Subsidiaries have undertaken in good faith to appropriately classify all service providers as either employees or independent contractors for all Tax purposes.

     (d) Neither the consolidated federal income Tax Returns nor the state or local income Tax Returns of Company and its Subsidiaries have been examined by the Internal Revenue Service or relevant state taxing authorities, except as set forth on Schedule 5.13(d). All deficiencies asserted as a result of the examinations referred to on Schedule 5.13(d) have been paid, and no issue has been raised by any federal, state, local or foreign income tax authority in any such examination which, by application of the same or similar principles to similar transactions, could reasonably be expected to result in a proposed deficiency for any subsequent period which could have a Material Adverse Effect. Further, to the best of Company's knowledge, no state of facts exists or has existed which would constitute grounds for the assessment of any material liability for Taxes with respect to the periods which have not been audited by the Internal Revenue Service or other taxing authority. Except as described on
Schedule 5.13(d), there are no examinations or other administrative or court proceedings relating to Taxes in progress or pending nor has Company or any Subsidiary received a revenue agent's report asserting a tax deficiency. To the best of Company's knowledge, there are no threatened actions, suits, proceedings, investigations or claims relating to or asserted for Taxes of Company or any Subsidiary and there is no basis for any such claim.

     (e) All material elections with respect to Taxes affecting Company and its Subsidiaries as of the date hereof are set forth on Schedule 5.13(e).

     (f) Neither Company nor any Subsidiary has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) that would have any continuing effect after the Closing Date. "Tax Ruling" shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement" shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

     (g) Neither Company nor any Subsidiary is a party to a contract or agreement that, individually or in the aggregate, or when taken together with any payment that may be made under this Agreement or any agreements contemplated hereby including, without limitation, the Employment Agreements and Non-Competition Agreements, could give rise to the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

     (h) Except for the group of which Company is presently the parent, Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, and no Subsidiary has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, except where Company was the common parent corporation of such affiliated group. Each Subsidiary has, since the date of its formation, been a member (and, through the Closing Date, will continue to be a member) of an affiliated group of corporations, within the meaning of Section 1504 of the Code, in which Company is the parent.

     (i) Company is not, and has not been within the last five years, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

     (j) None of the assets of Company or any Subsidiary is property which is required to be treated as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

     (k) None of the assets of Company or any Subsidiary directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

     (l) None of the assets of Company or any Subsidiary is "tax exempt use property" within the meaning of Section 168(h) of the Code.

     (m) Neither Company nor any Subsidiary has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

     (n) Except as set forth on Schedule 5.13(n), neither Company nor any Subsidiary is a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

     (o) There are no liens with respect to Taxes (except for liens with respect to real property taxes not yet due) upon any of the properties or assets, real, personal or mixed, tangible or intangible, of Company or any Subsidiary.

     (p) Neither Company nor any Subsidiary has filed (or will file prior to the Closing) a consent pursuant to Section 341(f) of the Code or has agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as that term is defined in Section 341(f)(4) of the Code) owned by Company or any Subsidiary.

     (q) All transactions that could give rise to an understatement of federal income tax (within the meaning of Section 6661 of the Code for Tax Returns due (without regard to extensions) on or before December 31, 1989, and within the meaning of Section 6662 of the Code for Tax Returns due (without regard to extensions) after December 31, 1989) have been adequately disclosed (or, with respect to Tax Returns not yet filed, will be adequately disclosed) on the Tax Returns of Company and its Subsidiaries in accordance with Section 6661(b)(2)(B) of the Code for Tax Returns due (without regard to extensions) on or prior to December 31, 1989, and in accordance with Section 6662(d)(2)(B) of the Code for Tax Returns due (without regard to extensions) after December 31, 1989.

     5.14. Agreements and Commitments. (a) Schedule 5.14 contains an accurate list of all commitments, contracts, leases and agreements to which Company or any Subsidiary is a party or by which any of them is bound which involves a commitment or obligation in excess of $50,000 in the aggregate for each such commitment, contract, lease or agreement or is otherwise material to the business of Company or any Subsidiary (including, without limitation, joint venture or partnership agreements, employment agreements, contracts, tenant leases, equipment leases, equipment maintenance agreements, agreements with municipalities and labor organizations, loan agreements, bonds, mortgages, liens or other security agreements (the "Contracts"). Company has delivered true, correct and complete copies of such agreements to Omnicare. Except as set forth on Schedule 5.14, there are not:

        (i) any contracts or commitments which involve a commitment or obligation in excess of $50,000 in the aggregate for each such contract or commitment which affect Company or any Subsidiary, the assets or the operation thereof;

        (ii) any contracts or commitments affecting ownership of, title to, use of, or any interest in the real property of Company or any Subsidiary;

        (iii) any patent licensing agreements or any other agreements, licenses or commitments with respect to patents, patent applications, trademarks, trade names, service marks, technical assistance, copyrights or other like terms affecting Company or any Subsidiary (other than computer software licenses obtained in the ordinary course of business);

        (iv) any contracts, licenses or commitments which involve a commitment or obligation in excess of $50,000 in the aggregate for each such contract, license or commitment relating to data processing programs, software or source codes utilized in connection with the business of Company or any Subsidiary;

        (v) any collective bargaining agreements or other contracts or commitments to or with any labor unions or other employee representatives or groups of employees;

        (vi) any employment contracts or any other contracts, agreements or commitments to or with individual employees or agents of Company or any Subsidiary which involves a commitment or obligation in excess of $50,000 in the aggregate for each such contract, agreement or commitment and any contracts, agreements or commitments with consultants or other independent contractors;

        (vii) any contracts or commitments providing for payments based in any manner on the revenues or profits of Company or any Subsidiary;

        (viii) any contracts or commitments limiting the freedom of Company or any Subsidiary to engage in any line of business or operate in any geographic area, or to compete with any person or entity;

        (ix) any instruments relating to indebtedness for borrowed money, including any note, bond, deed of trust, mortgage, indenture or agreement to borrow money or any agreement of guarantee or indemnification, whether written or oral, in favor of any person or entity; or

        (x) any other contract or commitment, whether in the ordinary course of business or not, which involves future payments, performance of services or delivery of goods or materials, to or by Company or any Subsidiary of any amount or value in excess of $50,000 in the aggregate for each such contract or commitment.

     (b) The Contracts constitute valid and legally binding obligations of the parties thereto and are enforceable in accordance with their terms, assuming due authorization, execution and delivery by parties other than Company and its Subsidiaries and except (i) as may be affected by bankruptcy, insolvency, reorganization, moratorium or similar laws or by equitable principles relating to or limiting creditors rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

     (c) Each Contract constitutes the entire agreement by and between the respective parties thereto with respect to the subject matter thereof.

     (d) To the best of Company's knowledge, all obligations required to be performed under the terms of the Contracts have been performed, no act or omission has occurred or failed to occur which, with the giving of notice, the lapse of time or both would constitute a default by Company or any Subsidiary under the Contracts.

     (e) Except as expressly set forth on Schedule 5.14(e), none of the Contracts requires the consent of the other parties thereto in order for it to be in full force and effect with respect to Company or a Subsidiary as controlled by Omnicare after the Closing or would give rise to the other party's right to terminate any Contract as a result of the Merger; and Company and its Subsidiaries will used their best efforts to obtain any required consents prior to the Closing.

     5.15. Employee Relations. Except as set forth on Schedule 5.15 (i) there are no pending claims by any current or former Personnel of Company or any Subsidiary against Company or any Subsidiary other than for compensation and benefits due in the ordinary course of employment; (ii) there are no pending claims against Company or any Subsidiary arising out of any statute, ordinance or regulation relating to employment practices or occupational or safety and health standards; (iii) there are no pending or, to the best knowledge of Company, threatened labor disputes, strikes or work stoppages against Company or any Subsidiary; and (iv) to the best knowledge of Company, there are no union organizing activities in process or contemplated with respect to the Company or any Subsidiary. No collective bargaining units have been certified or recognized by Company or any Subsidiary. Schedule 5.15 also identifies all employees on leave of absence and all current or former employees and their dependents receiving health benefits, or eligible to receive health benefits, as required by COBRA. Notice of the availability of COBRA Coverage has been provided to all persons entitled thereto since June 30, 1996, and all persons electing such coverage are being (or have been, if applicable) provided such coverage.

     5.16. Insurance. All policies of insurance in force with respect to Company or any Subsidiary including policy numbers and names and addresses of the issuers are set forth on Schedule 5.16 and are outstanding and duly in force on the date hereof. Copies of all such policies of insurance have been furnished to Omnicare. To the best knowledge of the Company, such policies, taking into account the deductibles and exceptions set forth therein, insure in all material respects against losses and risks that are typically covered by insurance in accordance with customary industry practice in the industry in which the Company and its Subsidiaries operate. Neither Company nor any Subsidiary has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance and, to the best knowledge of Company, no such improvements or expenditures are required.

     5.17. Intellectual Property. Each of Company and its Subsidiaries, directly or indirectly, possesses or has adequate rights to all licenses, permits and all other franchises, trademarks, trade names, service marks, inventions, patents, copyrights, and any applications therefor, trade secrets, research and development, know-how, technical data, computer software programs or applications and technology systems necessary to operate their respective businesses and required by applicable law (the "Intellectual Property"). Except as set forth on Schedule 5.17, all right, title and interest in and to each item of Intellectual Property is owned by Company or a Subsidiary, is not subject to any license, royalty arrangement or pending or threatened claim or dispute and is valid and in full force and effect. None of the Intellectual Property owned or, to the best of Company's knowledge, none of the Intellectual Property used by Company or any Subsidiary, infringes any Intellectual Property right of any other entity and no Intellectual Property owned by Company or any Subsidiary is infringed upon by any other entity.

     5.18. Environmental Matters.  Except as disclosed on Schedule 5.18:

     (a) Each of Company and its Subsidiaries has been and is in full compliance with all Environmental Laws (as defined below) applicable to the operations of, and the property owned, operated, occupied or otherwise used by, Company and its Subsidiaries. To the best knowledge of Company, there are no circumstances that may prevent or interfere with such full compliance in the future.

     (b) Company and its Subsidiaries have obtained all Permits (as defined below) necessary for the operation of their businesses and the ownership, operation, occupation or other use of their properties, all such Permits are in good standing and Company and its Subsidiaries are in compliance with all terms and conditions of such Permits. There has been no material change in the facts or circumstances reported or assumed in the applications for or the granting of such Permits.

     (c) There is no lawsuit, claim, action, cause of action, judicial or administrative proceeding, investigation, summons, or written notice by any person pending, or to Company's knowledge, threatened, against Company or any Subsidiary alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries or penalties) arising out of or resulting from (i) the violation of any Environmental Law or (ii) the presence or Release of any Hazardous Substance (as defined below) at any location, whether or not owned, operated, occupied or otherwise used by Company or any Subsidiary.

     (d) Neither Company nor any Subsidiary is subject to any writ, injunction, order, decree or settlement addressing (i) any alleged violation of any Environmental Law or (ii) the alleged presence, or Release into the environment, of any Hazardous Substance at any location, whether or not owned, operated, occupied or otherwise used by Company or any Subsidiary.

     (e) No Environmental Lien (as defined below) has attached to any of the property owned, operated, occupied or otherwise used by Company or any Subsidiary.

     (f) There has been no Release of any Hazardous Substance at, to or from any of the properties owned, operated, occupied or otherwise used by Company or any Subsidiary.

     (g) Neither Company nor any Subsidiary has transported or arranged for the transport of any Hazardous Substance to any facility or site for the purpose of treatment, storage, disposal or recycling which (i) is included on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. sec.sec.9601 et. seq. ("CERCLA"), or any similar state list which is required by any state Environmental Law to be kept, or (ii) is presently subject to a governmental enforcement action under

CERCLA or the Solid Waste Disposal Act, 42 U.S.C. sec.sec.6901 et. seq., or any similar state Environmental Law.

     (h) All of the third parties with which Company and its Subsidiaries presently have arrangements, engagements or contracts to accept, treat, transport, store, dispose, remove or recycle any Hazardous Substances generated or present at any of the properties owned, operated, occupied or otherwise used by Company or its Subsidiaries are properly permitted under Environmental Laws to perform the foregoing activities or conduct.

     (i) Neither Company nor any Subsidiary has any liability for the violation of any Environmental Law or the Release of any Hazardous Substance in connection with any business or property previously owned, operated, occupied or otherwise used by Company or any Subsidiary or any of the predecessors of Company or any Subsidiary.

     (j) There are no past or present actions, activities, circumstances, conditions, event or incidents, including, without limitation, the generation, handling, transportation, treatment, storage, Release, presence, disposal or arranging for disposal of any Hazardous Substance, that could form the basis of any claim against Company or any Subsidiary under any Environmental Law.

     (k) Without in any way limiting the generality of the foregoing, (i) all underground storage tanks, and the capacity and contents of such tanks, located on the real property owned or operated by Company or any Subsidiary are identified in Schedule 5.18, (ii) except as identified in Schedule 5.18, there is no asbestos contained in or forming part of any building, building component, structure or office space owned or operated by Company or any Subsidiary, and
(iii) no polychlorinated biphenyls (PCBs) are used or stored at any part of the property owned or operated by Company or any Subsidiary.

     (l) The following terms shall have the following meanings:

        (i) "Environmental Laws" means all federal, state, local and foreign laws, statutes, codes, ordinances, rules, regulations, orders, directives, binding policies, common law, or Permits as amended and in effect on the date hereof and on the Closing Date relating to or addressing the environment, health or safety, including, but not limited to, any law, statute, code, ordinance, rule, regulation, order, directive, binding policy, common law or Permit relating to the generation, use, handling, treatment, removal, storage, production, manufacture, transportation, remediation, disposal, arranging for disposal, or Release of Hazardous Substances.

        (ii) "Environmental Lien" means a lien in favor of any governmental authority for any (a) liability under any Environmental Law or (b) damages arising from, or costs incurred by, such governmental authority in response to a release or threatened release of a Hazardous Substance into the environment.

        (iii) "Hazardous Substances" means any toxic or hazardous substances (including, without limitation, wastes), pollutants, explosives, radioactive materials or substances (including, without limitation, wastes), or Medical Waste (as defined below), including, without limitation, asbestos, PCBs, petroleum products and byproducts, and substances (including, without limitation, wastes) defined in or regulated under Environmental Law.

        (iv) "Medical Waste" means any substance, pollutant, material, or contaminant listed or regulated under the Medical Waste Tracking Act of 1988, 42 U.S.C. sec.6992, et seq. and implementing regulations and similar applicable state law and regulations.

        (v) "Permit" means any permit, license, consent or other approval or authorization required under any Environmental Law.

        (vi) "Release" means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating of any Hazardous Substance through or in the air, soil, surface water, or groundwater.

     5.19. No Conflict of Interest. Except as described on Schedule 5.19, no present or former officer or director, no affiliate of Company or any Subsidiary and no Stockholder has (i) any interest in the property, real or personal, tangible or intangible, including without limitation, Intangibles, Licenses, inventions, technology, processes, designs, computer programs, know-how and formulae used in or pertaining to the business of Company, or (ii) any contract, commitment, arrangement or understanding, including, without limitation, loan arrangement, with Company or any Subsidiary. To the best knowledge of Company, no present officer or director of Company or any Subsidiary, no affiliate thereof and no Stockholder, has any ownership or stock interest in any other enterprise, firm, corporation, trust or any other entity which is engaged in any line or lines of business which are the same as, or similar to, or competitive with, the line or lines of business of Company. For purposes of this representation, ownership of not more than three percent of the voting stock of any publicly held company whose stock is listed on any recognized securities exchange or traded over the counter shall be disregarded.

     5.20. Accounts Receivable; Equipment. (a) All accounts receivable of Company or any Subsidiary as of the Balance Sheet Date represent transactions actually made in the ordinary course of business, represent monies due or goods sold and delivered or services performed. Such accounts receivable are collectible, without setoff or similar right, except to the extent of reserves on the Company Financial Statements, which reserves are adequate. To the best knowledge of Company, such accounts receivable are free and clear of any Encumbrance except as specifically disclosed in the notes to the consolidated financial statements of Company and its Subsidiaries for the years ended June 30, 1996 and 1995 or as set forth on Schedule 5.20(a).

     (b) The assets of Company and its Subsidiaries include, and as of the Closing will include, all the equipment, inventory and other assets presently used in the conduct of or related to the businesses of Company and its Subsidiaries except those sold or otherwise consumed after the date hereof in the ordinary course of business. All assets of Company and its Subsidiaries consisting of equipment, whether reflected in the Company Financial Statements or otherwise, are well maintained and in good operating condition, except for reasonable wear and tear and except for items which have been written down in the Company Financial Statements to a realizable market value or for which adequate reserves have been provided in the Company Financial Statements. The present quantity of all such equipment of Company and its Subsidiaries is reasonable in the present course of the business conducted by Company and its Subsidiaries. All of such equipment (except for leased equipment for which the lessors have valid security interest) is free and clear of any Encumbrance except as specifically disclosed in the notes to the consolidated financial statements of Company and its Subsidiaries for the years ended June 30, 1996 and 1995 and as set forth on Schedule 5.20(b).

     5.21. Independent Contractor Status. Schedule 5.21 sets forth a complete list of all persons, including without limitation, all investigators and monitors or clinical research associates and other study personnel, engaged by Company or any Subsidiary at any time since June 30, 1995 to render management, consulting, research, investigative or similar services to Company or any Subsidiary as an independent contractor (collectively, the "Company Contractors"). Company has provided to Omnicare true and complete copies of all agreements entered into between Company or any Subsidiary and any Company Contractor requested by Omnicare. To the best knowledge of the Company, each Company Contractor is, and each person who at any prior time would have been required to be included in a schedule listing the types of persons set forth on
Schedule 5.21 was, an independent contractor to, and not an employee of, Company or the applicable Subsidiary for purposes of all applicable federal and state income tax withholding requirements or otherwise.

     5.22. Client Relations. Set forth on Schedule 5.22 is a list of clients of Company and its Subsidiaries which accounted for 10% or more of the net revenue of Company and its Subsidiaries, taken as a whole, for the fiscal year ended June 30, 1996. None of the clients listed on Schedule 5.22 has registered any material complaint regarding the services rendered by Company or any Subsidiary, indicated any desire or intention to reduce the level of services under any contract with Company or any Subsidiary, or stated verbally or in writing any intention to terminate any contract with Company or any Subsidiary.

     5.23. Change in Control Payments. Except as set forth on Schedule 5.23, neither Company nor any Subsidiary have any plans, programs, commitments or arrangements to which they are parties, or to which they are subject, pursuant to which payments may be required or acceleration of benefits may be required upon change of control of Company.

     5.24. Brokers and Finders. Other than WAH, whose fees are set forth in the Engagement Letter, dated November 18, 1996, between Company and WAH attached hereto as Exhibit 5.24 (the "WAH Engagement Letter"), Company and its officers, directors or employees, and the Stockholders have not employed any broker or finder or incurred any liability for any brokerage fees, commissions, finders' fees or similar fees or expenses and no broker or finder has acted directly or indirectly for Company or any Stockholder in connection with this Agreement or the transactions contemplated hereby and no investment banking, financial advisory or similar fees have been incurred or are or will be payable by Company or any Stockholder in connection with this Agreement or the transactions contemplated hereby.

     5.25. Omnicare Stock Ownership. Neither Company nor any Subsidiary owns any shares of Omnicare Common Stock or other securities convertible into Omnicare Common Stock.

     5.26. Pooling of Interests. Neither Company nor any Subsidiary nor any Stockholder has taken or failed to take any action or has knowledge of any fact or circumstance that would, or would be reasonably likely to, prevent the accounting for the Merger as a pooling of interests in accordance with GAAP and the pronouncements of the Commission.

     5.27. Tax Reorganization. Neither Company nor any Subsidiary nor any Stockholder has taken or failed to take any action, or has knowledge of any fact or circumstance, that would, or would be reasonably likely to, adversely affect the status of the Merger as a reorganization under Section 368(a) of the Code.

     5.28. Performance and Compliance. From and after January 27, 1997 until the date hereof, Company has performed and complied with in all material respects its obligations, agreements and covenants under the Initial Agreement which were required to be performed or complied with by it at or prior to the date hereof.

                                   ARTICLE 6

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

     Except as disclosed by the Stockholders to Omnicare in writing in the disclosure schedules being delivered to Omnicare by the Stockholders upon or before the execution hereof (the "Stockholders Schedules") and which Stockholder Schedules shall identify the specific Sections or subsections in this Agreement to which each such disclosure relates, the Stockholders hereby severally and not jointly with any other Stockholder represent and warrant to Omnicare as of January 27, 1997 and as of the date hereof (except for the representations and warranties in Section 6.5, which are made as of the date hereof) as follows:

     6.1. Ownership; Authority. (a) Such Stockholder owns beneficially and of record the number of shares set forth opposite his or her name on Schedule 6.1, free and clear of all Encumbrances (other than as imposed under this Agreement or the Support Agreement) and such Stockholder has the authority to execute and deliver this Agreement, and no other acts or other proceedings on the part of the Stockholders are necessary to authorize this Agreement, the Support Agreement or the transactions contemplated hereby or thereby, other than obtaining the requisite approval and adoption by the holders of Company Common Stock in accordance with the DGCL and Company's Certificate of Incorporation and Bylaws. This Agreement and the Support Agreement have been duly and validly executed and delivered by such Stockholder and (assuming the due authorization, execution and delivery by Company, Omnicare and Merger Sub, in the case of this Agreement, and Omnicare and Merger Sub, in the case of the Support Agreement) constitute the legal, valid and binding obligation of such Stockholder, enforceable against each Stockholder in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general, or by general principles or equity.

     (b) Neither the execution and delivery by such Stockholder of this Agreement nor the Support Agreement nor the consummation of the transactions contemplated hereby or thereby nor compliance by such Stockholder with any of the provisions hereof or thereof will (i) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any of the Company Common Stock owned by such Stockholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, sublease, option (other than options granted under the Company Stock Option Plan), agreement or other instrument or obligation to which such Stockholder is a party, or by which he or she or the Company Common Stock owned by such Stockholder may be bound or affected, (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Stockholder or the Company Common Stock owned by such Stockholder or (iii) require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any person or entity applicable to such Stockholder except, in the case of such clauses (i), (ii) and
(iii), as would not be reasonably likely to have a material adverse effect on such Stockholder's ability to consummate the transactions contemplated hereby or by the Support Agreement.

     6.2. Brokers or Finders. Such Stockholder has not entered into and will not enter into any agreement, arrangement or understanding with any broker, finder or investment banker pertaining to the Merger.

     6.3. No Other Agreements to Sell Shares.  Except as disclosed on Schedule
6.3 and other than pursuant to this Agreement, no Stockholder has any legal obligation, absolute or contingent, to any other person or firm to sell any of the Company Common Stock or to enter into any agreement with respect thereto.

     6.4. Preemptive Rights. Except as disclosed on Schedule 6.4, such Stockholder has no preemptive or other right to acquire shares of Company Common Stock, except pursuant to options granted under the Company Stock Option Plan.

     6.5. Performance and Compliance. From and after January 27, 1997 until the date hereof, such Stockholder has performed and complied with in all material respects its obligations, agreements and covenants under the Initial Agreement which were required to be performed or complied with by him or her at or prior to the date hereof.

                                   ARTICLE 7

                       REPRESENTATIONS AND WARRANTIES OF
                            OMNICARE AND MERGER SUB

     Except as disclosed by Omnicare and Merger Sub to Company and the Stockholders in writing in the disclosure schedules being delivered to Company and the Stockholders upon or before the execution hereof (the "Omnicare Schedules") and which Omnicare Schedules shall identify the specific Sections or subsections in this Agreement to which each such disclosure relates, Omnicare and Merger Sub hereby jointly and severally represent and warrant to Company and the Stockholders as of January 27, 1997 (except for (i) the representations and warranties in Sections 7.1 and 7.2, which are made as of January 27, 1997 and as of the date hereof and (ii) the representations and warranties in Sections 7.3, 7.4, 7.5 and 7.10, which are made as of the date hereof) as follows:

     7.1. Organization of Omnicare and its Subsidiaries. Each of Omnicare and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Omnicare and its subsidiaries has full corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted therein, and each such entity is qualified to do business and is in good standing in each jurisdiction (domestic, foreign or otherwise) in which property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary (except for jurisdictions in which such failure to be so qualified could not be reasonably likely to have a material adverse effect on the business, earnings, assets, liabilities, financial or other condition or results of operations of Omnicare and its subsidiaries taken as a whole). Omnicare Schedule 7.1 contains a list of all jurisdictions where either Omnicare or its subsidiaries are qualified to do business.

     7.2. Authority. (a) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Omnicare and Merger Sub have been duly authorized by all requisite corporate action, and no other acts or other proceedings on the part of Omnicare or Merger Sub are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed by Omnicare and Merger Sub and (assuming the due authorization, execution and delivery hereof and thereof by Company and the Stockholders) constitutes the legal, valid and binding obligation of Omnicare and Merger Sub, enforceable against Omnicare and Merger Sub in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general, or by general principles of equity.

     (b) Except as set forth in Omnicare Schedule 7.2(b), neither the execution and delivery by Omnicare or Merger Sub of this Agreement nor the consummation of the transactions contemplated hereby nor compliance with any of the provisions hereof will (a) conflict with or result in a breach of any provision of the charter or Bylaws of Omnicare or any of its subsidiaries, (b) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any of the properties of Omnicare or any of its subsidiaries or result in being declared void, voidable, without further binding effect or subject to amendment or modification any of the terms, conditions or provision of, any note, bond, mortgage, indenture, deed of trust, any license, franchise, permit, lease, contract, agreement or other instrument or commitment or obligation to which Omnicare, any of its subsidiaries or any of their respective properties may be bound or affected, (c) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any court or governmental authority, federal, state or foreign, applicable to Omnicare or any of its subsidiaries or any of their respective properties, or (d) except for (i) applicable requirements of the HSR Act, (ii) obtaining the consents approvals authorizations and permits of, and making filings or notifications to, any governmental authority pursuant to the applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the NASD and the NYSE and (iii) the filing and recordation of the appropriate transaction documents as required by the DGCL, require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any person or entity except, in the case of clauses (ii), (iii) and (iv) as would not be reasonably likely to have a material adverse effect on the business, earnings, assets, liabilities, financial or other condition or results of operations of Omnicare and its subsidiaries taken as a whole or on the ability of Omnicare or Merger Sub to consummate the transactions contemplated hereby.

     7.3. Capitalization. As of March 31, 1997, the authorized, issued and outstanding capital stock of Omnicare is as set forth in the Quarterly Report of Omnicare on Form 10-Q for the three months ended March 31, 1997. All of the outstanding shares of capital stock of Omnicare and Merger Sub have been duly authorized and are validly issued, fully paid and non-assessable and have not been issued in violation of the preemptive or similar rights of any stockholder of Omnicare or Merger Sub arising by operation of securities laws or the Certificate of Incorporation or Bylaws of Omnicare or Merger Sub.

     7.4. SEC Reports and Financial Statements. Omnicare has furnished to Company copies of the Annual Report of Omnicare on Form 10-K for the fiscal year ended December 31, 1996, any proxy statements and other reports (including Quarterly Reports on Form 10-Q) under the Exchange Act, filed by Omnicare after such date (collectively, the "SEC Reports"), each as filed with the Securities and Exchange Commission (the "Commission"), and Omnicare's 1996 Annual Report to Stockholders (the "1996 Annual Report"). As of their respective dates, each SEC Report and any proxy statements and other reports filed by Omnicare with the Commission after the date of this Agreement (i) complied, or will comply with on the date of such filing, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (ii) did not, or will not, on the date of filing or the date as of which information is set forth therein, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the immediately preceding sentence shall not apply to any misstatement or omission in any SEC Report filed prior to the date hereof which was superseded by a subsequent SEC Report filed prior to the date hereof. The financial statements (including any related schedules and/or notes) included in the SEC Reports and the 1996 Annual Report have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) throughout the periods involved and fairly present the financial position, results of operations and cash flows as of the dates and for the periods indicated therein.

     7.5. Absence of Undisclosed Liabilities. Except (i) as disclosed in, or reflected in the financial statements included in, the SEC Reports, (ii) liabilities which have been incurred since March 31, 1997 in the ordinary course of business consistent with past practice as a result of arm's length negotiations, which liabilities would not be reasonably likely to have a material adverse effect on the business, earnings, assets, liabilities, financial or other condition or results of operations of Omnicare and its subsidiaries taken as a whole and (iii) liabilities and obligations specifically disclosed on Omnicare Schedule 7.5, neither Omnicare nor any of its subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due).

     7.6. Omnicare Common Stock. The issuance and delivery by Omnicare of shares of Omnicare Common Stock in connection with the Merger and this Agreement have been duly and validly authorized by all necessary corporate action on the part of Omnicare. The shares of Omnicare Common Stock to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

     7.7. Pooling of Interests. Neither Omnicare nor any of its subsidiaries has taken or failed to take any action or has knowledge of any fact or circumstance that would, or would be reasonably likely to, prevent the accounting for the Merger as a pooling of interests in accordance with GAAP and the pronouncements of the Commission.

     7.8. Tax Reorganization. Neither Omnicare nor any of its subsidiaries has taken or failed to take any action, or has knowledge of any fact or circumstance, that would, or would be reasonably likely to, adversely affect the status of the Merger as a reorganization under Section 368(a) of the Code.

     7.9. Ownership of Merger Sub; No Prior Activities. Merger Sub is a wholly owned subsidiary of Omnicare created solely for the purpose of effecting the Merger. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any material obligations or liabilities or engaged in any material business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

     7.10. Performance and Compliance. From and after January 27, 1997 until the date hereof, Omnicare has performed and complied with in all material respects its obligations, agreements and covenants under the Initial Agreement which were required to be performed or complied with by it at or prior to the date hereof.

                                   ARTICLE 8

                                   COVENANTS

     8.1. Alternative Proposals.  Prior to the Effective Time, Company agrees
(a) that neither it nor any Subsidiary shall, and it shall direct and use best efforts to cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any Subsidiary or any of the foregoing) not to initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to an Alternative Proposal (as defined below) or engage in any negotiations concerning, or provide any non-public information or data to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and it will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this
Section 8.1; (c) that it will promptly request each person which has executed a confidentiality agreement in connection with its consideration of acquiring Company pursuant to the December 1996 Confidential Memorandum prepared by Company and WAH to return all confidential information heretofore furnished to such person by or on behalf of Company and (d) that it will notify Omnicare immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section 8.1 shall prohibit the Board of Directors of Company from (i) furnishing information (pursuant to a confidentiality letter deemed appropriate by the Board of Directors of Company) to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal or offer to the stockholders of Company, to acquire Company pursuant to a merger, consolidation, share purchase, share exchange, purchase of a substantial portion of assets, business combination or other similar transaction, if, and only to the extent that, (A) the Board of Directors of Company determines in good faith based upon the written opinion of outside counsel that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Company provides written notice to Omnicare of the identity of the person or entity making the Alternative Proposal and that it intends to furnish information to, or intends to enter into discussions or negotiations with, such person or entity, and (C) Company keeps Omnicare informed on a timely basis of the status of any such discussions or negotiations and all terms and conditions thereof and promptly provides Omnicare with copies of any written inquiries or proposals relating thereto, and (D) in the event that the Board of Directors of Company determines to accept any such Alternative Proposal (in accordance with subclause (A) above), Company provides Omnicare with at least five business days' prior written notice thereof, during which time Omnicare may make, and in such event, Company shall in good faith consider, a counterproposal to such Alternative Proposal; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. Nothing in this Section 8.1 shall (x) permit Company to terminate this Agreement (except as specifically provided in Article 11 hereof), (y) permit Company to enter into any agreement with respect to an Alternative Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, Company shall not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal (other than a confidentiality agreement deemed appropriate by the Board of Directors of Company)), or (z) affect any other obligation of Company under this Agreement. "Alternative Proposal" shall mean any merger, acquisition, consolidation, reorganization, share exchange, tender offer, exchange offer or similar transaction involving Company or any Subsidiary, or any proposal or offer to acquire in any manner, directly or indirectly, a substantial equity interest in or a substantial portion of the assets of Company or any Subsidiary.

     8.2. Interim Operations. Company shall, and shall cause its Subsidiaries to, from the date hereof up to and including the Effective Time, use reasonable best efforts to conduct their respective businesses only in the ordinary course, consistent with past practice, and will not do, or cause to be done, anything which is represented and warranted not to have been done in this Agreement, except as otherwise expressly contemplated hereby. In addition, Company will, and will cause its Subsidiaries to, from and after the date hereof up to and including the Closing Date: (a) maintain in full force and effect the insurance policies set forth on Schedule 5.16 (or policies providing substantially the same coverage, copies of which will be made available to Omnicare); (b) take such action as may reasonably be necessary to preserve the assets and properties wherever located, which are material to the business of Company and its Subsidiaries; (c) maintain their books and records in accordance with accounting principles and in the manner consistent with past practices and promptly advise Omnicare in writing of any material change in the business, earnings, assets, liabilities, financial or other condition or results of operations of Company or any Subsidiary; (d) maintain the assets of Company and its Subsidiaries in the same state of repair, order and condition as on the date hereof, reasonable wear and tear or loss by insured casualty excepted; (e) maintain in full force and effect all material Licenses and perform in all material respects all obligations under any Contracts; (f) not permit to occur any of those events or occurrences described in Section 5.9 (Absence of Certain Changes) of this Agreement which are subject to the control of Company and its Subsidiaries, and will use its best efforts not to permit to occur any of those events or occurrences described in Section 5.9 (Absence of Certain Changes) of this Agreement which are not subject to the control of Company and its Subsidiaries, except in each case as expressly permitted or provided by this Agreement; or (g) not take any action that would prevent Company from consummating the transactions contemplated by this Agreement. The parties hereto acknowledge and agree that all outstanding options to acquire Company Common Stock shall be treated in the Merger as provided in Article 4.

     8.3. Meeting of Stockholders. Company will take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. The Board of Directors of Company shall recommend such approval and Company shall take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement/Prospectus (as defined in Section 8.8); provided, however, that such recommendation or solicitation is subject to any action (including any withdrawal or change of its recommendation) taken by, or upon authority of, the Board of Directors of Company in the exercise of its good faith judgment based upon the written opinion of outside counsel as to its fiduciary duties to its stockholder imposed by law.

     8.4. Filings, Other Action. Subject to the terms and conditions herein provided, Company and Omnicare shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement.

     8.5. Inspection of Records. From the date hereof to the Effective Time, each of Company and Omnicare shall (i) allow all designated officers, attorneys, accountants and other representatives of the other reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of Company and Omnicare and their respective subsidiaries, as the case may be, (ii) furnish to the other, the other's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of Company or Omnicare, as the case may be, to cooperate with the other in the other's investigation of the business of it and its subsidiaries.

     8.6. Publicity. The initial press release relating to this Agreement shall be a joint press release and thereafter Company and Omnicare shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency.

     8.7. Confidentiality Agreement. Notwithstanding the execution of this Agreement, the confidentiality agreement, dated November 29, 1996, between WAH and Omnicare (the "Confidentiality Agreement") shall remain in full force and effect through the Effective Time, at which time the Confidentiality Agreement shall terminate and be of no further force and effect. Each party further acknowledges that the Confidentiality Agreement shall survive any termination of this Agreement pursuant to Article 11 hereof. Company and its representatives agree to maintain the confidentiality of the information provided by Omnicare or its representatives pursuant to this Agreement in the same manner and to the same extent that Omnicare is obligated to maintain the confidentiality of information provided by Company or any of its representatives pursuant to the Confidentiality Agreement.

     8.8. Registration Statement. Omnicare and Company shall cooperate and promptly prepare and Omnicare shall file with the Commission as soon as practicable a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the Omnicare Common Stock issuable in the Merger, a portion of which Registration Statement shall also serve as the proxy statement with respect to the meeting of the stockholders of Company in connection with the Merger (the "Proxy Statement/Prospectus"). The respective parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Omnicare shall use all reasonable efforts, and Company will cooperate with Omnicare, to have the Form S-4 declared effective by the Commission as promptly as practicable. Omnicare shall use its best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. Omnicare agrees that the Form S-4 and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Omnicare in reliance upon and in conformity with information concerning Company furnished to Omnicare or its agents by Company or its agents for use in the Form S-4. Company agrees that the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meeting of the stockholders of Company, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Company in reliance upon and in conformity with information concerning Omnicare furnished to Company or its agents by Omnicare or its agents for use in the Proxy Statement/Prospectus. Company agrees that the information concerning Company provided by it for inclusion in the Form S-4 or any amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No amendment or supplement to the Proxy Statement/Prospectus will be made by Omnicare or Company without the approval of the other party, which approval shall not be unreasonably withheld. Omnicare and Company will advise each other promptly after either party receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Omnicare Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the Commission for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the Commission for additional information.

     8.9. Listing Application. Omnicare shall promptly prepare and submit to the NYSE a listing application covering the shares of Omnicare Common Stock issuable in the Merger, and shall use its best efforts to obtain, prior to the Effective Time, approval for the listing of such Omnicare Common Stock, subject to official notice of issuance.

     8.10. Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

     8.11. Affiliate Letters. (a) In the reasonable judgment of Company, the Stockholders constitute all the "affiliates" of the Company (each such person an "Affiliate") within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. At least 30 days prior to the Closing Date, Company shall deliver to Omnicare a list of names and addresses of any other persons who were, in Company's reasonable judgment, at the record date for its stockholders' meeting to approve the Merger, Affiliates. Company shall provide Omnicare such information and documents as Omnicare shall reasonably request for purposes of reviewing such list. Company shall deliver or cause to be delivered to Omnicare, prior to the Effective Time, from each of the Affiliates of Company identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit 8.11(a).Omnicare shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Omnicare Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Omnicare Common Stock, consistent with the terms of such Affiliate Letters.

     8.12. Taxes. Without the consent of Omnicare, Company shall not, and shall cause its Subsidiaries not to, (i) make or rescind any express or deemed election relating to Taxes, (ii) make a request for a Tax Ruling or enter into a Closing Agreement with respect to any Tax matter or (iii) change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the taxable year ending June 30, 1995, except as may be required by applicable law.

     8.13. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that if the Merger is consummated, the Surviving Corporation shall pay the reasonable fees and expenses incurred by the Company and the Stockholders in connection with the transactions contemplated hereby including (a) the reasonable fees and expenses of Coopers & Lybrand LLC and of not more than one counsel for all such parties (which counsel may be Morgan, Lewis & Bockius LLC), (b) the filing fee in connection with the HSR Act filing, (c) the expenses incurred in connection with printing and mailing the Form S-4 and the Proxy Statement/Prospectus and (d) the fees of WAH provided in the WAH Engagement Letter; provided, that the maximum amount to be paid by the Surviving Corporation pursuant to this Section 8.13 shall be no more than $750,000 in the aggregate.

     8.14. Pooling; Reorganization. From and after the date hereof and until the Effective Time, neither Omnicare nor Company nor any of their respective subsidiaries or other affiliates nor any Stockholder shall (i) knowingly take any action, or knowingly fail to take any action, that could jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes;
(ii) knowingly take any action, or knowingly fail to take any action, that could jeopardize qualification of the Merger as a reorganization under Section 368(a) of the Code; or (iii) enter into any contract, agreement, commitment or arrangement with respect to either of the foregoing.

     8.15. Support Agreement. On or prior to the date of this Agreement, Omnicare, Company and the Stockholders shall execute and deliver a Support Agreement in substantially the form attached as Exhibit 8.15 hereto.

     8.16. Company Office. The parties hereto agree that after consummation of the Merger, Company will continue to be based in the greater Albany, New York area.

     8.17. Stock Purchase Plan. Company shall terminate the Employee Stock Purchase Plan effective as of the end of the Offering Period (as defined in the Plan) immediately preceding or coincident with the Effective Time.

     8.18. SEC Reports. Omnicare will use all reasonable efforts to deliver copies of all SEC Reports to Company as promptly as practicable after the filing of such SEC Reports with the Commission.

     8.19. Release of Guarantees. The parties hereto shall take all actions reasonably necessary to release the Stockholders and the other individual guarantors identified on Schedule 8.19 from their guarantee obligations with respect to those obligations of the Company or its Subsidiaries set forth on
Schedule 8.19.

     8.20. Stockholder Tax Basis. The parties hereto will cooperate with each other and will use all reasonable efforts to obtain prior to Closing the tax basis of each stockholder of Company in shares of Company Common Stock.

     8.21. Waiver of Rights. Company and each Stockholder hereby waive any and all rights which any of them may have in connection with the transactions contemplated by this Agreement pursuant to any Shareholders Agreement entered into by the Company and any Stockholder.

     8.22. Coromed, S.A. Each Stockholder owning shares of the capital stock of Coromed, S.A. (Buenos Aires, Argentina) ("Coromed S.A.") shall, prior to Closing, contribute all such capital stock to Company. Company and the Stockholders shall use reasonable best efforts, in accordance with applicable law, to cause each of the other persons or entities (other than Company) owning shares of the capital stock of Coromed S.A. to contribute, prior to Closing, all such capital stock to Company.

     8.23. Loans. Company and the Stockholders will take all actions reasonably necessary prior to Closing to cause each outstanding loan by the Company to a Stockholder to be evidenced by written notes (copies of which will be delivered to Omnicare prior to Closing) providing that (i) such loans shall bear interest at a rate of 8.25% and (ii) all principal and interest on such loans shall be due and payable on March 31, 1998.

     8.24. Combined Financial Results. Omnicare will publish 30 days' post-closing combined financial results of Omnicare and Company for the first full monthly period following the Closing Date within 45 days after the end of such monthly period in a form sufficient to satisfy pooling of interests requirements. The Stockholders will cooperate with Omnicare in connection therewith and will provide such information in their possession or reasonably obtainable by them as may be necessary to publish such financial results.

                                   ARTICLE 9

                                   CONDITIONS

     9.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) This Agreement and the transactions contemplated hereby shall have been approved in the manner required by applicable law by the holders of the issued and outstanding shares of capital stock of Company.

          (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c) No party hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

          (d) The Form S-4 shall have become effective and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Form S-4 shall have been issued, no action, suit, proceeding or investigation by the Commission to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws relating to the issuance or trading of the Omnicare Common Stock to be issued to Company stockholders in connection with the Merger shall have been received.

          (e) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business, earnings, assets, liabilities, financial or other condition or results of operations of Omnicare and Company (and their respective subsidiaries), taken as a whole, following the Effective Time.

          (f) The Omnicare Common Stock to be issued to Company stockholders in connection with the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance.

          (g) Company shall have received opinions of Morgan, Lewis & Bockius, special counsel to Company, on the date of the Proxy Statement/Prospectus and on the Closing Date, in each case dated as of such respective dates and based upon reasonably requested representation letters, stating that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Company, Omnicare and Merger Sub will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

     9.2. Conditions to Obligation of Company and the Stockholders to Effect the Merger. The obligation of Company and the Stockholders to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) Omnicare shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date, the representations and warranties of Omnicare and Merger Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date as if made on the Closing Date, and Company shall have received a certificate of the President or a Vice President of Omnicare, dated the Closing Date, certifying to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 9.2(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct, unless the failure of any of the representations or warranties to be so true and correct would or would be reasonably likely to have a material adverse effect on the business, earnings, assets, liabilities, financial or other condition or results of operations of Omnicare and its Subsidiaries taken as a whole.

          (b) Company shall have received from Coopers & Lybrand L.L.P. a letter stating their concurrence with the conclusion of Company's management that no conditions exist with respect to Company that would preclude the Merger from being treated as a "pooling of interests" under applicable United States accounting standards.

          (c) Omnicare shall have entered into an employment agreement with each Stockholder substantially in the form attached hereto as Exhibit 9.2(c) (the "Employment Agreement").

     9.3. Conditions to Obligation of Omnicare and Merger Sub to Effect the Merger. The obligations of Omnicare and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date, the representations and warranties of Company contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date as if made on the Closing Date, and Omnicare shall have received a certificate of the President or a Vice President of Company, dated the Closing Date, certifying to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 9.3(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct, unless the failure of any of the representations or warranties to be so true and correct would or would be reasonably likely to have a Material Adverse Effect.

          (b) Omnicare shall have received from Price Waterhouse LLP an opinion that the Merger will be treated as a "pooling of interests" under applicable accounting standards.

          (c) From March 31, 1997 through the Effective Time, there shall not have occurred any change in the business, earnings, assets, liabilities, financial or other condition or results of operations of Company and its Subsidiaries, taken as a whole, that could have a Material Adverse Effect.

          (d) Each of the Stockholders shall have entered into an Employment Agreement with Omnicare and a non-competition agreement with Omnicare substantially in the form attached hereto as Exhibit 9.3(d) (the "Non-Competition Agreement"), each such agreement shall be in full force and effect as of the Effective Time, and each Stockholder shall be in the employ of Company immediately prior to the Effective Time.

          (e) Dissenting stockholders of Company shall have taken actions required to exercise appraisal rights pursuant to Section 262 of the DGCL with respect to no more than 5% of the outstanding shares of Company Common Stock.

          (f) Company shall have provided Omnicare with a certified statement, pursuant to Section 1.1445-2(c)(3) of the Treasury Regulations, that it is not, and has not been within the last five years, a "United States real property holding corporation."

          (g) Omnicare shall have received, at least one week in advance of the Closing Date, the audited financial statements of the Company for the fiscal year ended June 30, 1997, including the notes thereto, accompanied by the report of Coopers & Lybrand L.L.P. thereon.

                                   ARTICLE 10

                     NATURE AND SURVIVAL OF REPRESENTATIONS
                     AND WARRANTIES; INDEMNIFICATION, ETC.

     Section 10.1. Survival of Representations and Warranties; Indemnities. (a) All covenants and agreements of the parties made in this Agreement or provided herein shall survive the Closing Date to the extent expressly provided herein. All representations and warranties of the parties made in this Agreement or as provided herein shall be made as of the date hereof and shall survive the Effective Time for a period ending at the earlier of (i) one year from the Effective Time and (ii) the date upon which the first Annual Report on Form 10-K reflecting the combined operations of Omnicare and Company is filed with the Commission (the "Survival Period").

     (b) The Stockholders, jointly and severally, hereby agree to defend, indemnify and hold Omnicare and its subsidiaries and their officers, directors and employees (collectively, the "Omnicare Indemnitees") harmless from and against any and all claims, liabilities, losses, damages, deficiencies, penalties, fines, costs or expenses (including, without limitation, the fees and expenses of investigation and counsel) (collectively, "Losses"), arising out of or resulting from (i) any breach of the representations and warranties contained in Article 5; (ii) any breach in any material respect by the Stockholder or Company of any covenant or agreement of the Stockholder or Company contained in or arising out of this Agreement or (iii) any and all actions, suits, proceedings, claims, demands, assessments and judgments incidental to the foregoing to the enforcement of such indemnification; provided, that (A) the Stockholders shall not be liable to the Omnicare Indemnitees for breach of the representations and warranties set forth at Section 5.18(g), Section 5.18(h), or
Section 5.18(j) of this Agreement to the extent that such breach relates solely to (i) the activities or conduct of any third party engaged by the Company to accept, treat, transport, store, dispose, recycle or remove Hazardous Substances (other than activities or conduct occurring at properties owned, operated, occupied, or otherwise used (other than solely by such third party as agent for the Company or such Subsidiary) by Company or any Subsidiary) or (ii) the facilities or sites selected by any such persons for the treatment or disposal of any Hazardous Substances (other than facilities or sites owned, operated, occupied or otherwise used (other than solely by such third party as agent for the Company or such Subsidiary) by the Company or any Subsidiary), unless and until any and all of the Omnicare Indemnitee Losses (of any nature) on a cumulative basis exceed $350,000 in the aggregate (in which case the Stockholders shall only be liable for the amount of such Losses in excess of $350,000); provided further, however, that this Section 10.1(b)(A) shall not limit or condition in any way the Stockholders' liability under this Agreement arising from or related to any violation of Environmental Laws by the Company or any Subsidiary; and (B) the Stockholders shall not be liable to the Omnicare Indemnitees for breach of any other representation or warranty contained in
Article 5 not covered by the immediately preceding clause (A) unless and until any and all of the Omnicare Indemnitee Losses (of any nature) on a cumulative basis exceed $200,000 in the aggregate (in which case the Stockholders shall only be liable for the full amount of such Losses in excess of $200,000). Each Stockholder, severally and not jointly, hereby agrees to defend, indemnify and hold the Omnicare Indemnitees harmless from and against any and all Losses arising out of or resulting from any breach of any representation or warranty by such Stockholder contained in Article 6; provided; that such Stockholder shall not be liable to the Omnicare Indemnitees for any such breach unless and until the Losses of such Omnicare Indemnitees on a cumulative basis arising out of such breach exceed $50,000 in the aggregate (in which case such Stockholder shall only be liable for the full amount of such Losses in excess of $50,000). Notwithstanding the foregoing, in no event shall the Stockholders' aggregate liability pursuant to this Article 10 (over and above any threshold amounts described above) exceed two million dollars.

     (c) Promptly after the receipt by the Omnicare Indemnitees of a notice of any claim, action, suit or proceeding of any third party which is subject to indemnification hereunder, such party or parties (the "Indemnified Party") shall give written notice of such claim (a "Notice of Claim") to the party or parties obligated to provide indemnification hereunder (collectively, the "Indemnifying Party"), stating the nature and basis of such claim and the amount thereof, to the extent known. The failure of the Indemnified Party to so notify the Indemnifying Party shall not impair the Indemnified Party's ability to seek indemnification from the Indemnifying Party, except to the extent that the Indemnifying Party is materially prejudiced. The Indemnifying Party shall be entitled to participate in the defense or settlement of such matter and the parties agree to cooperate in any such defense or settlement and to give each other full access to all information relevant thereto. The Indemnifying Party shall not be obligated to indemnify an Indemnified Party hereunder for any settlement entered into without the Indemnifying Party's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If any Notice of Claim relates to a claim by a person or persons other than any federal, state, local or foreign Tax authority, and the amount of such claim is acknowledged by the Indemnifying Party to be fully covered by the foregoing indemnity, as limited herein, the Indemnifying Party may elect to defend against such claim at its own expense, in lieu of the Indemnified Party assuming such defense; provided, that the Indemnified Party shall be entitled to participate in or monitor such defense at its own expense and the Indemnifying Party will fully cooperate with the Indemnified Party and its counsel with respect thereto. If the Indemnifying Party elects to assume such defense, the Indemnifying Party shall retain counsel reasonably satisfactory to the Indemnified Party. No compromise or settlement of such claim may be effected by the Indemnifying Party without the consent of the Indemnified Party (which shall not be unreasonably withheld) unless (i) there is no finding or admission of any violation of law and no effect on any other claims that may be made against such Indemnified Party and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. If a Notice of Claim relates to a claim by a federal, state, local or foreign Tax authority and the Indemnifying Party requests that the Indemnified Party accept a settlement offer (other than an offer conditioned upon the Indemnified Party's agreement with respect to any other issue not deemed a Loss hereunder) and agrees to pay the indemnity with respect thereto, then the Indemnified Party shall either (i) accept such settlement offer or (ii) not accept such settlement offer, in which case the Indemnifying Party shall only be liable to the Indemnified Party for the amount the Indemnifying Party would have been required to pay the Indemnified Party had the Indemnified Party accepted the settlement offer.

     (d) Notwithstanding any provision in this Article 10 to the contrary, any claim for indemnification in respect of which notice is given in accordance with the provisions of Section 10.1(a) hereof prior to the expiration of the Survival Period shall survive with respect to such claim until final resolution thereof.

                                   ARTICLE 11

                                  TERMINATION

     11.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of Company, by the mutual consent of Omnicare and Company.

     11.2. Termination by Either Omnicare or Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Omnicare or Company if (a) the Merger shall not have been consummated by November 30, 1997, or (b) the approval of Company's stockholders required by
Section 9.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof or (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used all reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by the date specified in that clause.

     11.3. Termination by Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, if (a) before the date on which approval by the stockholders of Company referred to in Section 9.1(a) is obtained, by action of the Board of Directors of Company in the exercise of its good faith judgment as to fiduciary duties to its stockholders imposed by law, based upon the written opinion of outside counsel, the Board of Directors of Company determines that such termination is required by reason of an Alternative Proposal being made; provided, however, that Company shall (i) notify Omnicare promptly of such receipt of such Alternative Proposal and (ii) notify Omnicare promptly of its intention to recommend such Alternative Proposal to Company stockholders, but in no event shall the notice referred to in clause
(ii) be given less than five business days prior to the earlier of the public announcement of such recommendation or Company's termination of this Agreement,
(b) there has been a breach by Omnicare
or Merger Sub of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a material adverse effect on the transactions contemplated by this Agreement or on the business, earnings, assets, liabilities, financial or other condition or results of operations of Omnicare, or (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Omnicare, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Company to Omnicare.

     11.4. Termination by Omnicare. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Omnicare, if (a) the Board of Directors of Company shall have withdrawn or modified in a manner materially adverse to Omnicare its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative Proposal to Company stockholders, or (b) there has been a breach by Company or the Stockholders of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a material adverse effect on the transactions contemplated by this Agreement or a Material Adverse Effect, or (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Company or the Stockholders, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Omnicare to Company or the Stockholders, as the case may be.

     11.5. Effect of Termination and Abandonment. (a) In the event that any person or entity shall have made an Alternative Proposal more favorable to the stockholders of Company than the Merger and thereafter this Agreement is terminated pursuant to Sections 11.2(c), 11.3(a) or 11.4, then Company shall, on the day of such termination, pay Omnicare a fee of $2,000,000, which amount shall be payable by wire transfer of same day funds. Company acknowledges that the agreement contained in this Section 11.5(a) is an integral part of the transactions contemplated in this Agreement, and that, without this agreement, Omnicare and Merger Sub would not enter into this Agreement.

     (b) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 11, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section
11.5 and Sections 8.7 and 8.13. Moreover, in the event of termination of this Agreement pursuant to clauses (b) or (c) of Section 11.3 or 11.4 (other than termination pursuant to Section 11.4 which has resulted in payment of the amount described in Section 11.5), nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

     11.6. Extension, Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 12

                               GENERAL PROVISIONS

     12.1. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

    If to Omnicare or Merger Sub:                If to Company or the Stockholders:

    Joel F. Gemunder                             Dr. Dale Evans, Ph.D.
    President                                    President and Chief Stockholder Officer
    Omnicare, Inc.                               COROMED, Inc.
    2800 Chemed Center                           Rensselaer Technology Park
    255 East Fifth Street                        185 Jordan Road
    Cincinnati, Ohio 45202                       Troy, New York 12180-8343
    Facsimile: (513) 762-6905                    Facsimile: (518) 283-1807

    With copies to:                              With copies to:

    Morton A. Pierce                             Stephen M. Goodman
    Dewey Ballantine                             Morgan, Lewis & Bockius
    1301 Avenue of the Americas                  2000 One Logan Square
    New York, New York 10019                     Philadelphia, Pennsylvania 19103
    Facsimile: (212) 259-6333                    Facsimile: (215) 963-4663

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

     12.2. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of
Article 10 nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     12.3. Entire Agreement. This Agreement, the Exhibits, the Company Schedules, the Stockholder Schedules, the Omnicare Schedules, the Support Agreement and the Confidentiality Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto, including without limitation the Initial Agreement. All references in the Support Agreement to the "Merger Agreement" shall refer to this Agreement. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     12.4. Amendment. This Agreement may be amended by the parties hereto, by action for the corporate parties taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of Company, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     12.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

     12.6. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     12.7. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     12.8. Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

     12.9. Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     12.10. Incorporation of Schedules and Exhibits. The Company Disclosure Schedules, the Stockholder Schedules, the Omnicare Disclosure Schedules and all other Schedules and Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     12.11. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     12.12. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

     12.13. Subsidiaries. As used in this Agreement, the word "Subsidiary" or "Subsidiaries" means any corporation or other organization, whether incorporated or unincorporated, of which Company directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which Company is a general partner.

     12.14. Material Adverse Effect. As used in this Agreement, the words "Material Adverse Effect" means any event, circumstance or set of facts that has or is reasonably likely to have a material adverse effect on the business, earnings, assets, liabilities, financial or other condition or results of operations of Company and its Subsidiaries taken as a whole. The words "Material Adverse Effect" shall not include changes in the financial condition of the Company from April 1, 1997 through June 30, 1997 disclosed on the June Income Statement.

     12.15. Knowledge. As used in this Agreement, the words "knowledge of Company" or "best of Company's knowledge" or "known to Company" or similar phrases shall mean the actual knowledge of the Stockholders and the executive officers of Company and its Subsidiaries and the knowledge reasonably imputed to such persons assuming prudent performance of their respective duties as officers and directors of the Company.

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.

OMNICARE, INC.                                   STOCKHOLDERS:

By: /s/ JOEL F. GEMUNDER                         By: /s/ DALE B. EVANS, PH.D.
    -----------------------------------------    -----------------------------------------
    Name: Joel F. Gemunder                           DALE B. EVANS, PH.D.
    Title: President
                                                 By: /s/ ALICE G. FEDORY
COROMED ACQUISITION CORPORATION                      -----------------------------------------
                                                     ALICE G. FEDORY

By: /s/ JOEL F. GEMUNDER                         By: /s/ THOMAS J. MASSEY
    -----------------------------------------    -----------------------------------------
    Name: Joel F. Gemunder                           THOMAS J. MASSEY
    Title: President
                                                 By: /s/ RONALD E. WEISHAAR, PH.D.
COROMED, INC.                                        -----------------------------------------
                                                     RONALD E. WEISHAAR, PH.D.

By: /s/ DALE B. EVANS
    -----------------------------------------
    Name: Dale B. Evans
    Title: President and Chief Executive
    Officer

                                                                       EXHIBIT A
                                                                       TO MERGER
                                                                       AGREEMENT

                            FORM OF AFFILIATE LETTER

Omnicare, Inc.
2800 Chemed Center
255 East Fifth Street
Cincinnati, Ohio 45202

Ladies and Gentlemen:

     I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of COROMED, Inc., a Delaware corporation ("Company"), as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), or (ii) used in and for purposes of Accounting Series, Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Amended and Restated Agreement and Plan of Merger dated as of August 19, 1997 (the "Agreement"), by and among Omnicare, Inc., a Delaware corporation ("Omnicare"), Coromed Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Omnicare ("Merger Sub"), Company and the Stockholders who are signatories thereto, Merger Sub will be merged with and into Company (the "Merger").

     As a result of the Merger, I may receive shares of common stock, par value $1.00 per share, of Omnicare (the "Omnicare Securities") in exchange for shares owned by me of common stock, par value $.01 per share, of Company.

     I represent, warrant and covenant to Omnicare that in the event I receive any Omnicare Securities as a result of the Merger:

     A. I shall not make any sale, transfer or other disposition of the Omnicare Securities in violation of the Act or the Rules and Regulations.

     B. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Omnicare Securities to the extent I felt necessary, with my counsel or counsel for Company.

     C. I have been advised that the issuance of Omnicare Securities to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the stockholders of Company, I may be deemed to have been an affiliate of Company and the distribution by me of the Omnicare Securities has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Omnicare Securities issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Omnicare, or pursuant to a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

     D. I understand that Omnicare is under no obligation to register the sale, transfer or other disposition of the Omnicare Securities by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

     E. I also understand that stop transfer instructions will be given to Omnicare's transfer agents with respect to the Omnicare Securities and that there will be placed on the certificates for the Omnicare Securities issued to me, or any substitutions therefor, a legend stating in substance:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A
     TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF

     1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED
                    , BETWEEN THE REGISTERED HOLDER HEREOF AND OMNICARE, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF OMNICARE, INC."

     F. I also understand that unless the transfer by me of my Omnicare Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Omnicare reserves the right to put the following legend on the certificates issued to my transferee:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

     It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act or this Agreement. It is understood and agreed that such legends and the stop orders referred to above will be removed if (i) one year shall have elapsed from the date the undersigned acquired the Omnicare Securities received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the Omnicare Securities received in the Merger and the provisions of Rule 145(d)(3) are then available to the undersigned, or (iii) Omnicare has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Omnicare, or a "no action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

     I further represent to and covenant with Omnicare that I will not sell, transfer or otherwise dispose of any Omnicare Securities received by me in the Merger or any other shares of the capital stock of Omnicare until after such time as financial results covering at least 30 days of combined operations of Company and Omnicare have been published by Omnicare, in the form of a quarterly earnings report, an effective registration statement registered with the Commission, a report to the Commission on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations. Omnicare shall notify the "affiliates" of the publication of such results. Notwithstanding the foregoing, I understand that I will not be prohibited from selling up to 10% of the Omnicare Securities received by me in the Merger during the aforementioned period.

     Execution of this letter should not be considered an admission on my part that I am an "affiliate" of Company as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

     With a view to making available to me the benefits of Rule 145(d)(1) or any successor rule thereto, Omnicare agrees to use its reasonable efforts to file with the Commission in a timely manner all reports required to be filed by Omnicare under Sections 13 and 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act") for as long as the Omnicare Securities are registered pursuant to Section 12 of the Exchange Act or until such earlier time as any other rule or regulation of the Commission is available which permits me to sell Omnicare Securities to the public without registration under the Act.

     If, upon consummation of the Merger, the Omnicare Securities which I receive pursuant to the Merger have not been registered under the Act, Omnicare agrees to use its reasonable best efforts to file with the Commission, as promptly as practicable, a Registration Statement on Form S-3 for an offering to be made on a continuous basis pursuant to Rule 415 of the Act registering the resale by me of such Omnicare Securities.

Omnicare agrees to use its reasonable best efforts to keep such Registration Statement effective under the Act until the earlier of one year from the effective date of the Merger and the date on which all such Omnicare Securities are sold. Notwithstanding the foregoing, the Company may, at its discretion in good faith and for business reasons, suspend use of such Registration Statement, in which case the one year period referenced in the previous sentence shall be extended for the length of all such suspensions. I will cooperate with Omnicare in connection with such registration and will provide to Omnicare such information in connection therewith as it may reasonably request.

                                          Very truly yours,

                                          --------------------------------------
                                          Name:

Agreed and Accepted this
  day of                , 1997

OMNICARE, INC.

By:
----------------------------------------------------
    Name:
    Title:

                                                                      APPENDIX B

                                 SUPPORT AGREEMENT

     THIS SUPPORT AGREEMENT is made and entered into as of January 27, 1997, by and among Omnicare, Inc., a Delaware corporation ("Omnicare"), COROMED, Inc., a Delaware corporation (the "Company") and Dale B. Evans, Ph.D., Alice G. Fedory, Thomas J. Massey and Ronald E. Weishaar, Ph.D., each being a stockholder (each, a "Stockholder," and collectively, the "Stockholders") of the Company.

     WHEREAS, concurrently with the execution and delivery of this Agreement, Omnicare, Coromed Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Omnicare ("Merger Sub"), the Company and the Stockholders are entering into an Agreement and Plan of Merger (the "Merger Agreement"), providing for, among other things, the merger (the "Merger") of Merger Sub with and into the Company, as a result of which the outstanding shares of common stock, par value $.01 per share, of the Company (the "Company Common Stock") will be converted into the right to receive shares of common stock, par value $1.00 per share, of Omnicare (the "Omnicare Common Stock"), and the Company will become a wholly-owned subsidiary of Omnicare;

     WHEREAS, the Stockholders are collectively the owners beneficially and of record of the number of shares of the Company Common Stock set forth on Schedule A (collectively, the "Existing Shares," together with any shares of Company Common Stock acquired after the date hereof, hereinafter collectively referred to as the "Shares"); and

     WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Omnicare has requested that the Stockholders agree, and the Stockholders have agreed, to support the Merger as provided herein. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

     NOW, THEREFORE, to induce Omnicare to enter into the Merger Agreement and in consideration of the aforesaid and the mutual representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1. Option. (a) Grant of Option. Subject to the terms of this Section 1, each Stockholder hereby grants to Omnicare an irrevocable option (the options granted by the Stockholders being collectively referred to herein as the "Option") to purchase, in whole but not in part, at the election of Omnicare, all of such Stockholder's Shares in exchange for the number of shares of Omnicare Common Stock equal to the number of Shares to be purchased by Omnicare multiplied by the Exchange Ratio (calculated using the date the Option is exercised as the deemed date of the Effective Time for purposes of calculating the Average Closing Price) (the "Purchase Price"). Each Stockholder may elect, in his or her sole discretion, to cause Omnicare to pay all or a portion of the Purchase Price in cash, with each share of Omnicare Common Stock that would have been issued hereunder being deemed to have a value equal to the Average Closing Price calculated as set forth above. If Omnicare elects to exercise the Option with respect to one Stockholder, then Omnicare must elect to exercise the Option with respect to all Stockholders.

     (b) Closing. Subject to the terms and conditions of this Agreement, if Omnicare elects to exercise the Option in accordance with Section 1(c) hereof, each Stockholder will, at the Closing (as defined in Section 1(c)), sell, transfer, assign and deliver such Stockholder's Shares to Omnicare, and Omnicare will acquire, accept, purchase and pay for such Stockholder's Shares.

     (c) Exercise of Option. The Option may only be exercised by Omnicare, in whole but not in part, following the occurrence of a Purchase Event (as defined below); provided, that the Option shall terminate upon the earlier of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms (other than upon or during the continuance of a Purchase Event) or
(iii) one month following any termination of the Merger Agreement upon or during the continuance of a Purchase Event (or, if, at the expiration of such one month period the Option cannot be exercised by reason of any applicable judgment, decree or order, 20 business days after such impediment to exercise shall have been removed or shall become final and not subject to appeal).

     The term "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof: (i) Coromed shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) or
(ii) the Merger Agreement shall have been terminated by Omnicare or the Company under circumstances which would entitle Omnicare to termination fees under
Section 11.5 of the Merger Agreement.

     The Stockholders shall notify Omnicare promptly in writing of the occurrence of any Acquisition Transaction; provided, however, that the giving of such notice by the Stockholders shall not be a condition to the right of Omnicare to exercise the Option.

     In the event Omnicare wishes to exercise the Option, Omnicare shall send a written notice (a "Closing Notice") to the Stockholders specifying a place and time (the "Closing Date") between one and ten business days inclusive from the date of the Closing Notice for the closing of such purchase (the "Closing").

     (d) Payment for Shares; Delivery of Shares. Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties and covenants of each Stockholder contained herein and in full payment for the Shares, at the Closing, Omnicare will deliver, or cause to be delivered, to each Stockholder, certificates representing the shares of Omnicare Common Stock to be paid pursuant to this Section 1 duly issued to each Stockholder, together with any necessary stock transfer stamps properly affixed, or, at the election of each Stockholder, cash in the amount of the Purchase Price. At the Closing, each Stockholder will deliver, or cause to be delivered, to Omnicare certificates representing such Stockholder's Shares duly endorsed to Omnicare or accompanied by stock powers duly executed by such Stockholder in blank, together with any necessary stock transfer stamps properly affixed.

     (e) Adjustments. In the event of any change in the Company Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like, (i) the number and kind of Shares subject to this Agreement and the purchase price per Share pursuant to the Option shall be appropriately adjusted to reflect changes made in the Company Common Stock so that Omnicare shall receive, upon exercise of the Option and payment of the Purchase Price, the number and class of shares, other securities, property or cash that Omnicare would have received in respect of the Shares if the Option had been exercised and the Shares had been issued to Omnicare immediately prior to such event or the record date therefor, as applicable, and
(ii) the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged and such dividends, distributions and shares, as the case may be, shall be paid to Omnicare at the Closing or promptly following the receipt of such dividend or distribution, if the Closing theretofore shall have occurred.

     2. Agreement to Vote Shares. Each Stockholder agrees that, during the period commencing on the date hereof and continuing until the termination of the Option, he or she will vote (or cause to be voted) all of the Shares which such Stockholder is entitled to vote (or to provide his or her written consent thereto) at any annual, special or other meeting of the stockholders of the Company, and at any adjournment or adjournments thereof, or by written consent without a meeting with respect to all Shares as follows: (i) in favor of approval and adoption of the Merger Agreement, the terms thereof and each of the other transactions contemplated by the Merger Agreement; and (ii) against any action or agreement other than the Merger Agreement or the transactions contemplated thereby that would impede, interfere with, delay, postpone or attempt to discourage the Merger, including without limitation: (a) any extraordinary corporate transaction, such as a merger, acquisition, consolidation, reorganization, share exchange, tender offer, exchange offer or similar transaction involving the Company or any Subsidiary; or (b) a sale or transfer, directly or indirectly, of a substantial equity interest in or a substantial portion of the assets of the Company or any Subsidiary (each an "Acquisition Transaction").

     3. Agreement to Retain Shares. Each Stockholder hereby covenants and agrees that during the period commencing on the date hereof and continuing until the termination of the Option, such Stockholder will not, and will not agree to, directly or indirectly, without the prior written consent of Omnicare (i) sell, transfer, assign, pledge, hypothecate, cause to be redeemed or otherwise dispose of any of the Shares beneficially owned by him or her; (ii) grant any proxy or interest in or with respect to such Shares or deposit such Shares into a voting trust or enter into a voting agreement or any arrangement with respect to such Shares; or (iii) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing his or her obligations under this Agreement. In addition, during the period commencing on the date hereof and continuing until the termination of the Option, each Stockholder covenants and agrees that such Stockholder will not initiate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to, or engage in negotiations concerning, provide any confidential information or data to, or have any discussions with, any individual, corporation, partnership or other person, entity or group relating to, an Acquisition Transaction. The Stockholders further covenant and agree that during the period commencing on the date hereof and continuing until the termination of the Option, the Stockholders will collectively be the beneficial and record owners of a majority of the outstanding shares of Company Common Stock on a fully diluted basis (assuming all options to purchase shares of Company Common Stock are exercised in full).

     4. Representation and Warranties of the Stockholders. Each Stockholder represents and warrants to Omnicare that (a) on the date hereof he or she is the beneficial and record owner of the number of Existing Shares set forth opposite his or her name on Schedule A hereto, which Existing Shares collectively represent 60.33386% of all outstanding shares of Company Common Stock 59.75196% of all outstanding shares of Company Common Stock on a fully diluted basis assuming the exercise of all outstanding options; (b) such Existing Shares are all of the securities of the Company owned of record or beneficially by such Stockholder on the date hereof (other than shares representing less than 1.0% of the outstanding shares of Company Common Stock held jointly with a spouse); (c) each Stockholder has, and Omnicare will receive at the Closing, good and marketable title to all of such Stockholder's Shares free and clear of all claims, liens, pledges, options, charges, security interests or other similar interests, encumbrances, judgments or imperfections of title of any nature whatsoever (collectively, "Encumbrances") and with no restriction on the voting rights pertaining thereto; (d) each Stockholder has not granted any proxy with respect to Shares or deposited such Shares into a voting trust; (e) each Stockholder is not a party to any agreement, contract, commitment or understanding (other than this Agreement) which affects or relates to the voting or giving of written consents with respect to the Shares or any Stockholder's beneficial ownership of the Shares other than the Shareholders Agreement referred to in Section 5 below; and (f) each Stockholder does not have any rights to acquire additional shares of Company Common Stock except pursuant to stock options granted under the Company Stock Option Plan.

     5. Waiver of Rights. The Company and each Stockholder hereby waive any and all rights which any of them may have in connection with the transactions contemplated by this Agreement pursuant to any Shareholders Agreement entered into by the Company and any Stockholder.

     6. Legends. (i) Promptly after the execution of this Agreement, and upon the acquisition of any additional Shares during the term of this Agreement, each Stockholder agrees to cause the following legend to be set forth on all certificates representing his or her Shares:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND RIGHTS OF OMNICARE, INC. AND COROMED ACQUISITION CORPORATION AS SET FORTH IN THAT CERTAIN SUPPORT AGREEMENT, DATED AS OF JANUARY 27, 1997, A COPY OF WHICH WILL BE PROVIDED TO THE HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON THE RECEIPT BY OMNICARE OF A WRITTEN REQUEST THEREFOR, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED, CAUSED TO BE REDEEMED OR OTHERWISE DISPOSED OF OR ENCUMBERED EXCEPT IN COMPLIANCE WITH SAID SUPPORT AGREEMENT."

     (ii) Upon exercise of the Option, all certificates representing shares of Company Common Stock issued to Omnicare shall be endorsed with a legend to reflect the restrictions imposed by the Securities Act of 1933, as amended (the "Securities Act").

     (iii) Upon exercise of the Option, all certificates representing shares of Omnicare Common Stock issued to such Stockholder, if any, shall be endorsed with a legend to reflect the restrictions imposed by the Securities Act.

     7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of law.

     8. Binding Effect and Assignment. This agreement shall be binding upon, inure to the benefit of, and be enforceable by the successors and permitted assigns of the parties hereto. This Agreement and the rights hereunder may not be assigned or transferred by Omnicare, except that Omnicare may assign its rights hereunder to any direct or indirect subsidiary.

     9. Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any individual, corporation, partnership or other person, entity or group to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder's heirs, guardians, administrators or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

     10. Specific Performance; Injunctive Relief; Revocation of Proxies. The parties acknowledge and agree that performance of their respective obligations hereunder will confer a unique benefit on the other and that a failure of performance will not be compensable by money damages. The parties therefore agree that this Agreement shall be specifically enforceable and that specific enforcement and injunctive relief shall be available to Omnicare and the Stockholders for any breach of any agreement, covenant or representation hereunder. This Agreement shall revoke all prior proxies given by each Stockholder at any time with respect to the Shares.

     11. Additional Documents. Each Stockholder will, upon request, execute and deliver any additional documents and take such actions as may reasonably be deemed by Omnicare to be necessary to complete the Agreement granted herein or to carry out the provisions hereof.

     12. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

                  If to Omnicare:

                  Joel F. Gemunder
                  President
                  Omnicare, Inc.
                  2800 Chemed Center
                  255 East Fifth Street
                  Cincinnati, Ohio 45202
                  Facsimile: (513) 762-6905

                  with a copy to:

                  Morton A. Pierce
                  Dewey Ballantine
                  1301 Avenue of the Americas
                  New York, New York 10019
                  Facsimile: (212) 259-6333

                  If to the Stockholders:

                  At the addresses set forth on
                  Schedule A hereto

                  with a copy to:

                  Stephen M. Goodman
                  Morgan, Lewis & Bockius
                  2000 One Logan Square
                  Philadelphia, Pennsylvania 19103
                  Facsimile: (215) 963-4663

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

     13. Severability. If any term, provision, covenants, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall not in any way be affected, impaired or invalidated.

     14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original for all purposes, but such counterparts taken together shall constitute one and the same document.

     IN WITNESS WHEREOF, Omnicare, the Company and the Stockholders have caused this Agreement to be duly executed on the date first written above.

                                          OMNICARE, INC.

                                          By: /s/ JOEL F. GEMUNDER
                                            ------------------------------------
                                            Name: Joel F. Gemunder
                                            Title: President

COROMED, INC.

By: /s/ DALE B. EVANS
    --------------------------------------------------------
    Name: Dale B. Evans
    Title: President and Chief Executive Officer

THE STOCKHOLDERS:

By: /s/ DALE B. EVANS, PH.D.
    --------------------------------------------------------
    Dale B. Evans, Ph.D.

By: /s/ ALICE G. FEDORY
    --------------------------------------------------------
    Alice G. Fedory

By: /s/ THOMAS J. MASSEY
    --------------------------------------------------------
    Thomas J. Massey

By: /s/ RONALD E. WEISHAAR, PH.D.
    --------------------------------------------------------
    Ronald E. Weishaar, Ph.D.

                                   SCHEDULE A

                                   NAME:                                  NUMBER OF SHARES
     -----------------------------------------------------------------    ----------------
     Dale B. Evans, Ph.D..............................................         127,885
     16 Amity Pointe
     Clifton Park, NY 12065
     Alice G. Fedory..................................................         129,231
     78 Manix Road
     East Greenbush, NY 12061
     Thomas J. Massey.................................................         115,681
     50 Galmoral Court
     Valatie, NY 12184
     Ronald E. Weishaar, Ph.D.........................................          11,000
     6 Algonquin Road
     Clifton Park, NY 12065

                                                                      APPENDIX C

                               SECTION 262 OF THE
                        DELAWARE GENERAL CORPORATION LAW

     262 APPRAISAL RIGHTS. -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to subsection (g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving resulting corporation.

                                                                      APPENDIX D

              [Letterhead Of Wessels, Arnold & Henderson, L.L.C.]

August 14, 1997

The Board of Directors
COROMED, Inc.
Rensselaer Technology Park
185 Jordan Road
Troy, NY 12180

Ladies and Gentlemen:

     You have requested us to render an opinion as to the fairness, from a financial point of view, to the stockholders of COROMED, Inc. ("COROMED" or the "Company"), of the consideration to be received by COROMED's stockholders in the proposed merger of COROMED (the "Merger") with COROMED Acquisition Corporation, a wholly owned subsidiary of Omnicare, Inc. ("Omnicare"), pursuant to the terms of the Amended and Restated Agreement and Plan of Merger, by and among COROMED, COROMED Acquisition Corporation and Omnicare ("the Agreement'). Capitalized terms used herein shall have the meaning used in the Agreement unless otherwise defined herein.

     Pursuant to the Agreement, Omnicare will acquire all of the outstanding stock of COROMED in exchange for shares of Omnicare Common Stock having an aggregate value of $15,000,000 as determined in accordance with, and subject to the adjustments contemplated by, the exchange ratio formula set forth in Section
4.2 of the Agreement. Following the Merger, COROMED will be a wholly owned subsidiary of Omnicare.

     Wessels, Arnold & Henderson, L.L.C. ("Wessels, Arnold & Henderson"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as financial advisor to the COROMED Board of Directors in connection with the Merger and will receive fees for our services, including the rendering of this opinion.

     In connection with our review of the Merger, and in arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of the most recent draft of the Agreement; (ii) reviewed and analyzed certain publicly available financial statements and other publicly available information of Omnicare; (iii) reviewed and analyzed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company; (iv) reviewed and analyzed certain financial projections concerning the Company prepared by the management of the Company;
(v) reviewed and analyzed certain publicly available financial projections concerning Omnicare prepared by institutional equity research analysts; (vi) conducted discussions with members of the senior management of the Company with respect to the business and prospects of the Company; (vii) reviewed the historical and projected financial performance and market valuations of certain comparable, publicly traded companies; and (viii) reviewed the financial terms, to the extent publicly available, of certain comparable transactions. In addition, we have conducted such other analyses and examinations and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

     In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial, legal, tax and other information provided to us by the Company and Omnicare, and have not independently verified such information. We have not performed an independent evaluation or appraisal of any

The Board of Directors, COROMED, Inc.
August 14, 1997
Page  2

of the respective assets or liabilities of the Company or Omnicare and we have not been furnished with any such valuations or appraisals. With respect to the Company's financial forecasts, we have assumed that they have been reasonably prepared on the bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. With respect to the financial forecasts prepared by institutional equity research analysts about Omnicare, we have assumed that they have been reasonably prepared on the bases reflecting the best currently available estimates and judgments of such analysts as to the future financial performance of Omnicare. We have also assumed that the Merger will qualify for pooling-of-interests accounting treatment and be a tax-free transaction for the stockholders of COROMED.

     This letter is provided for the information of the Board of Directors of the Company. This letter may not be published or otherwise used and no public references to Wessels, Arnold & Henderson, L.L.C. may be made without our prior consent. Further, our opinion speaks only as of the date hereof and is based on conditions as they exist and information which we have been supplied as of the date hereof. We specifically disclaim any obligation to update our opinion after the date hereof. This opinion is not intended to be and shall not be deemed to be a recommendation to any shareholder of the Company as to how to vote with respect to the Merger.

     Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the consideration to be received by COROMED's stockholders in the proposed Merger, as described in the Agreement, is fair, from a financial point of view, to such stockholders.

Very truly yours,

Wessels, Arnold & Henderson, L.L.C.

By: /s/ BRYSON D. HOLLIMON
    --------------------------------------------------------
    Bryson D. Hollimon
    Managing Director and
    Head of Investment Banking

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Omnicare Certificate provides that a director of Omnicare will not be liable to Omnicare or its stockholders for monetary damages for breach of fiduciary duty as a director, to the full extent permitted by the DGCL, as amended or interpreted from time to time.

     DGCL sec. 102(b)(7) allows a company to limit the personal liability of the directors of the company for violations of their fiduciary duties. In effect, a director will not be personally liable for monetary damages for actions involving a breach of his fiduciary duty of care, including any such actions involving gross negligence. However, a director's liability to the company or its stockholders for monetary damages may not be eliminated or limited (i) for any breach of the director's duty of loyalty to the company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

     In addition, the Omnicare Certificate states that Omnicare shall, to the full extent permitted by the DGCL, as amended or interpreted from time to time, indemnify all directors, officers and employees whom it may indemnify pursuant thereto and in addition, Omnicare may, to the extent permitted by the DGCL, indemnify agents of Omnicare or other persons.

     DGCL sec. 145 gives a corporation broad powers to indemnify officers, directors and employees who were, are or are threatened to be made party to a suit due to their roles as such or were serving at the request of the corporation as a director, officer, or employee or agent of another entity at the request of the corporation, against expenses (including attorneys' fees), judgments, fines and settlement fees, if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation. The indemnification allowed under DGCL sec. 145 is not deemed exclusive of any other rights that such person may be entitled to under any bylaw, agreement, vote of stockholders or disinterested directors.

     DGCL sec. 145 also allows a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against any liability asserted against such person whether or not the corporation would have the power to indemnify him against such liability under this section.

     Omnicare carries Liability Insurance for its directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

   2.1 --   Amended and Restated Agreement and Plan of Merger, dated as of August 19, 1997, by and among Omnicare, Merger Sub, Coromed and certain Principal Stockholders of
            Coromed. Attached as Appendix A to the Proxy Statement/Prospectus included in this
            Registration Statement.
   2.2 --   Support Agreement, dated as of January 27, 1997, by and among Omnicare and certain
            Principal Stockholders of Coromed. Attached as Appendix B to the Proxy
   2.3 --   Amendment No. 1, dated as of November 4, 1997, to the Amended and Restated Agreement
            and Plan of Merger filed as Exhibit 2.1 hereto.**
   3.1 --   Statement/Prospectus included in this Registration Statement. Restated Certificate of Incorporation of Omnicare.(1)
   3.2 --   Amended Bylaws of Omnicare.(2)

   4.1 --   Indenture, dated as of October 1, 1993, between Omnicare and NBD Bank, N.A.,
            Trustee, as amended October 20, 1993, for the 5 3/4% Convertible Subordinated Notes
            due 2003. Incorporated by reference from Registrant's Form 8-K, filed October 20,
            1993.
   5.1 --   Opinion of Dewey Ballantine.*
   8.1 --   Opinion of Morgan, Lewis & Bockius LLP as to certain federal income tax matters.**
  10.1 --   Executive Salary Protection Plan, as amended, May 22, 1981.(3)
  10.2 --   1981 Stock Incentive Plan, as amended. Incorporated by reference from Registrant's
            Form 10-K, filed March 25, 1988.
  10.3 --   1989 Stock Incentive Plan. Incorporated by reference from Registrant's Proxy
            Statement for 1989 Annual Meeting of Principal Stockholders dated April 10, 1989.
  10.4 --   1992 Long-Term Stock Incentive Plan. Incorporated by reference from Registrant's
            Proxy Statement for 1992 Annual Meeting of Principal Stockholders dated April 6,
            1992.
  10.5 --   1995 Premium-Priced Stock Option Plan. Incorporated by reference from Registrant's
            Proxy Statement for 1995 Annual Meeting of Principal Stockholders dated April 10,
            1995.
  10.6 --   Excess Benefits Plan. Incorporated by reference from Registrant's Form 10-K, filed
            March 25, 1988.
  10.7 --   Asset Purchase Agreement, dated as of March 18, 1993, between Omnicare and Clar-Ron,
            Inc. Incorporated by reference from Registrant's Form 8-K, filed April 7, 1993.
  10.8 --   Asset Purchase Agreement, dated as of September 2, 1994, between Omnicare and
            Evergreen Pharmaceutical, Inc. Incorporated by reference from Registrant's Form 8-K, filed September 2, 1994.
  10.9 --   Form of Indemnification Agreement with Directors and Officers. Incorporated by reference from Registrant's Proxy Statement for 1987 Annual Meeting of Principal
            Stockholders dated April 14, 1987.
 10.10 --   Employment Agreements with J.F. Gemunder and C.D. Hodges dated August 4, 1988.
            Incorporated by reference from Registrant's Form 10-K, filed March 29, 1989.
 10.11 --   Amendment to Employment Agreements with J.F. Gemunder and C.D. Hodges dated May 17,
            1993. Incorporated by reference from Registrant's Form 10-K, filed March 25, 1994.
 10.12 --   Employment Agreement with T.R. Marsh dated August 4, 1988 and Amendment dated May
            17, 1993. Incorporated by reference from Registrant's Form 10-K, filed March 25,
            1994.
 10.13 --   Employment Agreement with P.E. Keefe dated March 4, 1993. Incorporated by reference from Registrant's Form 10-K, filed March 25, 1994.
 10.14 --   Employment Agreement with K.W. Chesterman dated May 17, 1993. Incorporated by reference from Registrant's Form 10-K, filed March 25, 1994.
 10.15 --   Amendment to Employment Agreements with J.F. Gemunder, K.W. Chesterman, P.E. Keefe,
            C.D. Hodges and T.R. Marsh dated May 16, 1994. Incorporated by reference from
            Registrant's Form 10-K, filed March 25, 1995.
 10.17 --   Split Dollar Agreement with E.L. Hutton dated June 1, 1995 (Agreement in the same
            Form exists with J.F. Gemunder).(3)
 10.18 --   Split Dollar Agreement with K.W. Chesterman dated June 1, 1995 (Agreements in the same Form exists with the following Executive Officers: C.D. Hodges and P.E.
            Keefe).(3)
 10.19 --   Agreement and Plan of Merger by and among Omnicare, Omnicare Acquisition Corp. and
            American Medserve Corporation dated as of August 7, 1997.(4)
  11.1 --   Statement re computation of per share earnings of Omnicare.*
  11.2 --   Statement re computation of per share earnings of Coromed.*
  21.1 --   Subsidiaries of the Registrant.(3)
  23.1 --   Consent of Dewey Ballantine (included as part of its opinion filed as Exhibit 5.1 hereto).

  23.2 --   Consent of Morgan, Lewis & Bockius LLP (included as part of its opinion filed as
            Exhibit 8.1 hereto).
  23.3 --   Consent of Coopers & Lybrand L.L.P.**
  23.4 --   Consent of Price Waterhouse LLP.**
  23.5 --   Consent of Wessels, Arnold & Henderson, L.L.C.*
  24.1 --   Power of Attorney, included as part of the Signature page in this Registration
            Statement.*
  99.1 --   Form of Proxy for holders of Coromed Common Stock.**
  99.2 --   Form of Letter to Coromed stockholders.**
  99.3 --   Form of Notice to Coromed stockholders.**
  99.4 --   Fairness Opinion of Wessels, Arnold & Henderson, L.L.C. Attached as Appendix D to
            the Proxy Statement/Prospectus included in this Registration Statement.


     (b) FINANCIAL STATEMENT SCHEDULES
        Schedule II -- Valuation & Qualifying Accounts*
---------------

 * Filed previously

** Filed herewith

(1) Incorporated by reference from Registrant's Registration Statement on Form S-3, Registration No. 33-59689.

(2) Incorporated by reference from Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1992.

(3) Incorporated by reference from Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

(4) Incorporated by reference from Item 11(c) of Registrant's Tender Offer Statement on Schedule 14D-1 filed with the Commission on August 14, 1997.

ITEM 22. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expense incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on this 6th day of November, 1997.



November 6, 1997

                                          OMNICARE, INC.

                                          /s/ JOEL F. GEMUNDER
                                          --------------------------------------
                                          Joel F. Gemunder, President

     Pursuant to the requirements of the Securities Act, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


               SIGNATURE                                  TITLE                     DATE
----------------------------------------      -----------------------------  ------------------

*                                             Chairman and Director          November 6, 1997
----------------------------------------      (Principal Executive
Edward L. Hutton                              Director)

*                                             President and Director         November 6, 1997
----------------------------------------      (Principal Executive Officer)
Joel F. Gemunder
*                                             Senior Vice President and      November 6, 1997
----------------------------------------      Chief Financial Office
David W. Froesel, Jr.                         (Principal Financial Officer
                                              and Principal Accounting
                                              Officer)

*                                             Director                       November 6, 1997
----------------------------------------
Ronald K. Bauer

*                                             Director                       November 6, 1997
----------------------------------------
Kenneth W. Chesterman

*                                             Director                       November 6, 1997
----------------------------------------
Charles H. Erhart, Jr.

*                                             Director                       November 6, 1997
----------------------------------------
Mary Lou Fox

/s/ CHERYL HODGES                             Director                       November 6, 1997
----------------------------------------
Cheryl Hodges

*                                             Director                       November 6, 1997
----------------------------------------
Thomas C. Hutton

*                                             Director                       November 6, 1997
----------------------------------------
Patrick E. Keefe

*                                             Director                       November 6, 1997
----------------------------------------
Sandra E. Laney

*                                             Director                       November 6, 1997
----------------------------------------
Andrea R. Lindell

*                                             Director                       November 6, 1997
----------------------------------------
Sheldon Margen, M.D.

               SIGNATURE                                  TITLE                     DATE
----------------------------------------      -----------------------------  ------------------

*                                             Director                       November 6, 1997
----------------------------------------
Kevin J. McNamara

*                                             Director                       November 6, 1997
----------------------------------------
John M. Mount

*                                             Director                       November 6, 1997
----------------------------------------
D. Walter Robbins, Jr.

/s/ Cheryl D. Hodges
----------------------------------------
* By Cheryl D. Hodges as
attorney-in-fact.